UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

STEEL TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, no par value per share, of Steel Technologies Inc. (the “Steel Technologies Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

13,059,257 shares of Steel Technologies Common Stock, including 77,000 restricted shares of Steel Technologies Common Stock; options to purchase 329,150 shares of Steel Technologies Common Stock; and approximately 5,200 directors’ deferred shares of Steel Technologies Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value of the transaction was determined and based upon the sum of (a) the product of 13,059,257 shares of Steel Technologies Common Stock, including 77,000 restricted shares, and the merger consideration of $30.00 per share; (b) the product of options to purchase 329,150 shares of Steel Technologies Common Stock with exercise prices less than $30.00 per share and $16.76 (which is the difference between $30.00 and the weighted average exercise price of $13.24 per share); and (c) the product of approximately 5,200 directors’ deferred shares of Steel Technologies Common Stock and the merger consideration of $30.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee of $12,202 was determined by multiplying 0.0000307 by the sum of the preceding sentence, which is $397,450,264.

(4)	Proposed maximum aggregate value of transaction:

$397,450,264

(5)  Total fee paid:

$12,202

☑  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

15415 Shelbyville Road
Louisville, Kentucky 40245

April 25, 2007

Dear Steel Technologies Shareholder:

On February 28, 2007, the board of directors of Steel Technologies Inc. unanimously adopted and approved an agreement and plan of merger providing for the acquisition of Steel Technologies by Mitsui & Co. (U.S.A.), Inc. through a merger of Bluegrass Acquisition, Inc., a Kentucky corporation wholly-owned by Mitsui & Co. (U.S.A.), Inc., with and into Steel Technologies, with Steel Technologies continuing as the surviving corporation following the merger. Mitsui & Co. (U.S.A.), Inc. is a wholly-owned subsidiary of Mitsui & Co., Ltd., a general trading company headquartered in Japan.

If the merger is completed, holders of Steel Technologies common stock will be entitled to receive $30.00 in cash, without interest and less any applicable withholding taxes, for each share of Steel Technologies common stock they own at the effective time of the merger.

In connection with our merger agreement with Mitsui & Co. (U.S.A.), Inc., we will hold a special meeting of Steel Technologies shareholders on Wednesday, May 30, 2007, at 9:00 a.m., local time, at the Louisville Marriott East, 1903 Embassy Square Boulevard (I-64 and Hurstbourne Lane), Louisville, Kentucky 40299. At this important meeting, shareholders of Steel Technologies will be asked to consider and vote on a proposal to ratify, adopt and approve the merger agreement and to approve a proposal to grant discretionary authority to adjourn the Steel Technologies special meeting to another time or place, if necessary or appropriate, for the purpose of soliciting additional proxies with respect to the merger agreement. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and you are encouraged to read it in its entirety.

The proxy statement provides you with detailed information about the special meeting of Steel Technologies’ shareholders and the proposals to be considered at the special meeting. We encourage you to read the entire proxy statement carefully.

The board of directors of Steel Technologies has unanimously determined that the merger is fair to, and in the best interests of, Steel Technologies and its shareholders and recommends that you vote “FOR” the merger agreement proposal and the adjournment proposal.

Your vote is very important. The affirmative vote of the holders of a majority of the outstanding shares of Steel Technologies common stock is required to ratify, adopt and approve the merger agreement. Whether or not you plan to attend the special meeting, if you are a holder of Steel Technologies common stock, please take the time to vote by completing, signing, dating and promptly returning the enclosed proxy card in the return envelope provided, so that your shares are represented at the special meeting. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person. If you do not return your proxy card, it will have the same effect as a vote against approval of the merger agreement.

On behalf of our board of directors, management and employees, I wish to express my appreciation for your support of Steel Technologies and urge you to support our proposed transaction with Mitsui & Co. (U.S.A.), Inc.

Sincerely,

Bradford T. Ray
Chairman & Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated April 25, 2007, and is first being mailed to shareholders of Steel Technologies on or about April 25, 2007.

15415 Shelbyville Road
Louisville, Kentucky 40245

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on May 30, 2007

To the Shareholders of Steel Technologies Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Steel Technologies Inc., a Kentucky corporation (the “Company”), will be held on Wednesday, May 30, 2007, at 9:00 a.m., local time, at the Louisville Marriott East, 1903 Embassy Square Boulevard (I-64 and Hurstbourne Lane), Louisville, Kentucky 40299, for the following purposes:

1. To consider and vote upon a proposal to ratify, adopt and approve the Agreement and Plan of Merger dated as of February 28, 2007, by and among the Company, Mitsui & Co. (U.S.A.), Inc., a New York corporation, and Bluegrass Acquisition, Inc., a Kentucky corporation and a wholly-owned subsidiary of Mitsui & Co. (U.S.A.), Inc., and the transactions contemplated thereby.

2. To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting to another time or place, if necessary or appropriate, for the purpose of soliciting additional proxies with respect to the merger agreement.

3. To transact such other business as may properly come before the special meeting and any adjournments thereof.

The board of directors of the Company has fixed the close of business on April 18, 2007, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment of it that occurs on or before September 27, 2007.

Holders of the Company’s common stock are entitled to assert their right to dissent from the proposed merger pursuant to and in accordance with Subtitle 13 of the Kentucky Business Corporation Act, KRS 271B.13-010 — 271B.13-310, a copy of which is attached as Annex C to the accompanying proxy statement. See “Dissenters’ Rights” on page 49 of the proxy statement.

We urge you to read the accompanying proxy statement carefully as it contains details of the proposed merger and other important information related to the merger.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is required to ratify, adopt and approve the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do not return your proxy card or vote in person at the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting but will effectively be counted as a vote against ratification, adoption and approval of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The Company’s board of directors has unanimously adopted and approved the merger agreement and recommends that you vote “FOR” the ratification, adoption and approval of the merger agreement and the transactions contemplated thereby, and the grant of discretionary authority to adjourn the special meeting.

By Order of the Board of Directors,

John M. Baumann, Jr.
Secretary
Louisville, Kentucky
April 25, 2007

IMPORTANT — PLEASE VOTE YOUR PROXY PROMPTLY.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

i

Annexes

Annex A	Agreement and Plan of Merger
Annex B	Opinion of CIBC World Markets Corp.
Annex C	Subtitle 13 of the Kentucky Business Corporation Act — Dissenters’ Rights

ii

QUESTIONS AND ANSWERS ABOUT
THE MERGER AND THE SPECIAL MEETING

The following questions and answers are included for your convenience and to briefly address some commonly asked questions about the proposed merger, the merger agreement and the special meeting of Steel Technologies shareholders. We urge you to read carefully this proxy statement in its entirety because the information in this question and answer section does not provide all the information that may be important to you as a shareholder of Steel Technologies with respect to the proposed ratification, adoption and approval of the merger agreement. Additional important information is also contained in the annexes to this proxy statement.

In this proxy statement, the terms “we,” “us,” “our,” “our company” and “Steel Technologies” refer to Steel Technologies Inc., a Kentucky corporation; the term “Mitsui” refers to Mitsui & Co. (U.S.A.), Inc., a New York corporation; the term “Merger Sub” refers to Bluegrass Acquisition, Inc., a Kentucky corporation and wholly-owned subsidiary of Mitsui; and the term “Mitsui & Co., Ltd.” refers to Mitsui & Co., Ltd., a Japanese company and 100% parent company of Mitsui.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card because, as of April 18, 2007, the record date for the special meeting, you owned shares of Steel Technologies common stock. This proxy statement describes the issues on which we would like you, as a shareholder, to vote. It also provides you with important information about these issues to enable you to make an informed decision as to whether or not to vote your shares of Steel Technologies common stock for the merger.

Q:	When and where is the special meeting of shareholders?

A:	The special meeting of shareholders will be held on Wednesday, May 30, 2007, at 9:00 a.m., local time, at the Louisville Marriott East, 1903 Embassy Square Boulevard (I-64 and Hurstbourne Lane), Louisville, Kentucky 40299.

Q:	Who is entitled to vote at the special meeting of shareholders?

A:	Holders of record of Steel Technologies common stock as of the close of business on April 18, 2007, the record date for the special meeting, are entitled to vote at the special meeting, or at any adjournments or postponements of the special meeting that occur on or before September 27, 2007.

Q:	What proposals will be voted on at the special meeting?

A:	The following two proposals will be voted on at the special meeting:

• The first proposal to be voted on is a proposal, which we refer to in this proxy statement as the “merger agreement proposal,” to ratify, adopt and approve the Agreement and Plan of Merger, dated as of February 28, 2007, among Steel Technologies, Mitsui and Merger Sub, which we refer to in this proxy statement as the “merger agreement,” and the transactions contemplated thereby.

• The second proposal to be voted on is a proposal, which we refer to in this proxy statement as the “adjournment proposal,” to grant discretionary authority to Bradford T. Ray and Michael J. Carroll to adjourn the special meeting to another time or place, if necessary or appropriate, for the purpose of soliciting additional proxies with respect to the merger agreement.

Q:	What is a quorum for purposes of the special meeting?

A:	Pursuant to our bylaws, holders of at least a majority of the issued and outstanding shares of Steel Technologies common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Based upon the number of shares of Steel Technologies common stock outstanding as of the record date, holders of 6,529,629 shares of Steel Technologies common stock must be present, in person or by proxy, at the special meeting to constitute a quorum.

Q:	What shareholder vote is required to approve the merger agreement proposal?

A:	Approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Steel Technologies common stock entitled to vote on the merger agreement proposal.

Q:	What shareholder vote is required to approve the adjournment proposal?

A:	The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the adjournment proposal.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Steel Technologies on behalf of our board of directors. We have retained Corporate Communications, Inc. to assist us in the solicitation and provide administrative and communications assistance in connection with the special meeting and the distribution of proxy solicitation material. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Steel Technologies common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses in doing so.

Q:	As a Steel Technologies shareholder, what will I receive in the merger?

A:	As a result of the merger, our shareholders will be entitled to receive $30.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock they own (other than shares owned by Mitsui & Co., Ltd., Mitsui and its subsidiaries or by shareholders who perfect their dissenters’ rights; see “Dissenters’ Rights” on page 49), which we refer to in this proxy statement as the “merger consideration.” For example, if you own 100 shares of our common stock, you will be entitled to receive $3,000.00 in cash in exchange for your Steel Technologies shares, without interest and less any applicable tax withholdings.

Q:	How are votes counted?

A:	For the merger agreement proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast or shares voting on the merger agreement proposal, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the merger agreement proposal. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions from you. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum but will have the same effect as a vote against the merger agreement proposal.

For the adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but abstentions and broker non-votes will not count as shares voted either for or against the adjournment proposal. As a result, abstentions and broker non-votes will have no effect on voting on the adjournment proposal, which requires the affirmative vote of a majority of the votes cast on the adjournment proposal. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the merger agreement proposal and “FOR” the adjournment proposal, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Thereafter, simply mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided. Please act as soon as possible so that your shares of Steel Technologies common stock can be voted at the special meeting.

Q:	How does Steel Technologies’ board of directors recommend I vote?

A:	At a meeting held on February 28, 2007, our board of directors unanimously:

•	determined that the proposed merger is fair to, and in the best interests of, Steel Technologies and its shareholders;

•	declared advisable the merger agreement and the transactions contemplated by the merger agreement;

•	adopted and approved the merger agreement and the transactions contemplated by the merger agreement; and

•	resolved to recommend the merger and the merger agreement to our shareholders.

Our board of directors unanimously recommends that you vote “FOR” the merger agreement proposal and “FOR” the adjournment proposal.

Q:	What happens if I do not vote, whether by attending the special meeting in person or returning a proxy card?

A:	If a quorum is present, the failure to vote will have the same effect as voting against the merger agreement proposal but will have no effect on the adjournment proposal.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote. However, we recommend that you nevertheless submit your proxy (as described above) to ensure that your shares will be represented and voted at the special meeting in the event you are unable to attend and vote in person.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

• First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy.

• Second, you can complete, date and submit a new proxy card.

• Third, you can attend the special meeting and vote in person.

Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. See “Information about the Special Meeting — Revocability of Proxies” on page 12.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger agreement proposal (but will have no effect on the adjournment proposal). See “Information about the Special Meeting — Quorum; Abstentions and Broker Non-Votes” on page 13.

Q:	What do I do if I hold shares through my Steel Technologies Inc. Retirement Savings Plan or my Mi-Tech Steel, Inc. 401(k) Plan account?

A:	If you hold an interest in our common stock through the Steel Technologies Inc. Retirement Savings Plan or the Mi-Tech Steel, Inc. 401(k) Plan (the “Plans”), you will find enclosed an instruction card to instruct U.S. Bank, National Association, trustee of the Plans (the “Trustee”), how to vote the number of shares of our common stock equivalent to the interest in our common stock credited to your account as of the record date. The Trustee will vote your shares in accordance with your properly executed instructions received by our transfer agent, National City Bank, N.A., by 11:59 p.m., Eastern Daylight Time, on May 24, 2007. We have directed the Trustee to vote all shares held by the Plans for which no instructions are received “FOR” the merger agreement proposal and “FOR” the adjournment proposal. With respect to any other matter that properly comes before the special meeting for a vote, the Trustee will vote the shares held by the Plans as directed by the board of directors. You may not vote shares held in your account in person at the special meeting. See “Information about the Special Meeting — Participants in the Steel Technologies Inc. Retirement Savings Plan or the Mi-Tech Steel, Inc. 401(k) Plan” on page 12.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:	If you hold shares directly as a record holder and you also beneficially own shares held in “street name” or otherwise, including through one of the Plans, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement or in the instructions provided by your broker or bank, in the case of shares held in “street name,” or the Trustee in order to ensure that all of your shares are voted.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger, if approved, is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares through the completion of the merger.

Q:	Is the merger expected to be taxable to me for United States federal income tax purposes?

A:	Generally, yes. The receipt of $30.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $30.00 per share and your adjusted tax basis in that share.

You should read the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 32 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

Q:	Should I send in my Steel Technologies stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $30.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. We currently expect to complete the merger by the end of the second quarter of calendar year 2007. In addition to obtaining shareholder approval, we must satisfy all other closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of all other governmental consents and approvals required to be obtained in connection with the merger.

Q:	How will the merger affect Steel Technologies?

A:	If the merger is completed, Steel Technologies will be a privately held corporation wholly-owned by Mitsui, and our common stock will cease to be publicly traded. You will no longer have any interest in Steel Technologies’ future earnings or growth. Following completion of the merger, the registration of our common stock under the Securities Exchange Act of 1934, as amended, will be terminated upon application to the Securities and Exchange Commission (the “SEC”), and we will discontinue filing reports, proxy statements and other information with the SEC. In addition, upon completion of the merger, shares of our common stock will no longer be listed on any stock exchange or quotation system.

Q:	What happens if the merger is not completed?

A:	If the merger agreement proposal is not approved by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, Steel Technologies will remain an independent public company and our common stock will continue to be listed and traded on The NASDAQ Global Select Market.

Q:	Do I have dissenters’ rights?

A:	Yes. You have the right under Kentucky law to dissent from consummation of the merger and receive, in lieu of the consideration you would otherwise be entitled to receive as a result of the merger, payment in cash for the fair value of your shares if the merger is completed. The fair value of your shares may be more than, less than or equal to the amount you would otherwise be entitled to receive under the terms of the merger agreement. In order to assert your dissenters’ rights, you must strictly comply with the provisions of Sections 271B.13-010 — 13.310 of the Kentucky Business Corporation Act, or the KBCA, a copy of which is included as Annex C to this proxy statement. See “Dissenters’ Rights” on page 49.

Q:	How can I obtain additional information about Steel Technologies?

A:	Our public filings can be accessed at the SEC’s website at www.sec.gov. See “Where You Can Find More Information” on page 57.

Q:	Who can help answer my questions?

A:	If you have questions about the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact:

Steel Technologies Inc.
15415 Shelbyville Road
Louisville, Kentucky 40245
Telephone: (502) 245-2110
Attention: John M. Baumann, Jr., Secretary

or

Corporate Communications, Inc.
523 Third Avenue South
Nashville, Tennessee 37210
Telephone: (615) 324-7318
E-mail: steeltechnologies@irinfo.com

SUMMARY

This summary, together with the preceding question and answer section, summarizes the material information in this proxy statement. To understand the merger fully and for a more complete description of the legal terms of the merger and the other matters to be considered at the special meeting, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information” on page 57. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. Each item in this summary includes a page reference directing you to a more complete description of that subject elsewhere in this proxy statement.

The Parties to the Merger (page 10)

Steel Technologies Inc.  Steel Technologies Inc., a Kentucky corporation, is one of the largest independent processors and converters of flat-rolled steel in North America.

Mitsui.  Mitsui & Co. (U.S.A.), Inc., a New York corporation, is a wholly-owned subsidiary of Mitsui & Co., Ltd., a general trading company headquartered in Japan.

Merger Sub.  Bluegrass Acquisition, Inc., a Kentucky corporation and a direct wholly-owned subsidiary of Mitsui, was formed solely for the purpose of completing the merger. Merger Sub has not engaged in any business except in furtherance of this purpose.

The Merger (page 15)

You are being asked to vote to ratify, adopt and approve the merger agreement and the transactions contemplated thereby. Pursuant to the merger agreement, Steel Technologies will be acquired by Mitsui through a merger of Merger Sub with and into Steel Technologies. Steel Technologies will be the surviving corporation in the merger and will continue to do business as “Steel Technologies” after the merger. As a result of the merger, Steel Technologies will cease to be a publicly traded company.

Merger Consideration (page 34)

After the merger is completed, you will be entitled to receive the merger consideration of $30.00 in cash, without interest and less any applicable withholding taxes, in exchange for each share of our common stock that you own, but you will no longer have any rights as a Steel Technologies shareholder and will have no rights as a Mitsui shareholder. Our shareholders will receive the merger consideration after exchanging their Steel Technologies stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our shareholders by National City Bank, N.A., as paying agent, shortly after completion of the merger. The price of $30.00 per share was determined through arms-length negotiations between Mitsui and us. You should not return your stock certificates with the enclosed proxy.

Effect on Awards Under Steel Technologies’ Stock Plans (page 35)

We are required by the merger agreement to obtain the agreement of the holders of options to purchase our common stock either that (a) their options which are unexercised at the effective time of the merger will be terminated or (b) their options (whether vested or unvested) as of the effective time of the merger will be cancelled in exchange for the right of the holder to receive a cash payment, without interest, in an amount equal to the difference between $30.00 and the exercise price of the option, less any applicable tax withholding. In accordance with the merger agreement, we have obtained the agreement of all the holders of options to purchase our common stock to the cancellation of such options in exchange for the right to receive a cash payment. In addition, all unvested shares subject to previously granted restricted stock awards under our 2006 Restricted Stock Plan and all deferred shares presently credited under our Nonemployee Directors Stock Plan will be cancelled in exchange for payment of $30.00 cash for each share of unvested restricted stock and of deferred stock, less any applicable tax withholding.

The Special Meeting of Steel Technologies’ Shareholders (page 11)

Date, Time and Place.  A special meeting of our shareholders will be held on Wednesday, May 30, 2007, at 9:00 a.m., local time, at the Louisville Marriott East, 1903 Embassy Square Boulevard (I-64 and Hurstbourne Lane), Louisville, Kentucky 40299, to consider and vote upon the merger agreement proposal and, if necessary, the adjournment proposal.

Purpose of the Special Meeting.  At the special meeting, Steel Technologies shareholders will be asked to consider and vote upon the following proposals:

•	the proposal to ratify, adopt and approve the merger agreement and the transactions contemplated by the merger agreement; and

•	the proposal to grant discretionary authority to adjourn the special meeting to another time or place, if necessary or appropriate, for the purpose of soliciting additional proxies with respect to the merger agreement.

Steel Technologies shareholders will also be asked to consider any other business that may properly come before the special meeting or any adjournment of the special meeting. We currently do not contemplate that any other matters will be considered at the special meeting.

Record Date and Voting Securities.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on April 18, 2007, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the close of business on the record date, there were 13,059,257 shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote.  Approval of the merger agreement proposal requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting.

Ownership of Voting Securities.  As of April 18, 2007, the record date, our directors and executive officers and members of their immediate families owned approximately 11.27% of the shares of our common stock entitled to vote at the special meeting, and Mitsui owned approximately 4.83% of the shares entitled to vote at the special meeting. Each of our directors and executive officers and Mitsui has informed us that they currently intend to vote all of their shares “FOR” the merger agreement proposal and “FOR” the adjournment proposal.

Board Recommendation to Shareholders (page 22)

Our board of directors has unanimously:

•	determined that the proposed merger is fair to, and in the best interests of, our company and our shareholders;

•	declared advisable the merger agreement and the transactions contemplated by the merger agreement;

•	adopted and approved the merger agreement and the transactions contemplated by the merger agreement; and

•	resolved to recommend that our shareholders ratify, adopt and approve the merger agreement and the transactions contemplated by the merger agreement and directed that a special meeting of our shareholders be called for the purpose of considering the ratification, adoption and approval of the merger, the merger agreement and the transactions contemplated by the merger agreement, and the authorization of additional actions necessary or desirable to carry out the purposes of the merger agreement, including the adjournment proposal.

Our board of directors unanimously recommends that our shareholders vote “FOR” the merger agreement proposal and “FOR” the adjournment proposal.

For a discussion of the material factors considered by our board of directors in reaching its conclusions and recommendations regarding the merger and the merger agreement, see “The Merger — Reasons for the Merger; Board of Directors’ Recommendation” beginning on page 19.

Opinion of Steel Technologies’ Financial Advisor (page 22)

In connection with the merger, the Steel Technologies board of directors received a written opinion, dated February 28, 2007, of CIBC World Markets Corp. as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Steel Technologies common stock (other than Mitsui & Co., Ltd., Mitsui, Merger Sub and their respective affiliates). The full text of CIBC World Markets’ written opinion, dated February 28, 2007, is attached to this proxy statement as Annex B. Holders of Steel Technologies common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. CIBC World Markets’ opinion was provided to the Steel Technologies board of directors in connection with its evaluation of the merger consideration from a financial point of view. CIBC World Markets’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how any such shareholder should vote or act with respect to any matters relating to the merger.

Interests of Our Directors and Executive Officers in the Merger (page 26)

When considering the recommendation by our board of directors in favor of the merger agreement proposal, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours, including, among others:

•	all outstanding options to purchase our common stock, whether vested or unvested, some of which are held by certain of our executive officers and directors, will be cancelled and converted into cash if the merger is completed;

•	all other outstanding awards of, or rights to receive, our common stock previously granted under our equity compensation plans that are not yet vested or the receipt of which has been deferred will be cancelled and converted into cash if the merger is completed;

•	at the request of Mitsui in connection with the merger agreement, certain of our executive officers and directors will be entering into five-year employment agreements with Merger Sub and which will be assumed by the surviving corporation effective upon the merger; and

•	certain indemnification and insurance arrangements for our current and former directors and officers will be continued if the merger is completed.

Market Price and Dividend Data (page 31)

Our common stock is listed on The NASDAQ Global Select Market under the symbol “STTX.” On February 27, 2007, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $18.39 on The NASDAQ Global Select Market. On April 23, 2007, the latest practicable trading day before the date of this proxy statement, our common stock closed at $29.84 on The NASDAQ Global Select Market.

Material United States Federal Income Tax Consequences of the Merger (page 32)

The exchange of shares of our common stock for cash in the merger generally will be a taxable transaction to our shareholders for United States federal income tax purposes. A U.S. holder who exchanges shares of our common stock in the merger generally will recognize capital gain or capital loss equal to the difference between the cash received and such shareholder’s adjusted tax basis in the shares surrendered. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. Holders of our common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger.

Regulatory Matters (page 33)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), prohibit us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice (“DOJ”) and the FTC and the required waiting period has expired or been terminated. Steel Technologies and Mitsui filed notification and report forms under the HSR Act with the Antitrust Division of the DOJ and the FTC on March 30, 2007. The waiting period was terminated on April 11, 2007. Additionally, the merger is subject to review by governmental authorities under the antitrust laws of Mexico.

Limitations on Considering Other Acquisition Proposals (page 39)

We have agreed that, except in certain circumstances and after satisfying certain requirements to notify Mitsui prior to taking such action, neither we nor any of our subsidiaries nor any of our or our subsidiaries’ officers and directors will, and we shall use our reasonable best efforts to instruct and cause our or our subsidiaries’ employees, agents and certain other representatives not to, directly or indirectly:

•	initiate, solicit or encourage any inquiries or the making of any proposal or offer that could reasonably be expected to lead to, an acquisition proposal (as defined on page 39);

•	engage in, continue or otherwise participate in, any discussions or negotiations with, or provide any confidential or non-public information or data to, any person relating to another acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make acquisition proposal.

We have also agreed that, except in certain circumstances and after satisfying certain requirements to notify Mitsui prior to taking such action, our board of directors, or any committee thereof, may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in any manner adverse to Mitsui, its recommendation that our shareholders approve the merger agreement proposal; or

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other agreement relating to any acquisition proposal.

At any time prior to obtaining our shareholders’ approval for adoption of the merger agreement proposal, if our board of directors makes certain good faith determinations and we satisfy certain requirements to notify Mitsui prior to taking such action, we may nevertheless take the following actions in response to an unsolicited bona fide written acquisition proposal by another person:

•	furnish information to the person making the proposal and its representatives pursuant to a confidentiality agreement containing terms no less favorable to us than those set forth in the confidentiality agreement between us and Mitsui;

•	engage or participate in discussions or negotiations with the person regarding the acquisition proposal;

•	approve, recommend, or declare advisable (publicly or otherwise) a superior acquisition proposal (as defined on page 41); and

•	withhold, withdraw, qualify or modify the board of directors’ recommendation that our shareholders approve the merger agreement proposal.

Conditions to the Completion of the Merger (page 43)

Mitsui, Merger Sub and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of ratifying, approving and adopting the merger agreement and the transactions contemplated thereby, including the merger;

•	the waiting period required under the Hart-Scott-Rodino Act must have expired or been terminated, and certain other governmental consents shall have been obtained; and

•	no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any law, rule, regulation, judgment, determination, decree, injunction or other order that effects, restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement.

In addition, Mitsui and Merger Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties regarding capitalization, corporate authority and certain other matters must be true and correct in all material respects (A) as of the date of the merger agreement and (B) as of the closing date of the merger with the same force and effect as if made as of such date (except to the extent that a representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

•	our other representations and warranties must be true and correct (A) as of the date of the merger agreement and (B) as of the closing date of the merger as though made on the closing date (except to the extent that the representation and warranty speaks as of a particular date, in which case the representation and warranty must be true and correct in all respects as of the earlier date), except for failures of such representations and warranties to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us and our subsidiaries, taken as a whole (without giving effect to any qualification as to materiality or material adverse effects set forth in such representations and warranties);

•	we must have performed in all material respects all agreements and obligations required to be performed by us under the merger agreement;

•	there shall not be threatened or pending any proceeding in which a governmental entity is seeking to enjoin the merger or prohibit, restrain or impair Mitsui’s ability to own and operate our or Mitsui’s business and assets;

•	all governmental consents to the merger have been obtained except for those that the failure to obtain, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business and operations of Mitsui & Co., Ltd., Mitsui or us after the closing of the merger or could not reasonably be expected to impair the benefits to Mitsui & Co., Ltd. or Mitsui that are expected to be realized from the consummation of the merger;

•	since the date of the merger agreement, there shall not have been any material adverse effect (as described below) or any event, state of fact, circumstance, development, change or effect, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on us and our subsidiaries (taken as a whole);

•	each of Bradford T. Ray and Michael J. Carroll, our Chairman & Chief Executive Officer and President & Chief Operating Officer, respectively, and Stuart N. Ray, a director of our company and President & Chief Operating Officer of Mi-Tech Steel, Inc., a 50/50 corporate joint venture company between Steel Technologies and Mitsui, shall have entered into a five-year employment agreement with Merger Sub to become effective upon the completion of the merger and must be employed as executives of our company immediately prior to the merger; and

•	we shall have delivered to Mitsui a statement conforming to the requirements of Section 1.897-2(h) and Section 1.1445-2(c) of the United States Treasury Regulations and the notification to the IRS required under Section 1.897-2(h) of the United States Treasury Regulations.

We will not be obligated to effect the merger unless the representations and warranties of Mitsui and Merger Sub are true and correct in all material respects as of the closing date of the merger with the same effect as though such representations and warranties had been made on and as of such date (except to the extent that any representation and warranty expressly speaks as of an earlier date, in which case the representation and warranty must be true and correct as of the earlier date), and Mitsui and Merger Sub must have performed in all material respects all agreements and obligations required to be performed by us under the merger agreement.

Termination of the Merger Agreement (page 45)

Mitsui and we can terminate the merger agreement at any time prior to the effective time of the merger by written mutual consent of Mitsui and us by action of our respective boards of directors.

Either Mitsui or we can terminate the merger agreement under certain circumstances, including:

•	the merger has not been completed by September 30, 2007;

•	our shareholders do not adopt the merger agreement at our shareholders’ meeting (after giving effect to all adjournments or postponements thereof); or

•	any injunction permanently restraining the consummation of the merger becomes final and non-appealable.

The right to terminate the merger agreement pursuant to the above is not available to any party that has breached in any material respect its obligations under the merger agreement in any manner that has materially contributed to the occurrence of the failure of a condition to the consummation of the merger.

We may terminate the merger agreement by action of our board of directors if:

•	prior to obtaining shareholder approval, we receive an unsolicited acquisition proposal and:

•	we have materially complied with our covenants in the merger agreement related to considering the unsolicited acquisition proposal;

•	our board of directors determines in good faith that the unsolicited acquisition proposal constitutes a superior acquisition proposal to the merger;

•	our board of directors authorizes us to enter into a definitive agreement related to the superior acquisition proposal and we deliver to Mitsui a written notice of our intent to enter into a binding agreement for the superior acquisition proposal, along with a copy of the most recent version of the agreement, at least five business days before entering into the binding agreement;

•	during the five business day period following Mitsui’s receipt of our written notice, we negotiate with Mitsui in good faith with respect to adjustments to the terms and conditions of the merger agreement that Mitsui may propose in response to the superior acquisition proposal;

•	during the five business day period following Mitsui’s receipt of our written notice, our board of directors determines, in good faith after consultation with our financial advisors, that Mitsui has not made an offer that is at least as favorable, from a financial point of view, to our shareholders as the superior acquisition proposal; and

•	prior to termination of the merger agreement, we pay a termination fee of $13,910,759 to Mitsui and, upon receipt of a request from Mitsui, reimburse Mitsui and Merger Sub for up to $1,500,000 of their expenses incurred in connection with the merger agreement; or

•	there has been a breach in any of the representations, warranties, covenants or agreements made by Mitsui or Merger Sub in the merger agreement or if any such representations and warranties have become untrue or incorrect after the execution of the merger agreement, such that the conditions to our obligation to close the merger set forth in the merger agreement would not be satisfied and such breach or failure to be true and correct is not curable or is not cured within the earlier of (i) 30 days following receipt of a written notice of such breach or failure and (ii) September 30, 2007.

Mitsui may terminate the merger agreement by action of its board of directors if:

•	our board of directors (i) withholds, withdraws, qualifies or modifies, in a manner adverse to Mitsui, its recommendation that our shareholders vote for the merger agreement proposal or (ii) approves, recommends or otherwise declares advisable any superior acquisition proposal that was not solicited, initiated, encouraged or knowingly facilitated in breach of the merger agreement if the board of directors has determined, in good faith after consultation with outside legal counsel, that such action was necessary in order for the directors to comply with their fiduciary duties under applicable law, other than the merger;

•	we fail to take a vote of our shareholders on the merger during the period contemplated in the merger agreement;

•	a tender offer or exchange offer for outstanding shares of our common stock has been publicly disclosed and (i) our board of directors recommends that our shareholders tender their shares in such tender or exchange offer or (ii) prior to 11 business days after the commencement of such tender or exchange offer our board of directors does not recommend against acceptance of the offer; or

•	there is a breach by us of any of our representations, warranties, covenants or agreements in the merger agreement or any such representations and warranties become untrue or incorrect after the execution of the merger agreement, such that certain conditions in the merger agreement would not be satisfied and such breach or failure to be true and correct, if curable, is not cured within the earlier of (i) 30 days following receipt of written notice of such breach or failure and (ii) September 30, 2007.

Termination Fee (page 47) and Expenses (page 48)

Regardless of whether the merger is completed, all fees and expenses incurred by the parties shall be borne by the party incurring such fees and expenses. Under certain conditions, however, the merger agreement requires that we pay Mitsui a termination fee of $13,910,759 and reimburse Mitsui and Merger Sub up to $1,500,000 of their respective out-of-pocket expenses incurred in connection with the merger agreement.

Dissenters’ Rights (page 49)

You have the right under Kentucky law to dissent from consummation of the merger agreement and to exercise appraisal rights and to receive payment in cash for the fair value of your shares of our common stock determined in accordance with Kentucky law. The fair value of your shares of our common stock as determined in accordance with Kentucky law may be more than, less than or equal to the amount you would receive for your shares under the terms of the merger agreement. To exercise your dissenters’ rights, you must deliver a written notice to us before the vote is taken with respect to the merger agreement proposal at the special meeting informing us of your intent to demand payment if the merger is completed, you must not vote in favor of the ratification, adoption and approval of the merger agreement, and you must follow specific procedures described in the KBCA. These procedures are described in this proxy statement, and the provisions of Kentucky law that grant dissenters’ rights and govern such procedures are attached as Annex C to this proxy statement. If you do not precisely follow the specific procedures set forth in Subtitle 13 of the KBCA you may lose your dissenters’ rights.

Proposal to Grant Authority to Adjourn the Special Meeting (page 53)

At the special meeting, in addition to the merger agreement proposal, we are asking shareholders to consider and vote upon a proposal to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to adjourn the special meeting to another time and place, if necessary or appropriate, for the purpose of soliciting additional proxies for the merger agreement proposal.

Certain Relationships and Related Party Transactions (page 55)

Steel Technologies and affiliates of Mitsui have existing business relationships and have previously engaged in business transactions with one another other than the proposed merger and merger agreement. We and an affiliate of Mitsui each own 50% of Mi-Tech Steel, Inc., a corporate joint venture that the two companies formed in 1987 to own and operate high-volume, high quality steel processing facilities to serve Japanese transplant automotive and appliance parts manufacturers located in the United States. Mitsui provides its commercial expertise with Japanese automotive and appliance producers, while we provide management, operational and administrative support to the joint venture. Services are provided to Mi-Tech Steel by Steel Technologies through a management services agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our company and our industry, the expected completion and timing of the merger and other information relating to the merger. The forward-looking statements may be found throughout this proxy statement, including, without limitation, under the captions “Summary” and “The Merger,” and can be identified by the use of terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and other similar expressions. You should be aware that forward-looking statements are subject to various risks and uncertainties. Therefore, actual outcomes and results may differ materially from those described in the forward-looking statements.

In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. We believe risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forwarding-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that may be instituted against us and others in connection with the merger;

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	the timing of the closing of the merger and receipt by shareholders of the merger consideration;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our customer, supplier and other business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger, including the possibility that the merger agreement may be terminated under circumstances that require us to pay Mitsui a termination fee of $13,910,759 and up to $1,500,000 of the costs incurred by Mitsui and Merger Sub in connection with the merger agreement;

and other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 57. In light of the significant uncertainties inherent in the forward-looking statements contained herein, you should not place undue reliance on forward-looking statements, which reflect management’s view only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date.

THE PARTIES TO THE MERGER

Steel Technologies Inc.

Steel Technologies Inc.
15415 Shelbyville Road
Louisville, Kentucky 40245
Telephone: (502) 245-2110

Steel Technologies Inc. was incorporated in Kentucky in 1971. Our company was founded with the vision to become the leader in the steel processing industry. We are now one of the largest independent processors and converters of flat-rolled steel in North America. Our North American platform of 25 facilities, including our joint ventures, is strategically positioned in steel producing and consuming markets throughout the United States, Canada and Mexico. Through our broad geographic coverage, we provide efficient just-in-time delivery of precision steel products to customers in the automotive, appliance, lawn and garden, office furniture, agriculture, construction, hardware and consumer goods industries. We purchase commercial tolerance steel in coils from integrated steel mills and mini-mills. We utilize the most advanced equipment to process these coils to exact specifications of thickness, width, temper, finish and shape that are unavailable from primary steel producers.

Our steel processing facilities are located in Kentucky, Indiana, Michigan, Ohio, North Carolina, South Carolina, Canada and Mexico. Each of our Steel Technologies facilities maintains one or more internationally recognized Quality Management Systems such as QS9000 or ISO 9001. Mi-Tech Steel, Inc., our 50% owned corporate joint venture, has facilities in Alabama, Indiana, Mississippi, Tennessee and Canada. We also have ownership interests in four other corporate joint ventures consisting of a 50% interest in RSDC of Michigan L.L.C., in Michigan; a 50% interest in Kasle Metal Processing, LLC, in Indiana; a 49% interest in Delaco-Kasle LLC, a certified minority-owned business in Michigan; and a 49% interest in Ferrolux Metals Co. of Michigan, LLC, a certified minority-owned business in Michigan.

Mitsui & Co. (U.S.A.), Inc.

Mitsui & Co. (U.S.A.), Inc.
200 Park Avenue
New York, New York 10116
Telephone: (212) 878-4000

Mitsui & Co. (U.S.A.), Inc. is the largest wholly-owned subsidiary of Mitsui & Co., Ltd., a diversified global trading, investment and service enterprise headquartered in Japan. Mitsui is engaged in business investment, project development and management, and capital goods leasing and technology transfer, in addition to traditional businesses of a Sogo Shosha (general trading company) such as import, export, off-shore trade and domestic wholesale. Its trading activities include the sale, distribution, purchase, marketing and supply of a wide variety of products including iron and steel, mineral and metal resources, machinery, chemicals, energy-related commodities and products, food products, textiles, general merchandise and real estate. It also participates in the development of natural resources such as oil, gas, iron and steel raw materials.

Bluegrass Acquisition, Inc.

Bluegrass Acquisition, Inc.
c/o Mitsui & Co. (U.S.A.), Inc.
200 Park Avenue
New York, New York 10116
Telephone: (212) 878-4000

Bluegrass Acquisition, Inc. is a Kentucky corporation and 100% owned by Mitsui. Bluegrass Acquisition, Inc. was organized solely for the purpose of entering into the merger agreement with Steel Technologies and completing the merger and has not conducted any business operations.

INFORMATION ABOUT THE SPECIAL MEETING

This proxy statement is being furnished to you in connection with the solicitation of proxies by our board of directors in connection with our special meeting of shareholders.

Date, Time and Place of the Special Meeting

We will hold the special meeting of Steel Technologies shareholders as follows:

Date: Wednesday, May 30, 2007
Time: 9:00 a.m. local time
Place: Louisville Marriott East 1903 Embassy Square Boulevard Louisville, Kentucky 40299

Purpose of the Special Meeting

At the special meeting, Steel Technologies shareholders will be asked to consider and vote upon the following proposals:

•	the proposal to ratify, adopt and approve the merger agreement and the transactions contemplated by the merger agreement; and

•	the proposal to grant discretionary authority to adjourn the special meeting to another time or place, if necessary or appropriate, for the purpose of soliciting additional proxies with respect to the merger agreement proposal.

Steel Technologies shareholders will also be asked to consider any other business that may properly come before the special meeting or any adjournment of the special meeting. We currently do not contemplate that any other matters will be considered at the special meeting.

Record Date and Voting Securities

Shareholders of record as of the record date, April 18, 2007, are entitled to notice of and to vote at the special meeting. As of the record date, 13,059,257 shares of our common stock were issued and outstanding and entitled to vote at the special meeting. Each share of common stock outstanding as of the record date will be entitled to one vote and shareholders may vote in person or by proxy. Our common stock is the only class of our voting securities outstanding.

Vote Required

The merger agreement proposal requires the affirmative vote of a majority of our outstanding shares to be adopted by our shareholders. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the merger agreement proposal. The adjournment proposal requires a majority of the votes cast in person or by proxy at the special meeting by the holders of shares of our common stock entitled to vote on that proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the adjournment proposal.

As of April 18, 2007, the record date, our directors and executive officers and members of their immediate families held and are entitled to vote at the special meeting an aggregate of 1,472,264 shares of our common stock, representing approximately 11.27% of our outstanding voting stock. In addition, as of the record date, Mitsui held and is entitled to vote at the special meeting 630,307 shares of our common stock, representing approximately 4.83% of our outstanding voting stock. Each of our directors and executive officers and Mitsui has informed us that they currently intend to vote all of their shares and, in the case of our directors and executive officers, the members of their immediate families currently intend to vote all of their shares, “FOR” the merger agreement proposal and “FOR” the adjournment proposal. If our directors and executive officers and members of their immediate families and Mitsui vote their shares in favor of the merger agreement proposal, approximately 16.10% of the outstanding shares of our voting stock will have voted for the merger agreement proposal. This means that additional holders of approximately 33.91% of all shares entitled to vote at the special meeting would need to vote for the merger agreement proposal in order for it to be adopted.

How to Vote

Mail.  You may vote by mail by completing, dating and signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope.

In person at the meeting.  Written ballots will be passed out to anyone who is eligible and wants to vote at the meeting. If you hold your shares in “street name” (i.e., through a broker, bank or other nominee), you must request a legal proxy from your broker or other nominee before the meeting to vote at the meeting.

If you do not vote, either in person at the special meeting or by proxy, it will effectively count as a vote against the merger agreement proposal, but it will not affect the outcome of the adjournment proposal.

Participants in the Steel Technologies Inc. Retirement Savings Plan or the Mi-Tech Steel, Inc. 401(k) Plan

If you are a participant in the Plans, you are entitled to direct the Trustee as to how to vote the shares representing your proportionate interest in common shares in the Plans’ stock funds on the record date. The Trustee will vote the shares in accordance with your directions on the instruction card accompanying this proxy statement if your directions are received by our transfer agent, National City Bank, N.A., no later than 11:59 p.m., Eastern Daylight Time, on Thursday, May 24, 2007. The Trustee will vote common shares that have not yet been allocated to participants and common shares that have been allocated but for which the Trustee does not receive timely directions “FOR” both proposals.

Revocability of Proxies

Shareholders of Record

If you are listed as a shareholder in our official records (which are maintained by our transfer agent), you are a shareholder of record. For example, if you hold a certificate for our stock issued in your name, you are a shareholder of record. Any shareholder of record giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by:

•	filing a written notice of revocation with the Secretary of Steel Technologies at our principal executive offices at 15415 Shelbyville Road, Louisville, Kentucky 40245;

•	completing and submitting a duly executed proxy bearing a later date; or

•	attending the meeting and voting in person; however, attendance at the meeting will not, by itself, revoke a proxy.

If you choose either of the first two methods, you must submit the notice of revocation or the new proxy to us before your proxy is voted at the special meeting.

“Street Name” Holders

If you hold a beneficial interest in shares of our common stock through a broker, bank or other nominee, you are called a holder in “street name.” If you hold shares in “street name” you must contact the broker, bank or other nominee through which you hold a beneficial interest in shares of our common stock in order to determine how to revoke any proxies the record holder submitted on your behalf.

Quorum; Abstentions and Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to establish a quorum for the transaction of business. Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections. The inspector of elections will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be postponed to solicit additional proxies.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” and shares which abstain from voting as to a particular matter, will not be voted in favor of such matters. The merger agreement proposal requires the affirmative vote of a majority of our outstanding shares to be approved by our shareholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the merger agreement proposal.  The adjournment proposal requires a majority of the votes cast in person or by proxy at the special meeting by the holders of shares of our common stock entitled to vote on that proposal. For the purpose of determining whether the adjournment proposal has received the requisite number of votes, abstentions and broker non-votes will have no effect on the outcome of the adjournment proposal. In addition, assuming that there is a quorum established at the shareholder meeting, failing to vote will have no effect on the outcome of the adjournment proposal. Broker non-votes will be counted for purposes of determining the absence or presence of a quorum. We encourage all shareholders whose shares are held in “street name” to provide their brokers with instructions on how to vote.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified on the proxy. Properly executed proxies that do not contain voting instructions will be voted “FOR” the merger agreement proposal and “FOR” the adjournment proposal and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Adjournment

Whether or not a quorum is established at a shareholder meeting, our bylaws permit shareholders present in person or represented by proxy to adjourn the meeting from time to time by the vote of a majority of the shares represented at that meeting without notice. The KBCA requires that if a meeting is adjourned for more than 120 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given to the shareholders.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Steel Technologies on behalf of our board of directors. We have retained Corporate Communications, Inc. to assist us in the solicitation and provide administrative and communications assistance in connection with the special meeting and the distribution of proxy solicitation material. We will pay Corporate Communications, Inc. a fee for their services of $3,500 plus out-of-pocket expenses. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail, personal solicitation or other means of communications by our directors, officers or regular employees. We will not pay any additional compensation to those persons for their services. We will also request brokerage firms and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Steel Technologies common stock that the brokerage firms and fiduciaries hold of record. We will reimburse them for their reasonable expenses.

Shareholders should not send stock certificates with their proxies.  A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to Steel Technologies shareholders as soon as practicable after completion of the merger.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that you vote “FOR” the merger agreement proposal and “FOR” the adjournment proposal.

Special Meeting Admission

You may vote in person by ballot at the special meeting if you own shares of Steel Technologies common stock registered in your own name. If you bring a legal proxy from your broker, bank or other nominee and present it at the special meeting, you also may vote in person at the special meeting if your shares of Steel Technologies common stock are held in “street name” through a broker, bank or other nominee. You should contact the person responsible for your account to make such arrangements. Please note that shareholders may be asked to present photo identification for admittance to the special meeting.

Assistance

If you have any questions about the proposals to be considered at the special meeting or how to vote or revoke a proxy, or if you wish to obtain additional copies of this document free of charge, you should contact:

Steel Technologies Inc.
15415 Shelbyville Road
Louisville, Kentucky 40245
Telephone: (502) 245-2110
Attention: John M. Baumann, Jr., Secretary

or

Corporate Communications, Inc.
523 Third Avenue South
Nashville, Tennessee 37210
Telephone: (615) 324-7318
E-mail: steeltechnologies@irinfo.com

THE MERGER

This section of the proxy statement describes material aspects of the merger, including the merger agreement. This summary may not contain all of the information that is important to you. You should carefully read this proxy statement, including the full text of the merger agreement, which is attached as Annex A, for a more complete understanding of the merger.

Background of the Merger

Our board of directors and senior management regularly review and discuss our competitive environment, our business strategy and our plans to achieve our business strategy, all with the objective of enhancing shareholder value. These discussions have included, but were not limited to, acquisitions, joint ventures, greenfield investments, expansions and the potential sale of our company. Our senior management also discusses our company and its business with market analysts, investment bankers and investors, and continually surveys the competitive landscape in the steel processing sector. Our senior management and our board of directors determined that increased scale, whether from growth as a result of acquisitions, joint ventures, greenfield investments, expansions or a strategic sale of our company, was essential to improve our economies of scale and enhance our ability to compete more effectively in the steel processing sector.

Steel Technologies and an affiliate of Mitsui established a relationship in 1987 through the formation of a corporate joint venture, Mi-Tech Steel, Inc., of which each company has an equal ownership interest. On various occasions during the twenty year history of this relationship, informal discussions between our senior management and executives of Mitsui & Co., Ltd. and Mitsui have occurred related to Mitsui obtaining a limited equity interest in our company. As described in more detail below, from August 2005 to February 2006, senior management of Mitsui and Steel Technologies engaged in more extensive discussions related to Mitsui possibly obtaining a more substantial equity ownership position in our company. Finally, approximately nine months later, as described in more detail below, from November 30, 2006 to February 28, 2007, merger discussions occurred between senior management of Mitsui and Steel Technologies, resulting in the execution of a merger agreement on February 28, 2007.

In early August 2005, our Chairman & Chief Executive Officer, Bradford T. Ray, discussed with senior Mitsui executives Mitsui’s interest in modifying their traditional model of trading to include a value-added service platform within the steel industry. The following month, general discussions and meetings between senior management of Mitsui and our company exploring a possible transaction began.

On October 21, 2005, Steel Technologies and Mitsui executed and exchanged confidentiality agreements, each with a term of two years, for the purpose of initiating preliminary discussions in connection with a possible transaction between the companies and, on October 26, 2005, Mitsui presented to our company a preliminary due diligence request, to which we responded the following day.

On October 28, 2005, senior management of Mitsui and Steel Technologies met to discuss a possible transaction between the companies. From November 2005 to February 2006, Mr. Ray met several times with Mitsui senior management to continue discussions. On February 24, 2006, after evaluating the progress of the discussions, the amount of management time and resources that had been devoted to the project and the uncertain prospects of further discussions, members of our senior management team determined that it was not, at that time, in our company’s best interest to continue actively pursuing discussions with Mitsui, and Mr. Ray communicated this decision to Mitsui.

At our regular quarterly board of directors’ meetings in November 2005, January 2006, April 2006 and July 2006, our senior management briefed our board of directors on strategic issues and current trends within the steel processing sector.

On August 17, 2006, members of our senior management met with representatives of an interested party to discuss a possible sale or other transfer involving a change in control of our company and, shortly thereafter, on August 22, 2006, we executed a confidentiality agreement with this party, including an exclusivity period expiring on September 21, 2006. On August 24, 2006, our board of directors held an informational meeting to discuss strategic issues with our senior management, including the status of discussions with this interested party. The confidentiality agreement with the interested party was amended on September 11, 2006, to extend the exclusivity period to October 31, 2006. We subsequently engaged CIBC World Markets Corp. to act as our exclusive financial advisor in connection with a possible sale or other transfer involving a change in control of our company. On September 27, 2006, our senior management and representatives of the interested party met to further discuss a possible transaction. Following that meeting, members of our senior management met several times with representatives of the interested party to further discuss a possible transaction throughout October and into November 2006. The exclusivity period expired on October 31, 2006.

On November 3, 2006, at a regular quarterly meeting of our board of directors, our President & Chief Operating Officer, Michael J. Carroll, reviewed, and our board of directors discussed, the status of various strategic initiatives and related matters, including a discussion of current trends and dynamics affecting mergers and acquisitions within the steel processing sector and the implications for our business strategies.

On November 30, 2006, our senior management attended a regularly scheduled meeting of Mi-Tech Steel’s board of directors at Mitsui’s offices in New York City. Following the conclusion of the Mi-Tech Steel board meeting, Mitsui reinitiated discussions by presenting a strategic vision for the combined companies to the Steel Technologies senior management in attendance.

On December 11, 2006, Mr. Ray met with Mitsui & Co., Ltd. senior management at Mitsui & Co., Ltd.’s headquarters in Tokyo, Japan to discuss a possible acquisition by Mitsui of Steel Technologies.

On December 14, 2006, Mr. Ray and Mr. Carroll met with representatives of Mitsui in Louisville to discuss the range of valuation for Steel Technologies common shares.

On December 15, 2006, Mitsui verbally communicated to Mr. Ray a proposed $30.00 per share price for our common stock.

On January 12, 2007, Mitsui provided a preliminary due diligence request, to which we responded.

On January 18 and 19, 2007, Mr. Ray met with Mitsui senior management to attempt to reach a consensus on the proposed offer price and due diligence schedule.

On January 23, 2007, we received from Mitsui & Co., Ltd. and Mitsui a preliminary, non-binding indication of interest to acquire through an all-cash merger 100% of the shares of Steel Technologies common stock for $30.00 per share. Mitsui & Co., Ltd. and Mitsui indicated that they anticipated being in a position to enter into a definitive agreement with no financing contingency. The indication of interest was subject to completion of satisfactory due diligence and the execution of mutually acceptable definitive documentation for the transaction containing ordinary and customary conditions. The indication of interest was also conditioned upon the execution by Steel Technologies of an agreement granting Mitsui a 60-day exclusive negotiation period no later than January 24, 2007.

On January 23, 2007, Steel Technologies, Mitsui & Co., Ltd. and Mitsui executed an exclusivity agreement, in which Steel Technologies and its affiliates agreed not to solicit, initiate or participate in acquisition negotiations or discussions and not to disclose information related to Steel Technologies and any potential acquisition proposal, with any other entity until 5:00 p.m. New York time on March 24, 2007.

On January 24, 2007, representatives of Steel Technologies and Mitsui conducted a conference call to discuss the status of due diligence preparation.

On January 24, 2007, the potential merger was discussed with our board of directors following regularly scheduled board of directors’ committee meetings. The following day, further details of the proposed merger were presented to our board of directors by our senior management at our regular quarterly board of directors’ meeting. Also in attendance at this meeting was a representative of Stites & Harbison, PLLC, our legal advisor. Mr. Ray summarized recent discussions between our senior management and Mitsui’s senior management regarding a possible transaction and reviewed the financial and other terms of Mitsui’s preliminary proposal. The directors then discussed the current competitive environment and the prospects for consolidation in the steel processing industry, the history of discussions with other interested persons regarding a possible strategic transaction with our company, the likelihood that another party would be willing to pay more than $30.00 per share, and our strategic alternatives to a potential transaction with Mitsui. The representative of Stites & Harbison then reviewed the board of directors’ fiduciary duties in connection with its evaluation of Mitsui’s proposal.

On January 26, 2007, Mitsui commenced its due diligence review, which continued through and including the date of the merger agreement, including access to an online data room.

On January 29 and 30, 2007, members of our senior management met with representatives of Mitsui in Louisville to conduct a due diligence review of our business and operations. Also in attendance at these meetings were representatives of CIBC World Markets and our legal advisors, Stites & Harbison and Frost Brown Todd LLC, and representatives of Mitsui’s financial advisor, Morgan Stanley & Co. Incorporated, legal advisor, Sullivan & Cromwell LLP, and accounting and tax advisor, KPMG. Our senior management team provided presentations to Mitsui’s representatives and their advisors regarding financial, legal, environmental, operational, accounting, tax and human resources information about our company.

On the evening of January 29, 2007, the five independent members of our board of directors, Doug A. Bawel, Jimmy Dan Conner, Mark G. Essig, William E. Hellmann and Andrew J. Payton, held a conference call with a representative of Stites & Harbison to discuss Mitsui’s proposal and the board of directors’ fiduciary duties in connection with their evaluation of the proposed merger transaction with Mitsui and alternative strategic opportunities that might be available to us. While noting the potential benefit to our shareholders of the $30.00 per share offer from Mitsui, the independent directors discussed with the representative of Stites & Harbison the board of directors’ fiduciary duty to consider alternative acquisition proposals that might be presented to us even after the possible execution of a definitive agreement with Mitsui.

On January 31 and February 1, 2007, members of senior management of Mitsui and Steel Technologies met at Mitsui’s offices in New York to discuss the potential merger.

On February 2, 2007, our board of directors participated in a conference call with members of our senior management and representatives of Stites & Harbison, Frost Brown Todd and CIBC World Markets to review and discuss the status of the proposed merger with Mitsui. In advance of the conference call, our General Counsel, John M. Baumann, Jr., provided the board of directors with a preliminary summary timetable of a possible transaction process. Mr. Ray reported on the meetings between members of our senior management and Mitsui’s senior management held earlier in the week in New York. Mr. Ray updated the board on the management presentations and due diligence meetings held on January 29 and 30 with representatives of Mitsui and its advisors and Mr. Baumann updated the board on the status of the due diligence review by Mitsui. Mr. Baumann and our legal advisors then reviewed the preliminary transaction timetable. CIBC World Markets then discussed with our board the financial terms of Mitsui’s proposal and reviewed certain historical financial and stock price information for the board of directors to consider in its review of Mitsui’s proposal. The board also reviewed data on termination fees paid in recent transactions of comparable size to the proposed transaction with Mitsui. The board then discussed the prospects of another party (in particular, a private equity investor) offering more than $30.00 per share for our company.

On February 2, 2007, representatives of Steel Technologies and Mitsui and their respective advisors began negotiating a definitive merger agreement, which continued throughout the month of February.

On February 4, 2007, Sullivan & Cromwell distributed an initial draft of the merger agreement to the parties and their advisors for review and comment.

On February 6, 2007, Mr. Ray distributed copies of the draft merger agreement and a memorandum prepared by Mr. Baumann summarizing material provisions of the draft agreement to our board of directors for review.

On February 7, 2007, our board of directors participated in a conference call with members of our senior management and representatives of Stites & Harbison, Frost Brown Todd and CIBC World Markets to discuss the progress of negotiations, the status of Mitsui’s due diligence review, directors’ fiduciary duties and other developments related to the proposed transaction. Mr. Baumann and our legal and financial advisors reviewed with the board material provisions of the draft merger agreement, including circumstances under which our board would be permitted to consider alternative acquisition proposals, matching rights, termination rights and termination fee and expense reimbursement provisions. Mr. Baumann and our legal and financial advisors also discussed with our board the extent to which those material provisions may affect the willingness of others to submit alternative proposals.

On February 8, 2007, Frost Brown Todd responded to Sullivan & Cromwell with comments on the initial draft of the merger agreement.

On February 9, 2007, Mr. Ray received an overnight letter dated February 8, 2007 from another interested party, with an unsolicited proposal to acquire our company in a transaction in which our shareholders would receive $24.00 to $25.00 per share in cash. On February 13, 2007, after communicating the material provisions of the letter to our board of directors and consulting with Mr. Baumann and our legal and financial advisors, Mr. Ray sent a letter by overnight mail to this interested party advising that our company had no interest in their proposal.

On February 16, 2007, Sullivan & Cromwell distributed a revised draft of the merger agreement to the parties and their advisors for their review and comment.

On February 19, 2007, our board of directors participated in a conference call with our senior management and representatives of Stites & Harbison, Frost Brown Todd and CIBC World Markets to discuss the progress of the proposed transaction. During this meeting, our senior management updated the directors on the status of negotiations regarding the merger agreement, Mitsui’s continuing due diligence review and discussions between our management team and representatives of Mitsui regarding the terms of proposed employment agreements with certain of our executives to be effective upon completion of the proposed merger. A representative of Stites & Harbison then reviewed a memorandum previously furnished to the directors describing their fiduciary duties in considering the proposed merger and discussed with the board of directors provisions of the draft merger agreement obligating Mitsui and the surviving corporation in the merger to continue in effect after completion of the merger indemnification and insurance arrangements for the benefit of our directors and officers.

On February 20, 2007, Mr. Baumann and representatives of our legal advisors conducted a conference call with representatives of Mitsui and Sullivan & Cromwell to discuss provisions of the draft merger agreement.

On the morning of February 22, 2007, our board of directors participated in a conference call with members of our senior management and representatives of Stites & Harbison, Frost Brown Todd and CIBC World Markets to discuss the progress of negotiations on the draft merger agreement. Our senior management and our legal advisors reviewed open items concerning the agreement and discussed plans for further negotiations with Mitsui and its advisors to resolve those items. Later that day, representatives of Steel Technologies and Mitsui and their respective legal and financial advisors met at Sullivan & Cromwell’s offices in New York to further negotiate the material terms and conditions of the merger and the merger agreement.

On February 23, 2007, representatives of Steel Technologies and Mitsui and their respective legal and financial advisors met at Mitsui’s offices in New York and concluded negotiations on the material terms and conditions of the merger agreement.

On February 24, 2007, Mr. Ray informed our board of directors of the successful outcome of negotiations and forwarded the proposed merger agreement to each of our board members for review.

On February 28, 2007, our board of directors held a special meeting to consider the proposed merger, the merger agreement and related transactions. Members of our senior management and representatives of CIBC World Markets, Stites & Harbison and Frost Brown Todd were in attendance. Mr. Ray reviewed the history of the discussions with Mitsui & Co., Ltd. and Mitsui and updated the board of directors on the status of recent developments concerning the proposed transaction. A representative of Stites & Harbison then reviewed again with the directors their fiduciary duties in connection with their consideration of the merger agreement.

Representatives of Frost Brown Todd and Stites & Harbison then reviewed in detail the terms and conditions of the merger agreement. CIBC World Markets then reviewed with the board of directors its financial analysis of the merger consideration and rendered to the board of directors its oral opinion, confirmed by delivery of a written opinion dated February 28, 2007, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration of $30.00 per share to be received by holders of Steel Technologies common stock (other than Mitsui & Co., Ltd., Mitsui, Merger Sub and their respective affiliates) was fair, from a financial point of view, to such holders. Our five independent directors then met in executive session with a representative of Stites & Harbison to discuss the proposed merger agreement and Mitsui’s proposed employment arrangements with certain of our executives. The independent directors met with Mr. Ray, Mr. Carroll and Mr. Stuart N. Ray, a director of our company and President & Chief Operating Officer of Mi-Tech Steel, Inc., who each confirmed that they had reached an agreement in principle with Mitsui regarding the proposed terms of their employment arrangements effective upon completion of the merger. The full board of directors then reconvened the meeting and, following additional discussion of the final terms and conditions of the proposed merger agreement, approved proceeding with Mitsui’s proposal. After discussing with our senior management and professional advisors the next steps to be taken in connection with the execution and announcement of the transaction, our board of directors unanimously: (1) determined that the proposed merger is fair to, and in the best interests of, our company and our shareholders, (2) declared advisable the merger agreement and the transactions contemplated by the merger agreement, (3) adopted and approved the merger agreement and the transactions contemplated by the merger agreement, (4) authorized execution of the merger agreement, and (5) resolved to recommend that our shareholders ratify, adopt and approve the merger agreement and the transactions contemplated by the merger agreement. Our board of directors also adopted an amendment to our existing April 24, 1998 shareholder rights agreement which had the effect of making the rights agreement inapplicable to the merger agreement with Mitsui and the transactions contemplated by the merger agreement.

On February 28, 2007, we were informed that the board of directors of Mitsui & Co., Ltd., had approved the merger and the merger agreement, subject to confirmation by Mitsui of certain due diligence items.

During the afternoon of February 28, 2007, Steel Technologies and Mitsui executed the merger agreement and each party then issued a press release announcing the execution of the merger agreement.

Reasons for the Merger; Board of Directors’ Recommendation

Reasons for the Merger

In the course of reaching its decision to approve the merger and approve and adopt the merger agreement, our board of directors consulted with our senior management, legal advisors and financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	the current and prospective business and economic environment in which we operate, the competitive environment within the steel processing industry and the likely effect of these factors on our future growth, development, profitability and strategic options;

•	the possible strategic alternatives to the merger, including the possibility of continuing to operate as an independent entity and the perceived business and financial prospects and risks associated with that strategy;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock;

•	our financial condition, results of operations, business and strategic objectives;

•	historical information concerning our business, financial performance and condition, operations and competitive position;

•	the consideration to be received by our shareholders in the merger, including the form of such consideration;

•	senior management’s prior discussions with other interested persons and the likelihood that a third party would offer a price higher than the $30.00 in cash per share proposed by Mitsui & Co., Ltd. and Mitsui;

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and shareholder approvals needed to complete the merger will be obtained; and

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations.

In the course of its deliberations, our board of directors also considered, among other things, the following positive factors supporting its decision to approve the merger and the merger agreement:

•	its belief that the merger presents the best available strategic alternative for our shareholders;

•	the value of the consideration to be received by our shareholders in the merger pursuant to the merger agreement;

•	the fact that the $30.00 per share to be paid as the consideration in the merger represents a premium of 63% over the $18.39 closing sale price for the shares of our common stock on The NASDAQ Global Select Market on February 27, 2007, the last trading day prior to the public announcement of the execution of the merger agreement;

•	the fact that the merger consideration is all cash, which allows our shareholders to immediately realize a fair value, in cash, for their shares and provides certainty of value for their investment compared to a transaction in which our shareholders would receive stock;

•	CIBC World Markets’ opinion dated February 28, 2007, to our board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of Steel Technologies common stock (other than Mitsui & Co., Ltd., Mitsui, Merger Sub and their respective affiliates), as more fully described below in “The Merger — Opinion of Steel Technologies’ Financial Advisor” on page 22;

•	the financial and other terms and conditions of the merger agreement as reviewed by the board of directors and the fact that they were the product of arm’s-length negotiations between the parties;

•	the likelihood that the proposed merger would be completed, in light of the conditions in the merger agreement to Mitsui’s obligation to complete the merger and Mitsui’s financial capabilities;

•	the fact that pursuant to the merger agreement, we are not prohibited from responding in the manner provided in the merger agreement to unsolicited acquisition proposals (as described below in “The Merger Agreement — Limitations on Considering Other Acquisition Proposals” on page 39), and we may terminate the merger agreement under certain circumstances to approve an alternative transaction with a third party that we determine to be a “superior acquisition proposal” (as described below in “The Merger Agreement — Termination of the Merger Agreement” on page 45);

•	its understanding, based upon consultations with our legal and financial advisors, that the termination fee of $13,910,759 is reasonable and customary in light of the benefits of the merger to our shareholders and termination fees that were payable in comparable transactions, and would not be likely to preclude another party from making a superior acquisition proposal; and

•	the availability of dissenters’ rights for Steel Technologies’ shareholders who properly exercise their statutory rights under Kentucky law.

In the course of its deliberations, our board of directors also identified and considered various risks and other potentially negative factors concerning the merger and the merger agreement, including the following:

•	the fact that our shareholders will not participate in our future growth potential or benefit from any future increase in our value;

•	the possibility that the merger might not be completed on a timely basis or at all and the effect of such failure on our stock price and our ability to attract and retain key management and other personnel and the potential adverse effect on our business and our relationships with customers and suppliers;

•	the effect of the public announcement of the merger, including the diversion of management and employee attention, potential employee attrition and the potential adverse effect on our business and our relationships with customers and suppliers;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the conditions to Mitsui’s obligation to complete the merger and the right of Mitsui to terminate the merger agreement under certain circumstances;

•	the interests that certain of our directors and executive officers may have with respect to the merger that are in addition to or different from their interests as shareholders of Steel Technologies generally as described in “The Merger — Interests of Our Directors and Executive Officers in the Merger” on page 26;

•	the fact that Mitsui will not be obligated to complete the merger unless:

•	each of Bradford T. Ray, Michael J. Carroll and Stuart N. Ray enter into a five-year employment agreement with Merger Sub, which will be effective as of the effective time of the merger; and

•	each of these three executives continue to be employed by us at the effective time of the merger;

•	the fact that we are making certain representations and warranties to Mitsui in the merger agreement regarding the business and affairs of our corporate joint venture entities, some of which we have neither voting nor management control of, and that the breach of some or all of those representations and warranties could, under certain circumstances, provide Mitsui with a right to terminate the merger agreement and abandon the merger;

•	the fact that an all cash transaction would be taxable to our shareholders that are U.S. persons for U.S. federal income tax purposes;

•	the fact that the merger agreement precludes us from actively soliciting alternative acquisition proposals from other persons; and

•	the requirement that we pay a termination fee of $13,910,759 (representing approximately 3.5% of the total equity value of the transaction) and reimburse Mitsui up to $1,500,000 for expenses if our board of directors accepts or recommends a superior acquisition proposal or the merger agreement is terminated under certain other circumstances (see “The Merger Agreement — Effect of Termination” on page 47) and the possibility that this termination fee could discourage a competing proposal to acquire us or reduce the price in an alternative transaction.

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive but does describe the material information and factors considered. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether the presence or absence of any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather, our board of directors conducted an overall review of the factors described above, including discussions with our senior management and legal and financial advisors. After considering these factors, the board of directors concluded that the positive factors relating to the merger and the merger agreement outweighed the risks and potential negative factors.

Board of Directors’ Recommendation

After careful consideration, and taking into account the factors and information described above, our board of directors has unanimously:

•	determined that the proposed merger is fair to, and in the best interests of, our company and our shareholders;

•	declared advisable the merger agreement and the transactions contemplated by the merger agreement;

•	adopted and approved the merger agreement and the transactions contemplated by the merger agreement; and

•	resolved to recommend that our shareholders ratify, adopt and approve the merger agreement and the transactions contemplated by the merger agreement and directed that a special meeting of our shareholders be called for the purpose of considering the ratification, adoption and approval of the merger, the merger agreement and the transactions contemplated by the merger agreement, and the authorization of additional actions necessary or desirable to carry out the purposes of the merger agreement, including the adjournment proposal.

Our board of directors unanimously recommends that our shareholders vote “FOR” the merger agreement proposal.

Opinion of Steel Technologies’ Financial Advisor

Steel Technologies has engaged CIBC World Markets as its financial advisor in connection with the merger. In connection with this engagement, the Steel Technologies board of directors requested that CIBC World Markets evaluate the fairness, from a financial point of view, to the holders of Steel Technologies common stock (other than Mitsui & Co., Ltd., Mitsui, Merger Sub and their respective affiliates) of the merger consideration to be received by such holders. On February 28, 2007, at a meeting of the Steel Technologies board of directors held to evaluate the merger, CIBC World Markets rendered to the Steel Technologies board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated February 28, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received by holders of Steel Technologies common stock (other than Mitsui & Co., Ltd., Mitsui, Merger Sub and their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of CIBC World Markets’ written opinion, dated February 28, 2007, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B. CIBC World Markets’ opinion was provided to the Steel Technologies board of directors in connection with its evaluation of the merger consideration from a financial point of view. CIBC World Markets’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger. The summary of CIBC World Markets’ opinion described below is qualified in its entirety by reference to the full text of its opinion. Holders of Steel Technologies common stock are encouraged to read the opinion carefully in its entirety.

In arriving at its opinion, CIBC World Markets:

•	reviewed the merger agreement;

•	reviewed audited financial statements of Steel Technologies for fiscal years ended September 30, 2004, September 30, 2005 and September 30, 2006 and unaudited financial statements of Steel Technologies for the three months ended December 31, 2006, and also reviewed certain financial information relating to certain joint ventures in which Steel Technologies has an interest;

•	reviewed financial forecasts and estimates relating to Steel Technologies which were prepared by Steel Technologies’ management;

•	held discussions with Steel Technologies’ senior management with respect to Steel Technologies’ business and prospects;

•	reviewed historical market prices and trading volumes for Steel Technologies common stock;

•	reviewed and analyzed publicly available financial data for companies that CIBC World Markets deemed generally comparable to Steel Technologies;

•	reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed relevant in evaluating the merger;

•	reviewed and analyzed the premiums paid, based on publicly available information, in merger and acquisition transactions CIBC World Markets deemed relevant in evaluating the merger;

•	analyzed the estimated present value of Steel Technologies’ future cash flows based on financial forecasts and estimates prepared by Steel Technologies’ management;

•	reviewed other public information concerning Steel Technologies; and

•	performed such other analyses, reviewed such other information and considered such other factors as CIBC World Markets deemed appropriate.

In rendering its opinion, CIBC World Markets relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with CIBC World Markets by Steel Technologies and its employees, representatives and affiliates or otherwise reviewed by CIBC World Markets. With respect to the financial forecasts and estimates relating to Steel Technologies referred to above, CIBC World Markets assumed, at the direction of Steel Technologies’ management, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of Steel Technologies’ management as to Steel Technologies’ future financial condition and operating results. CIBC World Markets assumed, with Steel Technologies’ consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals and consents with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Steel Technologies or the merger. CIBC World Markets neither made nor obtained any independent evaluations or appraisals of Steel Technologies’ assets or liabilities, contingent or otherwise. CIBC World Markets did not express any opinion as to Steel Technologies’ underlying valuation, future performance or long-term viability. CIBC World Markets expressed no view as to, and its opinion did not address, any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. In addition, CIBC World Markets expressed no view as to, and its opinion did not address, Steel Technologies’ underlying business decision to proceed with or effect the merger, nor did CIBC World Markets’ opinion address the relative merits of the merger as compared to any alternative business strategies that might exist for Steel Technologies or the effect of any other transaction in which Steel Technologies might engage. In connection with its engagement, CIBC World Markets was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of Steel Technologies. CIBC World Markets’ opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets on the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. Except as described above, Steel Technologies imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

This summary is not a complete description of CIBC World Markets’ opinion or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. CIBC World Markets arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets’ analyses and opinion.

In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Steel Technologies’ control. No company, business or transaction used in the analyses is identical or directly comparable to Steel Technologies or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in CIBC World Markets’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, CIBC World Markets’ analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger were determined through negotiation between Steel Technologies and Mitsui, and the decision to enter into the merger was solely that of the Steel Technologies board of directors. CIBC World Markets’ opinion was only one of many factors considered by the Steel Technologies board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Steel Technologies’ board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with the Steel Technologies board of directors in connection with CIBC World Markets’ opinion dated February 28, 2007. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets’ financial analyses.

Selected Companies Analysis

CIBC World Markets reviewed financial and stock market information for Steel Technologies and the following six selected publicly held steel companies:

•	Gibraltar Industries, Inc.

•	Novamerican Steel Inc.

•	Olympic Steel, Inc.

•	Samuel Manu-Tech Inc.

•	Shiloh Industries, Inc.

•	Worthington Industries, Inc.

CIBC World Markets reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on February 26, 2007, plus debt, less cash, as a multiple of latest 12 months earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and calendar year 2007 estimated EBITDA. CIBC World Markets then applied a range of selected multiples of latest 12 months and calendar year 2007 EBITDA derived from the selected companies to, respectively, Steel Technologies’ latest 12 months and estimated calendar year 2007 EBITDA and adjusted EBITDA (calculated as EBITDA, adjusted to include Steel Technologies’ pro rata share of EBITDA from certain unconsolidated affiliates). Financial data for the selected companies were based on public filings, publicly available research analysts’ estimates and other publicly available information. Financial data for Steel Technologies were based on public filings and internal forecasts of Steel Technologies’ management, and in the case of latest 12 months data were pro forma for Steel Technologies’ acquisition of Kasle Steel Corporation consummated in 2006, referred to as the “Kasle acquisition.” This analysis indicated the following implied per share equity reference ranges for Steel Technologies, as compared to the merger consideration:

Implied Per Share Equity Reference
Ranges Based on:
EBITDA	Adjusted EBITDA	Merger Consideration

$10.37 - $21.79	$13.32 - $26.33	$30.00

Selected Precedent Transactions Analysis

CIBC World Markets reviewed transaction values in the following 12 selected transactions involving companies in the steel industry:

Announcement Date	Acquiror	Target

• 12/29/06	• Nucor Corporation	• Harris Steel Group Inc.
• 11/01/06	• Nucor Corporation	• Verco Manufacturing Co.
• 10/12/06	• Noble International, Ltd.	• Pullman Industries, Inc.
• 08/17/05	• A.M. Castle & Co.	• Transtar Metals Holding, Inc.
• 07/20/06	• Kohlberg & Company	• Niagara Corporation
• 07/05/06	• Reliance Steel & Aluminum Co.	• Yarde Metals, Inc.
• 04/11/06	• Steel Technologies	• Kasle Steel Corporation
• 02/18/06	• Platinum Equity, LLC	• PNA Group, Inc.
• 01/17/06	• Reliance Steel & Aluminum Co.	• Earle M. Jorgensen Company
• 05/18/05	• Apollo Management, L.P.	• Metals USA, Inc.
• 10/26/04	• Ryerson Tull, Inc.	• Integris Metal, Inc.
• 06/11/03	• Reliance Steel & Aluminum Co.	• Precision Strip, Inc.

CIBC World Markets reviewed transaction values in the selected transactions, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus debt, less cash, as a multiple of latest 12 months EBITDA and one-year forward estimated EBITDA. CIBC World Markets then applied a range of selected multiples of latest 12 months and one-year forward EBITDA derived from the selected transactions to, respectively, Steel Technologies’ latest 12 months and estimated fiscal year 2007 EBITDA and adjusted EBITDA. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data for Steel Technologies were based on public filings and internal forecasts of Steel Technologies’ management, and in the case of latest 12 months data were pro forma for the Kasle acquisition. This analysis indicated the following implied per share equity reference ranges for Steel Technologies, as compared to the merger consideration:

Implied Per Share Equity Reference
Ranges Based on:
EBITDA	Adjusted EBITDA	Merger Consideration

$4.29 - $18.18	$6.48 - $22.50	$30.00

Discounted Cash Flow Analysis

CIBC World Markets performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that Steel Technologies could generate over the second quarter of fiscal year 2007 through the full fiscal year 2012, based on internal estimates of Steel Technologies’ management. CIBC calculated a range of terminal values for Steel Technologies by applying terminal EBITDA multiples of 6.0x to 7.0x to Steel Technologies’ fiscal year 2012 estimated EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 12.0% to 14.0%. This analysis indicated the following implied per share equity reference range for Steel Technologies, as compared to the merger consideration:

Implied Per Share
Equity Reference Range	Merger Consideration

$22.52 -$30.16	$30.00

Premiums Paid Analysis

CIBC World Markets reviewed the premiums paid in selected transactions announced between January 1, 2001 and January 24, 2007 in which the target company’s equity value prior to announcement was between $300 million and $600 million relative to the closing stock prices of the target companies in such transactions one trading day, one week and four weeks prior to public announcement of the relevant transaction. CIBC World Markets applied a range of selected premiums derived from the selected transactions to the closing prices of Steel Technologies common stock one trading day, one week and four weeks prior to February 26, 2007. This analysis indicated the following implied per share equity reference range for Steel Technologies, as compared to the merger consideration:

Implied Per Share
Equity Reference Range	Merger Consideration

$21.64 - $24.50	$30.00

Miscellaneous

Steel Technologies has agreed to pay CIBC World Markets for its financial advisory services an aggregate fee of approximately $4.3 million (based on the aggregate consideration to be received in the merger), a portion of which was payable in connection with the delivery of CIBC World Markets’ opinion and approximately $4.0 million of which is contingent upon consummation of the merger. In addition, Steel Technologies has agreed to reimburse CIBC World Markets for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. CIBC World Markets and its affiliates in the past have provided services to Steel Technologies unrelated to the merger, for which services CIBC World Markets and its affiliates have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Steel Technologies and Mitsui & Co., Ltd. for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

Steel Technologies selected CIBC World Markets as its financial advisor based on CIBC World Markets’ reputation and experience and its familiarity with Steel Technologies and its business. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the merger agreement proposal, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

All such different or additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of shareholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

Steel Technologies Equity Compensation Plans

Under the terms of the merger agreement, all grants and awards under our equity compensation plans (including grants and awards made to our executive officers and directors) will be subject to the following treatment:

•	each stock option that is outstanding as of the effective time of the merger, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the option multiplied by the amount, if any, by which the merger consideration of $30.00 per share exceeds the option exercise price, without interest and less any applicable withholding taxes;

•	each unvested share subject to a previously-granted restricted stock award that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive a cash payment equal to $30.00, without interest and less any applicable withholding taxes; and

•	each deferred share of common stock credited to a director’s account in the Steel Technologies Inc. Nonemployee Directors Stock Plan immediately prior to the effective time of the merger will be cancelled and converted into the right to receive a cash payment equal to $30.00, without interest and less any applicable withholding taxes.

See “The Merger Agreement — Effect on Awards Under Steel Technologies’ Stock Plans” on page 35 for a more complete discussion of the treatment of these plans.

Stock Options

The following table sets forth information as of April 18, 2007, concerning:

•	the number of shares of common stock subject to vested and unvested stock options held by our executive officers and directors, and

•	the aggregate cash payments that may be made in respect of the stock options upon completion of the merger, without regard to deductions for any required income tax withholding, assuming that all options remain outstanding as of the effective time of the merger.

	Shares Subject to Options			Cash Payment for Options(1)
Name	Vested	Unvested(2)	Total	Vested	Unvested(2)	Total

Executive Officers:
Bradford T. Ray	92,500	7,500	100,000	$1,960,363	$138,458	$2,098,821
Michael J. Carroll	20,000	8,000	28,000	431,368	156,080	587,448
Roger D. Shannon	—	—	—	—	—	—
Brad A. Goranson	10,500	12,000	22,500	198,213	145,800	344,013
John M. Baumann, Jr.	6,700	8,000	14,700	115,997	97,200	213,197
Directors:
Stuart N. Ray	10,875	8,625	19,500	188,989	68,147	257,136

(1)	Amounts shown for each individual are calculated by multiplying the number of shares of common stock subject to each outstanding option by the amount by which $30.00 exceeds the option exercise price.

(2)	All unvested options will vest and become fully exercisable upon shareholder approval of the merger agreement proposal.

Restricted Stock

The following table sets forth the aggregate number of unvested restricted shares of common stock held by our executive officers and directors as of April 18, 2007, and the aggregate cash payment that each holder will be entitled to receive in respect of the restricted shares upon completion of the merger, without regard to deductions for any required income tax withholding. The information in the table assumes that all the restricted shares remain unvested as of the effective time of the merger.

	Aggregate Number	Cash Payment for
Name	of Restricted Shares	Restricted Shares(1)

Executive Officers:
Bradford T. Ray	13,000	$390,000
Michael J. Carroll	8,000	240,000
Roger D. Shannon	5,000	150,000
Brad A. Goranson	5,000	150,000
John M. Baumann, Jr.	5,000	150,000
Directors:
Stuart N. Ray	5,000	150,000

(1)	Amounts shown for each individual are calculated by multiplying the aggregate number of restricted shares by $30.00.

Directors’ Deferred Shares

Two of our directors, Jimmy Dan Conner and William E. Hellmann, have the right to receive shares of our common stock on a deferred basis in accordance with the terms of our Nonemployee Directors Stock Plan. The following table sets forth the aggregate number of deferred shares credited to their accounts under the plan as of April 18, 2007, and the aggregate cash payment that each of Messrs. Conner and Hellmann will be entitled to receive in respect of their deferred shares upon completion of the merger, without regard to deductions for any required income tax withholding.

	Aggregate Number	Cash Payment for
	of Directors’	Directors’
Name	Deferred Shares	Deferred Shares(1)

Jimmy Dan Conner	3,465	$103,950
William E. Hellmann	1,732	51,960

(1)	Amounts shown for each individual are calculated by multiplying the aggregate number of deferred shares by $30.00

Employment Agreements with Surviving Corporation After the Merger

It is a condition to Mitsui’s obligation to complete the merger that each of Bradford T. Ray and Michael J. Carroll, Chairman & Chief Executive Officer and President & Chief Operating Officer, respectively, of our company, and Stuart N. Ray, President & Chief Operating Officer of Mi-Tech Steel, Inc. and a director of Steel Technologies, enter into an employment agreement with Merger Sub, effective as of the closing of the merger. Upon the effective time of the merger, the employment agreements will become the obligations of our company as a surviving subsidiary corporation of Mitsui. It is also a condition to Mitsui’s obligation to complete the merger transaction with us that these three executives remain employed with our company until the effective time of the merger. Messrs. Ray, Carroll and Ray have informed the board of directors of our company of their agreement in principle to continue their employment until the effective time of the merger and to enter into the contemplated employment agreements with Merger Sub. Additionally, although not a condition to Mitsui’s obligation to complete the merger, it is expected that Roger D. Shannon, our Chief Financial Officer & Treasurer, and Brad A. Goranson, our Senior Vice President of Sales, will enter into employment agreements with Merger Sub, effective as of the closing of the merger.

The form of employment agreement that each of the five executives is expected to sign contains the following principal terms:

•	an initial term of five years, commencing as of the closing of the merger, and automatic extensions for successive one-year terms following the expiration of the initial five-year term, unless either of the parties notifies the other party of his or its intention not to extend the agreement;

•	if the surviving corporation terminates an executive’s employment for “cause” or if an executive voluntarily terminates his employment without “good reason,” as each of those terms is defined in the agreement, then the executive will only be entitled to the benefits and compensation that were earned through the date of termination and will forfeit any amount of his retention bonus not yet payable;

•	if the surviving corporation terminates an executive’s employment without cause or if an executive resigns from his employment for good reason, in addition to receiving the compensation and benefits that were earned through the date of termination, the executive will be entitled to receive (i) an amount equal to two times his annual salary and target annual bonus, and (ii) any unpaid retention bonus; and (iii) continued participation for his spouse and his dependents (as applicable) in each of the Company’s employee benefit and welfare plans providing for medical, dental or hospitalization coverage for 18 months;

•	the executive will be subject to an 18-month non-competition and non-solicitation covenants during his employment and following the termination of his employment with the surviving corporation; and

•	the executive will agree to maintain the confidentiality of any confidential information and to return all confidential information to the surviving corporation when his employment terminates.

Each of the executives will receive a compensation and benefits package under his employment agreement that will include the following principal elements:

•	a base annual salary;

•	a target annual bonus;

•	a retention bonus;

•	an annual car allowance;

•	a right to (i) participate in the long-term incentive plan(s) which the surviving corporation shall create within the first 120 days of its fiscal year, and (ii) continue to participate in our Nonqualified Deferred Compensation Plan; and

•	a right to participate in employee benefits plans on a basis that is at least as favorable as that provided to other senior executives of the surviving corporation, including plans covering pension, medical, dental, hospitalization, life and disability insurance and vacation.

The principal terms of each of the executives’ compensation arrangements are set forth in the following table:

		Target
	Base	Annual Bonus
Name and Title	Salary	(% of Base Salary)	Retention Bonus

Bradford T. Ray	$325,000	100%	$600,000	(1)
Chief Executive Officer
Michael J. Carroll	$310,000	80%	$800,000	(2)
President & Chief Operating Officer
Stuart N. Ray	$295,000	80%	$600,000	(3)
President & Chief Operating Officer of Mi-Tech Steel, Inc.
Roger D. Shannon	$220,000	70%	$400,000	(4)
Chief Financial Officer & Treasurer
Brad A. Goranson	$180,000	60%	$150,000	(5)
Senior Vice President, Sales

(1)	The retention bonus is payable in installments of $200,000 on each of the first three anniversaries of the merger.

(2)	The retention bonus is payable in installments of $200,000 six months after the merger and on each of the first three anniversaries of the merger.

(3)	The retention bonus is payable in installments of $150,000 six months after the merger and on each of the first three anniversaries of the merger.

(4)	The retention bonus is payable in installments of $100,000 six months after the merger and on each of the first three anniversaries of the merger.

(5)	The retention bonus is payable in installments of $50,000 on each of the first three anniversaries of the merger.

Indemnification and Insurance

The merger agreement provides that, from and after the effective date of the merger, Mitsui and the surviving corporation will indemnify each of our and our subsidiaries’ present and former directors and officers against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the effective time of the merger, to the fullest extent that we would have been permitted under law and our articles of incorporation, by-laws and contracts in effect on the date of the merger agreement to indemnify, and advance expenses to, such person.

We, or the surviving corporation if we are unable to prior to the effective date of the merger, will obtain, fully pay for and maintain “tail” insurance policies with a claims period of at least six years from and after the effective time of the merger from a carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage that are at least as favorable as our existing policies with respect to matters existing or occurring at or prior to the effective time of the merger. If we or the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation of the merger will, and Mitsui will cause the surviving corporation to, either (i) continue to maintain in effect for a period of at least six years from and after the effective time the directors’ and officers’ liability insurance and fiduciary liability insurance in place as of the date of the merger agreement with benefits and levels of coverage at least as favorable as provided in our existing policies as of the date of the merger agreement or (ii) use reasonable best efforts to purchase comparable directors’ and officers’ liability insurance and fiduciary liability insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in our existing policies as of the date of the merger agreement (although neither the surviving corporation nor Mitsui will be required to expend more than an amount per year equal to 300% of the current annual premiums paid by us for such insurance).

Effects of the Merger on Steel Technologies

If the merger is completed, Steel Technologies will be a privately held corporation wholly-owned by Mitsui, and our common stock will cease to be publicly traded. You will no longer have any interest in Steel Technologies’ future earnings or growth. Following completion of the merger, the registration of our common stock under the Securities Exchange Act of 1934, as amended, will be terminated upon application to the SEC, and we will discontinue filing reports, proxy statements and other information with the SEC. In addition, upon completion of the merger, shares of our common stock will no longer be listed on any stock exchange or quotation system.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of Steel Technologies will become the officers of the surviving corporation. The surviving corporation in the merger will continue to do business as “Steel Technologies” after the merger.

Delisting and Deregistration of Steel Technologies Common Stock

If the merger is completed, our common stock will no longer be traded on The NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934 as soon as practicable following completion of the merger.

Market Price and Dividend Data

Our common stock is traded on The NASDAQ Global Select Market under the symbol “STTX.” The following table shows, for the quarterly periods indicated:

•	the range of high, low and closing prices for our common stock as quoted on The NASDAQ Global Select Market, and

•	cash dividends paid per share of our common stock.

	Stock Price			Cash
Fiscal Year 2005	High	Low	Close	Dividends

First Quarter	$30.58	$22.27	$27.51	$0.10
Second Quarter	$33.56	$23.26	$23.99
Third Quarter	$24.38	$16.49	$16.90	$0.15
Fourth Quarter	$26.83	$16.75	$25.93
Fiscal Year 2006
First Quarter	$28.89	$22.30	$27.99	$0.15
Second Quarter	$29.94	$22.55	$24.30
Third Quarter	$28.28	$15.80	$19.44	$0.15
Fourth Quarter	$24.23	$17.01	$19.63
Fiscal Year 2007
First Quarter	$23.23	$16.71	$17.55	$0.15
Second Quarter	$29.74	$16.40	$29.58
Third Quarter (through April 23, 2007)	$29.92	$29.48	$29.84

The following table sets forth the closing per share sales price of our common stock, as reported on The NASDAQ Global Select Market on February 27, 2007, the last full trading day before the public announcement of the proposed merger, and on April 23, 2007, the latest practicable trading day before the date of this proxy statement:

Steel Technologies
Common Stock
Closing Price

February 27, 2007	$18.39
April 23, 2007	$29.84

We have agreed with Mitsui that during the pendency of the merger, unless we obtain Mitsui’s prior consent, we may not declare or pay any dividend or other distribution in respect of our common stock, except for our regular semi-annual cash dividend of $0.15 per share. See “The Merger Agreement — Conduct of Business Pending the Merger” on page 37.

You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. Following the merger, there will be no further market for our common stock.

Material United States Federal Income Tax Consequences of the Merger

This section discusses certain material United States federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock whose shares are surrendered in the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

The discussion applies only to U.S. holders that hold our common stock as a capital asset at the time of the merger, and the discussion does not address all United States federal income tax considerations that may be relevant to particular shareholders that are subject to special rules or that may be important in light of such shareholders’ individual circumstances, such as:

•	financial institutions, mutual funds, insurance companies, dealers in securities or foreign currencies, persons that mark-to-market their securities, or persons that hold our common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	persons with a “functional currency” other than the U.S. dollar;

•	shareholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”);

•	holders of options, warrants or similar rights to acquire our stock;

•	United States expatriates;

•	partnerships, limited liability companies or other pass-through entities, or investors in such entities;

•	retirement plans and tax-exempt organizations;

•	shareholders who acquired our common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation; or

•	persons deemed to sell their shares of our common stock under the constructive sale provisions of the Code.

Steel Technologies did not obtain a ruling from the Internal Revenue Service or an opinion of counsel with respect to any of the matters discussed in this section of the proxy statement. The summary is not binding upon the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth in this section.

The discussion below is based upon United States federal income tax laws as in effect and interpreted as of the date of this proxy statement and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our shareholders.

Steel Technologies shareholders are urged to consult their own tax advisors as to the specific tax consequences of the merger to them, including the applicable United States federal, state, local and foreign tax consequences of the merger.

For United States federal income tax purposes, a U.S. holder who exchanges shares of our common stock in the merger generally will recognize capital gain or capital loss equal to the difference between the cash received by such shareholder and the shareholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be long-term capital gain or loss provided that such shareholder’s holding period for such shares as capital assets is more than 12 months at the effective time of the merger. Long-term capital gain of individuals generally is subject to United States federal income tax at a maximum rate of 15%. If an individual shareholder’s holding period for the shares of common stock is 12 months or less at the effective time of the merger, any gain will be subject to United States federal income tax at the same rate as ordinary income. There are limits on the deductibility of capital losses. U.S. holders who acquired different blocks of our common stock at different times or different prices must determine their tax basis and holding period separately with respect to each block of stock.

For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

Under the Code, a non-corporate holder of our common stock may be subject to backup withholding at a rate of 28% with respect to the amount of cash received in the merger, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s United States federal income tax liability, if any, provided the shareholder furnishes the required information to the Internal Revenue Service in a timely manner. A non-corporate holder may also be subject to information reporting to the Internal Revenue Service.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, tax advice to any particular holder of shares of our common stock. This summary does not purport to be a complete analysis or discussion of all potential tax effects relevant to our shareholders. Holders of our common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in their particular circumstances.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. Steel Technologies and Mitsui filed notification and report forms pursuant to the HSR Act with the Antitrust Division of the Department of Justice (the “DOJ”) and the FTC on March 30, 2007. The waiting period under the HSR Act was terminated on April 11, 2007. Even though the waiting period under the HSR Act was terminated, the Antitrust Division of the DOJ, the FTC or others, including state regulatory authorities or private parties, could at any time before or after completion of the merger take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Additionally, the merger is subject to review by governmental authorities under the antitrust laws of Mexico.

THE MERGER AGREEMENT
(Proposal No. 1)

The following description summarizes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. Shareholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement, because it is the legal document that governs the merger.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” elsewhere in this proxy statement.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Kentucky law, at the effective time of the merger, Merger Sub, a wholly-owned subsidiary of Mitsui and a party to the merger agreement, will merge with and into us. We will survive the merger as a Kentucky corporation and wholly-owned subsidiary of Mitsui.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than shares owned by Mitsui & Co., Ltd., Mitsui or its subsidiaries, treasury shares and those shares held by shareholders who perfect their dissenters’ rights (as described in “Dissenters’ Rights” on page 49) (each such share, an “excluded share”), will be converted into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes. Treasury shares will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of any shares of our common stock (other than holders of excluded shares) will cease to have any rights as a Steel Technologies shareholder, except the right to receive $30.00 per share in cash, without interest and less any applicable withholding taxes. The price of $30.00 per share was determined through arm’s-length negotiations between Mitsui and us.

Effective Time of the Merger

The merger will become effective upon the filing of Articles of Merger with the Kentucky Secretary of State or at such later time as is agreed upon by Mitsui and us and specified in the Articles of Merger. The filing of the Articles of Merger will occur as soon as practicable following the closing, which shall occur on the third business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement, unless otherwise mutually agreed between Mitsui and us.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of our common stock into the right to receive $30.00 per share in cash, without interest and less any applicable withholding taxes, will occur automatically at the effective time of the merger. Promptly after the effective time of the merger (and in any event within three business days thereafter), National City Bank, N.A., as paying agent, will send a letter of transmittal to each former Steel Technologies shareholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of our common stock or compliance with the instructions in the letter of transmittal for shares held in book entry form, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, a former holder of Steel Technologies shares will be entitled to receive from the paying agent, on behalf of Mitsui, $30.00 in cash for each share of Steel Technologies common stock.

In the event of a transfer of ownership of our common stock that is not registered in our stock transfer records, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if the current holder delivers to the paying agent the certificate accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrue on any cash payable upon conversion of shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

Effect on Awards Under Steel Technologies’ Stock Plans

Stock Options

We have agreed to cause all holders of outstanding stock options under our various stock incentive plans to agree that either (a) their options which are unexercised at the effective time of the merger will be terminated, or (b) their options, whether vested or unvested, as of the effective time of the merger will be cancelled in exchange for the right of the holder to receive a cash payment, without interest, in an amount equal to the difference between $30.00 and the exercise price of the option, less any applicable tax withholding. In accordance with the merger agreement, we have obtained the agreement of all the holders of options to purchase our common stock to the cancellation of such options in exchange for the right to receive a cash payment. Any payment made with respect to options will be made as soon as practicable after the effective time of the merger.

Restricted and Deferred Stock

All unvested shares subject to previously granted restricted stock awards under our 2006 Restricted Stock Plan and all deferred shares presently credited under our Nonemployee Directors Stock Plan will be cancelled in exchange for a cash payment of $30.00, without interest and less any applicable withholding taxes, for each share of unvested restricted stock and each deferred share.

Representations and Warranties

The merger agreement contains representations and warranties we, on the one hand, and Mitsui and Merger Sub, on the other hand, have made to each other as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in our representations and warranties are qualified by information in confidential disclosure schedules that we have provided to Mitsui in connection with signing the merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us and Mitsui and are modified in important part by the underlying disclosure schedules.

The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization, good standing and similar matters with respect to each of Mitsui, Merger Sub and us;

•	our, Mitsui’s and Merger Sub’s organizational documents;

•	our capital structure;

•	authorization, execution, delivery, performance and enforceability of the merger agreement with respect to each of Mitsui, Merger Sub and us;

•	conflict of the merger agreement with, and consents required under, organizational documents, agreements, laws, permits and licenses with respect to us;

•	required action, consent or approval of, or review by, or registration or filing with, any governmental entity with respect to each of Mitsui, Merger Sub and us;

•	our compliance with laws and regulations and our possession of material permits;

•	our compliance with our and our subsidiaries’ organization documents and contracts;

•	documents we have filed with the SEC, the accuracy of the financial statements and other information contained in those documents and our compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of material undisclosed liabilities with respect to us;

•	absence of a material adverse effect on us and our subsidiaries (taken as a whole) and the absence of certain events, in each case since September 30, 2006;

•	outstanding and pending material litigation against us and our subsidiaries, and outstanding orders against us and our subsidiaries;

•	our significant contracts;

•	accuracy of our information in connection with this proxy statement;

•	our benefit plans;

•	our intellectual property;

•	tax matters with respect to us;

•	matters related to labor unions and collective bargaining agreements related to us and our subsidiaries;

•	title to our properties and rights to our leasehold interests;

•	environmental matters with respect to us;

•	our insurance policies;

•	applicability of certain takeover statutes’ requirements to us and our satisfaction of those statutes;

•	our engagement of, and payment of fees to, brokers, finders and investment bankers;

•	action pursuant to our rights agreement to render it inapplicable to the merger;

•	our largest customers and suppliers;

•	the accuracy of financial forecasts and revenue source comparisons provided to Mitsui;

•	the applicability of certain Canadian competition filings in connection with the consummation of the merger agreement;

•	the existence of material affiliate transactions involving us or our subsidiaries;

•	operations, capitalization, assets and liabilities of Merger Sub; and

•	sufficiency of Mitsui’s capital resources to complete the merger and the other transactions contemplated by the merger agreement.

The representations and warranties made by us in the merger agreement also apply to our subsidiaries, including RSDC of Michigan L.L.C., Ferrolux Metals Co. of Michigan, LLC, Delaco-Kasle LLC and Kasle Metal Processing, LLC, each of which are subsidiaries of ours that we do not control, which we refer to as our “non-controlled subsidiaries.” However, certain of the representations and warranties made by us are qualified to our knowledge as they relate to our non-controlled subsidiaries, including those representations and warranties relating to:

•	required action, consent or approval of, or review by, or registration or filing with, any governmental entity;

•	conflict of the merger agreement with, and consents required under, agreements, laws, permits and licenses;

•	compliance with laws and regulations and possession of material permits;

•	compliance with, and validity of, certain contracts;

•	any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by our non-controlled subsidiaries;

•	matters related to employee and officer compensation, labor unions and collective bargaining agreements;

•	certain benefit plans;

•	owned and leased real property;

•	tax matters; and

•	information technology assets.

Other of the representations and warranties made by us do not apply with respect to our non-controlled subsidiaries, including those relating to:

•	jurisdictions in which our non-controlled subsidiaries are organized or qualified to do business;

•	disclosure of certain contracts pursuant to which consents or waivers are required prior to consummating the merger;

•	disclosure of real property owned by our non-controlled subsidiaries;

•	copies of the tax returns of our non-controlled subsidiaries;

•	corporate authority, required approvals and the opinion of our financial advisor;

•	documents filed with the SEC, the accuracy of financial statements and other information contained in those documents and compliance with the Sarbanes-Oxley Act of 2002;

•	employee benefit plans;

•	significant contracts and copies thereof; and

•	action pursuant to our rights agreement to render it inapplicable to the merger.

Conduct of Business Pending the Merger

We have agreed, as to us and our subsidiaries, that from the date of the merger agreement and continuing until the effective time of the merger, except as expressly contemplated by the merger agreement, disclosed in the disclosure schedules to the merger agreement, required by applicable law or to the extent that Mitsui otherwise consents in advance (which consent cannot be unreasonably withheld or conditioned), that we and each of our subsidiaries will conduct our businesses only in the ordinary course of business, including using reasonable best efforts to:

•	preserve our business organizations intact;

•	maintain our existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates; and

•	keep available the services of our and our subsidiaries’ present employees and agents.

We have also agreed, as to us and our subsidiaries, that from the date of the merger agreement until the effective time of the merger, except as expressly required by the merger agreement, as disclosed to Mitsui in the disclosure schedule to the merger agreement or to the extent that Mitsui otherwise consents in advance (which consent cannot be unreasonably withheld or conditioned), neither we nor any of our subsidiaries will:

•	adopt or propose any change in our articles of incorporation or bylaws (or similar governing documents);

•	merge or consolidate us or any of our subsidiaries with any other person, except for any such transaction among our wholly-owned subsidiaries or restructure, reorganize or liquidate us or our subsidiaries or otherwise enter into contracts which impose material changes or restrictions on our assets, operations or business;

•	acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $250,000 in any transaction or transactions, other than acquisitions pursuant to contracts in effect as of the date of the merger agreement;

•	other than the issuance of shares of our common stock in accordance with our existing employee stock and option plans, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of our or our subsidiaries’ capital stock or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•	create or incur any material lien or liens on our or any of our subsidiaries’ assets having an aggregate value in excess of $250,000;

•	make any loan, advance or capital contribution to or investment in any person (other than one of our wholly-owned subsidiaries) in excess of $200,000 in the aggregate other than advances to suppliers in the ordinary course of business consistent with past practice;

•	other than the declaration and payment of our regular semi-annual cash dividend of $0.15 per share, declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of our or our subsidiaries’ capital stock (other than dividends or other distributions paid by any of our direct or indirect subsidiaries) or enter into any agreement with respect to the voting of our or our subsidiaries’ capital stock;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock;

•	incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of us or any of our subsidiaries, except for indebtedness for borrowed money (i) incurred in the ordinary course of business consistent with our past practices not to exceed $1,000,000 in the aggregate, (ii) for certain guaranties of our subsidiaries’ obligations; (iii) in replacement of existing borrowings on commercially reasonable terms; or (iv) for use as working capital to fund our normal semi-annual dividends of up to $0.15 per share, and to fund scheduled capital expenditures up to $5,000,000 in the aggregate in the ordinary course of business under our current Credit Agreement with a group of commercial banks and of up to $2,500,000 in the ordinary course of business under the Mi-Tech Steel credit agreements with several commercial lenders (provided that we may exceed the amounts in (iv) upon notice to Mitsui);

•	except as disclosed to Mitsui consistent with our 2007 capital expenditure budget, make or authorize any capital expenditure in excess of $500,000 during any 12-month period;

•	other than in the ordinary course of business, enter into any contract that would have been a material contract requiring certain disclosures to Mitsui had it been entered prior to the date of the merger agreement;

•	make any changes with respect to accounting policies or procedures (including tax accounting policies and procedures), except as required by changes in generally accepted accounting principles or by federal securities law;

•	settle any litigation or other proceeding at a cost exceeding $100,000 individually or $200,000 in the aggregate;

•	transfer, sell, lease, license, encumber or otherwise dispose of any our or our subsidiaries’ material assets, product lines or businesses, except in the ordinary course of business consistent with our past practices or the disposition of obsolete assets;

•	except as required under agreements or benefit plans in effect prior to execution of the merger agreement and disclosed to Mitsui or as otherwise required by law, (i) grant or provide any severance or termination payments or benefits to any of our or our subsidiaries’ directors, officers or employees, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of our or our subsidiaries’ directors, officers or employees, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (iii) establish, adopt, amend or terminate any compensation and benefit plan or any plan, contract, policy or arrangement that would have been a compensation and benefit plan had it been in effect as of the date the merger agreement was signed, or amend the terms of any outstanding equity-based awards except to the extent necessary to comply with the merger agreement, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any compensation and benefit plan, to the extent not already provided for, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any compensation and benefit plan or to change the manner in which contributions to those plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles; or (vi) forgive any loans to any of our or our subsidiaries’ directors, officers or employees;

•	except as required by law and after consultation with Mitsui, make any tax election, settle or compromise any material tax liability or file any amended tax return;

•	except in the ordinary course of business consistent with our past practice, amend or modify in any material respect, or terminate any of our or our subsidiaries’ material contracts or cancel, modify or waive any debts or claims thereunder having a value in excess of $100,000 individually or $350,000 in the aggregate; or

•	agree, resolve or commit to do any of the foregoing.

Limitations on Considering Other Acquisition Proposals

We have agreed that neither we nor any of our subsidiaries nor any of our or our subsidiaries’ directors or officers, and we shall use our reasonable best efforts to instruct and cause our and our subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives, not to, directly or indirectly:

•	initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any of the following:

•	a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of related transactions involving us or any of our significant subsidiaries;

•	any acquisition involving 10% or more of the total voting power or of any class of equity securities of us or those of any of our subsidiaries; or

•	any acquisition involving 10% or more of our consolidated total assets (including, without limitation, equity securities of our subsidiaries);

Any such proposal or offer is referred to in this proxy statement as an “acquisition proposal;”

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal; or

•	otherwise facilitate knowingly any effort or attempt to make an acquisition proposal.

We have further agreed that our board of directors, or any committee thereof, may not

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in any manner adverse to Mitsui, its recommendation that our shareholders approve the merger agreement proposal; or

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement entered into as discussed below) relating to any acquisition proposal;

provided, that our board of directors may, at any time prior to obtaining our shareholders’ approval of the merger agreement proposal, (a) withhold, withdraw, qualify or modify its recommendation that our shareholders approve the merger agreement proposal, or (b) approve, recommend or otherwise declare advisable any superior acquisition proposal (as discussed below) made after February 28, 2007, that was not solicited, initiated, encouraged or knowingly facilitated in breach of the merger agreement, if our board of directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable law. However, prior to taking any action listed in (a) and (b) above, our board of directors must:

•	provide notice to Mitsui at least 72 hours prior to taking such action advising it that our management currently intends to recommend to our board of directors that it take such action (and the basis of such intent) and indicating the name of the person making the acquisition proposal and the material terms and conditions of such acquisition proposal (including copies of any written offers or proposed agreements);

•	keep Mitsui informed, on a current basis, of the status and terms of any such acquisition proposals and the status of any such discussions or negotiations, including any changes in our intentions previously indicated to Mitsui and promptly disclose (and, if applicable, provide copies of) any such information to Mitsui to the extent not previously provided to Mitsui; and

•	take into account any changes to the terms of the merger agreement proposed by Mitsui and any other information provided by Mitsui in response to our notice.

We are permitted, however, at any time prior to obtaining our shareholders’ approval of the merger agreement proposal, to:

•	provide information in response to a request for such information by a person who has made an unsolicited bona fide written acquisition proposal providing for the acquisition of more than 10% of our assets (on a consolidated basis) or total voting power of our equity securities if (a) we receive from such person an executed confidentiality agreement on terms not less restrictive to such person than those contained in our confidentiality agreement with Mitsui (such confidentiality agreement need not prohibit the making of one or more acquisition proposals), and subject to the requirement that we promptly (and, in any event, within 48 hours) notify Mitsui regarding the request for information indicating the name of the person making the request and the material terms and conditions of any acquisition proposal (including copies of any written offers or proposed agreements), (b) keep Mitsui informed, on a current basis, of the status and terms of any such acquisition proposals and the status of any such discussions or negotiations, including any changes in our intentions previously indicated to Mitsui, and (c) promptly disclose (and, if applicable, provide copies of) any such information to Mitsui to the extent not previously provided to Mitsui; or

•	engage or participate in any discussions or negotiation with any person who has made such an unsolicited bona fide written acquisition proposal;

if, and only to the extent that, (i) our board of directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for our directors to comply with their fiduciary duties under applicable law, and (ii) our board of directors determines in good faith based on the information then available and after consultation with our outside legal counsel and financial advisor that the acquisition proposal either constitutes a superior acquisition proposal or could reasonably be expected to result in a superior acquisition proposal.

We are also permitted to approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) an acquisition proposal if, and only to the extent that:

•	our board of directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for our directors to comply with their fiduciary duties under applicable law;

•	our board of directors determines in good faith (after consultation with our outside legal counsel and financial advisor) that an acquisition proposal is a superior acquisition proposal;

•	we provide notice to Mitsui at least 72 hours prior to taking such action advising them that our management currently intends to recommend to our board of directors that it take such action (and the basis of such intent) and indicating the name of the person making the acquisition proposal and the material terms and conditions of such acquisition proposal (including copies of any written offers or proposed agreements);

•	we keep Mitsui informed, on a current basis, of the status and terms of any such acquisition proposals and the status of any such discussions or negotiations, including any changes in our intentions previously indicated to Mitsui and promptly disclose (and, if applicable, provide copies of) any such information to Mitsui to the extent not previously provided to Mitsui; and

•	our board of directors takes into account any changes to the terms of the merger agreement proposed by Mitsui and any other information provided by Mitsui in response to our notice.

A “superior acquisition proposal” means an acquisition proposal involving 75% of the assets (on a consolidated basis) or total voting power of our equity securities that, if accepted is reasonably likely to be consummated (taking into account legal, financial, regulatory and other aspects of such acquisition proposal and the identity of the third party making such acquisition proposal), and if consummated, would result in a more favorable transaction to our shareholders from a financial point of view than the transactions contemplated by the merger agreement (taking into account all of the terms of any proposal by Mitsui to amend or modify the terms of the merger and other transactions contemplated by the merger agreement and the time likely to be required to consummate such acquisition proposal).

We have also agreed that we would, and would ensure our subsidiaries would, immediately cease and cause to be terminated, and will not permit our representatives to continue, any existing activities, discussions or negotiations with any persons with respect to any acquisition proposal (except with respect to the transactions contemplated by the merger agreement).

Notwithstanding anything contained in the merger agreement, we are not prohibited from complying with disclosure obligations under certain tender offer rules of the Securities Exchange Act of 1934 with regard to an acquisition proposal so long as any action taken or statement made does not include a withdrawal, modification, qualification or change of the recommendation of our board of directors to our shareholders regarding approval of the merger and the merger agreement.

Shareholders’ Meeting

We have agreed to duly call and take all action necessary to hold a meeting of our shareholders for the purpose of obtaining their approval of the merger agreement proposal as promptly as practicable following the date of the merger agreement and in any event before May 29, 2007 (Mitsui has agreed to extend this date to on or before May 30, 2007), except that if we receive an unsolicited bona fide alternative acquisition proposal involving 75% of the assets (on a consolidated basis) or total voting power of our equity securities between May 4, 2007 and May 19, 2007, the shareholders’ meeting may be postponed to a date not more than 30 days after the receipt of such proposal. Under the merger agreement, regardless of whether our board of directors has changed our recommendation that our shareholders vote in favor of adoption of the merger agreement, we are required, to the extent permitted by applicable law, to submit the merger agreement proposal to our shareholders for their approval and adoption.

Reasonable Best Efforts; Cooperation

We and Mitsui have each agreed to cooperate with each other and use (and to cause our respective subsidiaries (and Mitsui & Co. Ltd., in the case of Mitsui) to use) our respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under the merger agreement and any applicable laws to consummate and make effective the merger and the transactions contemplated by the merger agreement as promptly as practicable, including, but not limited to, preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement. However, Mitsui and its affiliates shall not be required (i) to sell, transfer, encumber or otherwise dispose of any assets, operations, businesses or interests therein of Mitsui, Mitsui’s affiliates, or us or to agree to any material changes of or restrictions on their ability to own or operate those assets, operations or businesses or to agree to any restriction on their rights related to the ownership of the stock of the surviving corporation after the merger, (ii) to take any action if the DOJ or FTC authorizes its staff to seek a preliminary restraining order to enjoin the consummation of the merger or (iii) to make any material payments in connection with any waiver or consent needed to consummate the merger (other than filing fees required by law).

Subject to applicable laws relating to the exchange of information, and each party’s independent responsibility and authority to prepare and make their own filing under the Hart-Scott-Rodino Act or antitrust or other competition laws of Mexico and Canada, Mitsui shall have the right to direct all matters with any governmental entity consistent with its obligations under the merger agreement; provided that Mitsui and we shall have the right to review in advance and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Mitsui or us, as the case may be, and any of their respective subsidiaries or affiliates, that appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement (including this proxy statement). We have agreed to, and Mitsui has agreed to cause Mitsui & Co. Ltd. to, request early termination of the waiting period with respect to the merger under the Hart-Scott-Rodino Act.

We and Mitsui have agreed to, upon request by the other, furnish the other with all information concerning itself, its affiliates, directors, officers and shareholders and such other matters as made be reasonably necessary or advisable in connection with this proxy statement or any other statement, filing, notice or application made by or on behalf of us, Mitsui or any respective subsidiaries to any third party and/or governmental entity in connection with the merger and the transactions contemplated by the merger agreement.

Subject to applicable law, we and Mitsui have agreed to promptly furnish the other with copies of notices or other communications between us or Mitsui, as the case may be, or any respective subsidiaries, and any governmental entities or third parties with respect to the transactions contemplated by the merger agreement. We have also agreed to give Mitsui prompt notice of any change, fact or condition that has caused or would reasonably be expected to result in (i) a material adverse on us and our subsidiaries (taken as a whole) effect or (ii) a failure to satisfy any condition to Mitsui’s obligations to consummate the Merger.

Finally, we and Mitsui have agreed not to independently participate in any meeting with any governmental entity with respect to any filings, investigation or other inquiry without consulting with the other party in advance and giving the other party the opportunity to attend and participate in the meeting.

Certain Additional Covenants

Pursuant to the terms of the merger agreement, we, Mitsui and Merger Sub have agreed to certain additional covenants related to the following:

•	sharing of information and access to information relating to us and our subsidiaries;

•	public announcements related to the merger, the merger agreement and the transactions contemplated thereby; and

•	our elimination or minimization of the effects of certain takeover statutes.

Conditions to the Completion of the Merger

Mitsui, Merger Sub and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of ratifying, adopting and approving the merger agreement and the transactions contemplated thereby, including the merger;

•	the waiting period required under the Hart-Scott-Rodino Act must have expired or been terminated and all required approvals (or termination of all applicable waiting periods) under antitrust or other competition laws of Mexico shall have been obtained;

•	other than the filing of the articles of merger in connection with the merger, all other authorizations, consents, orders or approvals of, or declarations, notices, or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement by the Company, Mitsui, and Merger Sub shall have been made or obtained (as the case may be) except those that the failure to make or obtain, individually or in the aggregate, are not reasonably expected to have a material adverse effect on us and our subsidiaries (taken as a whole) or to provide a reasonable basis to conclude that the parties to the merger agreement or any of their affiliates would be subject to risk of criminal sanctions or any of their representatives would be subject to risk of criminal or civil sanctions; and

•	no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any law, rule, regulation, judgment, determination, decree, injunction or other order that restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement.

In addition, Mitsui and Merger Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties regarding capitalization, corporate authority and certain other matters must be true and correct in all material respects (A) as of the date of the merger agreement and (B) as of the closing date of the merger with the same force and effect as if made as of such date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

•	our other representations and warranties must be true and correct (A) as of the date of the merger agreement and (B) as of the closing date of the merger as though made on the closing date (except to the extent that the representation and warranty speaks as of a particular date, in which case the representation and warranty must be true and correct in all respects as of the earlier date), except for failures of such representations and warranties to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us and our subsidiaries, taken as a whole (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties);

•	we must have performed in all material respects all agreements and obligations required to be performed by us under the merger agreement;

•	no suit, action or proceeding by a governmental entity is threatened, instituted or pending that is seeking to (i) enjoin the merger, (ii) prohibit, limit, restrain or impair Mitsui’s ability to own or operate any material portion of Mitsui’s or its subsidiaries or our or our subsidiaries’ assets, operations, businesses, product lines after the effective time of the merger or prohibit, or limit Mitsui or Mitsui & Co., Ltd.’s ability to vote, transfer, receive dividends or exercise full ownership rights with respect to the stock of the company that survives the merger and (iii) no law has been enacted or enforced that is reasonably likely to result in the foregoing;

•	all governmental consents to the merger have been obtained except for those that the failure to obtain, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business and operations of Mitsui & Co., Ltd., Mitsui or us after the closing of the merger or could not reasonably be expected to impair the benefits to Mitsui & Co., Ltd. or Mitsui that are expected to be realized from the consummation of the merger;

•	since the date of the merger agreement, there shall not have occurred any change, event, circumstance or development that has had or would reasonably be expected to have a material adverse effect (as described below) on us and our subsidiaries (taken as a whole);

•	each of Bradford T. Ray and Michael J. Carroll, our Chairman & Chief Executive Officer and President & Chief Operating Officer, respectively, and Stuart N. Ray, President & Chief Operating Officer of Mi-Tech Steel, Inc., a 50/50 joint venture company between us and Mitsui, shall have entered into a five-year employment agreement with Merger Sub, effective as of the effective time of the merger, which agreement will become our obligation following the merger, and that none of Bradford T. Ray’s, Michael J. Carroll’s and Stuart N. Ray’s employment with us will have been terminated prior to the effective date of the merger; and

•	we shall have delivered to Mitsui a statement conforming to the requirements of Section 1.897-2(h) and Section 1.1445-2(c) of the United States Treasury Regulations and the notification to the IRS required under Section 1.897-2(h) of the United States Treasury Regulations.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of Mitsui and Merger Sub contained in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date (except to the extent those representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Mitsui or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement; and

•	Mitsui and Merger Sub must have performed in all material respects all agreements and obligations required to be performed by them under the merger agreement.

Material Adverse Effect

Several of our representations and warranties contained in the merger agreement, and certain conditions to closing and termination rights, are qualified by reference to whether the item in question is reasonably likely to have a “material adverse effect” on us and our subsidiaries (taken as a whole). The merger agreement provides that a “material adverse effect” means, when used in connection with us, a material adverse effect on our and our subsidiaries’, taken as a whole, financial condition, properties, assets, liabilities, business, prospects or results of operations. However, none of the following, in and of itself or themselves, shall constitute a material adverse effect:

•	changes in the economy or financial markets generally in the U.S. or other countries in which we or our subsidiaries conduct material operations; provided, that, such change does not (i) primarily relate only to (or have the effect of primarily relating only to) us and our subsidiaries or (ii) disproportionately adversely affect us and our subsidiaries compared to other companies of similar size operating in the steel processing industry;

•	any loss or threatened loss of, or adverse change in, our or our subsidiaries’ relationship with customers, employees or suppliers caused by the pendency or the announcement of the transactions contemplated by the merger agreement;

•	changes in generally accepted accounting principles after the date of the merger agreement;

•	changes that are the result of factors generally affecting the steel processing industry in the geographic areas in which we and our subsidiaries operate (including the price of raw materials); provided, that, such change does not (i) primarily relate only to (or have the effect of primarily relating only to) us and our subsidiaries or (ii) disproportionately adversely affect us and our subsidiaries compared to other companies of similar size operating in the steel processing industry;

•	a decline in the price of our common stock on the NASDAQ stock market but not including any factors that contribute to such decline;

•	the announcement of the execution of the merger agreement or the performance of the obligations under the merger agreement;

•	the suspension in the trading generally on the NASDAQ stock market;

•	changes in any applicable law, rule or regulation or the application thereof, including the effects of any duties on products of the type manufactured by us and our subsidiaries;

•	the commencement, occurrence, continuation or escalation of any war, armed hostility or acts of terrorism;

•	any failure by us or our subsidiaries to meet any estimates of revenues or earnings for any period ending on or after the date of the merger agreement and prior to the effective time of the merger, provided that this exception shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in or contributed to a material adverse effect; and

•	the effect of not taking actions with respect to our operations between the signing of the merger agreement and the effective time of the merger that we or our subsidiaries are prohibited by the merger agreement from taking and to which Mitsui withholds its consent or approval.

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

Mitsui and we can terminate the merger agreement by mutual written consent of Mitsui and us. Either we or Mitsui may also terminate the merger agreement if:

•	the merger has not been consummated by September 30, 2007;

•	our shareholders do not approve the merger agreement proposal at the special meeting (after giving affect to all adjournments or postponements thereof); or

•	any governmental entity with jurisdiction has enacted a law, rule or regulation or issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting consummation of the merger and such law, rule, regulation, order, decree or ruling has become final and non-appealable;

provided that, no party may terminate the merger agreement pursuant to the three preceding bullet points if it has breached in any material respect its obligations under the merger agreement in any manner that has materially contributed to the failure of a condition to consummation of the merger.

Circumstances Under Which We May Terminate the Merger Agreement

We may terminate the merger agreement if:

•	prior to obtaining shareholder approval, we receive an unsolicited acquisition proposal and:

•	we have materially complied with our covenants in the merger agreement related to considering the unsolicited acquisition proposal;

•	our board of directors determines in good faith that the unsolicited acquisition proposal constitutes a superior acquisition proposal to the merger;

•	we deliver to Mitsui a written notice of our intent to enter into a binding agreement for the superior acquisition proposal, along with a copy of the most recent version of the agreement, at least five business days before entering into the binding agreement;

•	during the five business day period following Mitsui’s receipt of our written notice, we negotiate with Mitsui in good faith with respect to adjustments to the terms and conditions of the merger agreement that Mitsui may propose in response to the superior acquisition proposal;

•	during the five business day period following Mitsui’s receipt of our written notice, our board of directors determines, in good faith after consultation with our financial advisors, that Mitsui has not made an offer that is at least as favorable, from a financial point of view, to our shareholders as the superior acquisition proposal; and

•	prior to termination of the merger agreement, we pay a termination fee of $13,910,759 to Mitsui and, upon receipt of a request from Mitsui, reimburse Mitsui and Merger Sub for up to $1,500,000 of their expenses incurred in connection with the merger agreement; or

•	Mitsui or Merger Sub breach any of Mitsui’s or Merger Sub’s representations or warranties or fail to perform any of Mitsui’s covenants or agreements in the merger agreement or any such representations and warranties become untrue or incorrect after the execution of the merger agreement, such that certain conditions in the merger agreement would not be satisfied and such breach or failure to be true and correct, if curable, is not cured within 30 days following receipt of written notice of such breach or failure or September 30, 2007, whichever is earlier.

Circumstances Under Which Mitsui May Terminate the Merger Agreement

Mitsui may terminate the merger agreement if:

•	our board of directors (i) withholds, withdraws, qualifies or modifies, in a manner adverse to Mitsui, its recommendation that our shareholders vote for the merger agreement proposal or (ii) approves, recommends or otherwise declares advisable any superior acquisition proposal that was not solicited, initiated, encouraged or knowingly facilitated in breach of the merger agreement if the board of directors has determined, in good faith after consultation with outside legal counsel, that such action was necessary in order for the directors to comply with their fiduciary duties under applicable law, other than the merger (see “The Merger Agreement — Limitations on Considering Other Acquisition Proposals” on page 39 for restrictions on our ability to change our recommendation for the special meeting);

•	we fail to take a vote of our shareholders on the merger during the period contemplated in the merger agreement (see “The Merger Agreement — Shareholders’ Meeting” on page 41);

•	a tender offer or exchange offer for outstanding shares of our common stock has been publicly disclosed and (i) our board of directors recommends that our shareholders tender their shares in such tender or exchange offer or (ii) prior to 11 business days after the commencement of such tender or exchange offer our board of directors does not recommend against acceptance of the offer; or

•	we breach any of our representations or warranties, fail to perform any of our covenants or agreements in the merger agreement or any such representations and warranties become untrue or incorrect after the execution of the merger agreement, such that certain conditions in the merger agreement would not be satisfied and such breach or failure to be true and correct, if curable, is not cured within 30 days following receipt of written notice of such breach or failure or September 30, 2007, whichever is earlier.

Effect of Termination

If the merger agreement is terminated, the merger agreement shall become void and of no effect with no liability on the part of us, Mitsui or Merger Sub or their representatives or affiliates, except (i) with respect to willful or intentional material breaches of the merger agreement and (ii) our agreement regarding the payment of a termination fee and expenses in certain circumstances (see the discussion under the captions “Termination Fee” and “Expenses” below) and the confidentiality agreement between us and Mitsui shall survive termination.

Termination Fee

We must pay Mitsui a termination fee of $13,910,759 and reimburse Mitsui for up to $1,500,000 of its and Merger Sub’s expenses in connection with the merger if:

•	we, any of our subsidiaries, or any of our shareholders receive a bona fide acquisition proposal or any person publicly announces an intention (whether or not conditional) to make an acquisition proposal with respect to us or any of our subsidiaries prior to the date of termination of the merger agreement (and such acquisition proposal or publicly announced intention shall not have been publicly withdrawn without qualification not less than 10 business days prior to, with respect to termination pursuant to our failure to obtain shareholder approval of the acquisition proposal, the date of special meeting), thereafter we or Mitsui terminate the merger agreement because the merger is not consummated by September 30, 2007 or we fail to obtain shareholder approval of the acquisition proposal, and we enter into a definitive agreement with respect to an acquisition proposal involving 50% or more of our total voting power or consolidated total assets (an “alternative transaction”) within 12 months after termination of the merger agreement and either:

•	we consummate such alternative transaction; or

•	within 12 months after entering into the definitive agreement related to the alternative transaction we enter into another definitive agreement with respect to another alternative transaction and we consummate that alternative transaction; or

•	Mitsui terminates the merger agreement because:

•	we fail to take a vote of our shareholders on the merger during the period contemplated in the merger agreement;

•	a tender offer or exchange offer for outstanding shares of our common stock has been publicly disclosed and (i) our board of directors recommends that our shareholders tender their shares in such tender or exchange offer or (ii) within 11 business days after the commencement of such tender or exchange offer our board of directors does not recommend against acceptance of the offer;

•	there is a breach by us of any of our representations, warranties, covenants or agreements in the merger agreement or any such representations and warranties become untrue or incorrect after the execution of the merger agreement, such that certain conditions in the merger agreement are not satisfied and such breach or failure to be true and correct, if curable, is not cured within 30 days following receipt of written notice of such breach or failure or before September 30, 2007, whichever is earlier;

•	because our board of directors (i) withholds, withdraws, qualifies or modifies, in a manner adverse to Mitsui, its recommendation that our shareholders vote for the merger agreement proposal or (ii) approves, recommends or otherwise declares advisable any superior acquisition proposal that was not solicited, initiated, encouraged or knowingly facilitated in breach of the merger agreement if the board of directors has determined, in good faith after consultation with outside legal counsel, that such action was necessary in order for the directors to comply with their fiduciary duties under applicable law, other than the merger; or

•	we terminate the merger agreement because our shareholders do not adopt the merger agreement proposal at the special meeting (after giving affect to all adjournments or postponements thereof), and:

•	on or before the date of the special meeting, any event occurs which would give Mitsui the sole right to terminate the merger agreement, and

•	we consummate an alternative transaction or within 12 months after entering into a definitive agreement related to an alternative transaction we enter into another definitive agreement with respect to another alternative transaction and we consummate that alternative transaction; or

•	we terminate the merger agreement prior to obtaining shareholder approval, after receiving an unsolicited acquisition proposal and:

•	we have materially complied with our covenants in the merger agreement related to considering the unsolicited acquisition proposal;

•	our board of directors determines in good faith that the unsolicited acquisition proposal constitutes a superior acquisition proposal to the merger;

•	we deliver to Mitsui a written notice of our intent to enter into a binding agreement for the superior acquisition proposal, along with a copy of the most recent version of the agreement, at least five business days before entering into the binding agreement;

•	during the five business day period following Mitsui’s receipt of our written notice, we negotiate with Mitsui in good faith with respect to adjustments to the terms and conditions of the merger agreement that Mitsui may propose in response to the superior acquisition proposal; and

•	during the five business day period following Mitsui’s receipt of our written notice, our board of directors determines, in good faith after consultation with our financial advisors, that Mitsui has not made an offer that is at least as favorable, from a financial point of view, to our shareholders as the superior acquisition proposal.

Expenses

Regardless of whether the merger is completed, all costs and expenses incurred by the parties in connection with the merger agreement and the merger shall be paid by the party incurring such expenses, except that, in certain circumstances described above in which we must pay Mitsui the termination fee we are also obligated to reimburse Mitsui and Merger Sub up to $1,500,000 for their out-of-pocket expenses incurred in connection with the merger and the merger agreement.

Employee Benefits

Mitsui has agreed (i) to provide our and our subsidiaries’ employees (other than employees who are subject to collective bargaining agreements), through December 31, 2007, with no reduction, in the aggregate, to benefits and compensation opportunities from the benefits and compensation opportunities provided to them immediately prior to the effective time of the merger (but not including any equity-based compensation opportunities) and (ii) that our and our subsidiaries’ employees will receive credit for their service with us and our subsidiaries before the effective time of the merger under the relevant employee benefit plans of Mitsui for purposes of eligibility, vesting and benefit accrual to the same extent as such employees were entitled to such credit under any comparable benefit plan of ours before the effective time of the merger (except (i) to the extent such credit would result in a duplication of accrual of benefits (ii) for purposes of qualifying for subsidized early retirement benefits or (iii) for benefit accrual under defined benefit pension plans). With regard to welfare plans, Mitsui has agreed that such benefit plans will (i) waive all pre-existing condition exclusions with respect to our employees and their dependents to the same extent such exclusions were waived under a comparable plan of ours, and (ii) take into account any eligible expenses incurred by our employees and their dependents for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to them. We have agreed that, if requested by Mitsui, we will (A) amend our benefit plans and those of our subsidiaries to the extent necessary to provide that none of our employees or the employees of our subsidiaries shall participate in those plans following the effective time of the merger and (B) cause our 401(k) Plan to be terminated effective immediately prior to the effective time of the merger.

Indemnification and Insurance

The merger agreement provides that, from and after the effective date of the merger, Mitsui and the surviving corporation will indemnify each of our and our subsidiaries’ present and former directors and officers against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the effective time of the merger, to the fullest extent that we would have been permitted under law and our articles of incorporation, by-laws and contracts in effect on the date of the merger agreement to indemnify, and advance expenses to, such person.

We, or the surviving corporation if we are unable to prior to the effective date of the merger, will obtain, fully pay for and maintain “tail” insurance policies with a claims period of at least six years from and after the effective time of the merger from a carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage that are at least as favorable as our existing policies with respect to matters existing or occurring at or prior to the effective time of the merger. If we or the surviving corporation for any reason fails to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation of the merger will, and Mitsui will cause the surviving corporation to, either (i) continue to maintain in effect for a period of at least six years from and after the effective time the directors’ and officers’ liability insurance and fiduciary liability insurance in place as of the date of the merger agreement with benefits and levels of coverage at least as favorable as provided in our existing policies as of the date of the merger agreement or (ii) use reasonable best efforts to purchase comparable directors’ and officers’ liability insurance and fiduciary liability insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in our existing policies as of the date of the merger agreement (although neither the surviving corporation nor Mitsui will be required to expend more than an amount per year equal to 300% of the current annual premiums paid by us for such insurance).

Amendment and Waiver

The merger agreement may be amended, modified or supplemented by the parties at any time, before or after our shareholder approval has been obtained, subject to applicable law. Any amendment must be in writing.

Any provisions of the merger agreement may be waived only in a writing executed by the party or parties against whom such waiver is asserted by action of such party or parties’ board of directors.

DISSENTERS’ RIGHTS

Kentucky law entitles you to dissent from consummation of the merger and, in lieu of the consideration you would otherwise be entitled to receive pursuant to the merger agreement, receive payment in cash for the fair value of your shares of our common stock following completion of the merger. To exercise your dissenters’ rights, you must strictly comply with the procedures specified in Subtitle 13 of the KBCA. The following discussion is intended as a brief summary of the material provisions of the Kentucky statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect dissenters’ rights. This summary, however, is not a complete statement regarding your dissenters’ rights under Kentucky law and is qualified in its entirety by reference to the text of the relevant provisions of Kentucky law, which are attached to this proxy statement as Annex C. Shareholders intending to exercise dissenters’ rights should carefully review

Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If you are contemplating the possibility of exercising your dissenters’ rights in connection with the merger, you should carefully review the text of the dissenters’ rights statute attached as Annex C, particularly the procedural steps required to perfect dissenters’ rights, which are complex. We also encourage you to consult your legal counsel, at your expense, before attempting to exercise your dissenters’ rights. If you do not fully and precisely satisfy the procedural requirements of Kentucky law, you may lose your dissenters’ rights. If you demand dissenters’ rights under Kentucky law and withdraw or lose (through failure to perfect or otherwise) the right to dissent, then your shares will no longer be dissenting shares and will automatically be converted into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes, at the effective time of the merger. We will not give you any notice of your right to dissent from consummation of the merger other than as described in this proxy statement.

Requirements for Exercising Dissenters’ Rights

To preserve your right if you wish to exercise your statutory dissenters’ rights, you must:

•	deliver to us before the vote is taken at the special meeting regarding the merger agreement and the merger, written notice of your intent to exercise your dissenters’ rights and demand payment for your shares of our common stock if the merger is completed, which notice must be in addition to and separate from your proxy or vote abstaining from or voting against adoption of the merger agreement. Your vote against the merger agreement or abstention or failure to vote alone will not constitute written notice of your intent to exercise your dissenters’ rights;

•	not vote your shares in favor of the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under Kentucky law, which are described below and under the captions “Payment Procedures” and “Judicial Appraisal of Shares.”

If you do not satisfy each of the requirements, you cannot exercise dissenters’ rights and, if the merger agreement is approved by our shareholders and the merger occurs, your shares of our common stock will be converted into the right to receive the merger consideration pursuant to the terms of the merger agreement.

Dissenters’ rights may be asserted either by a shareholder of record or a beneficial owner. A record holder may assert dissenters’ rights as to fewer than all shares registered in his name only if he dissents as to all shares beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. For purposes of determining the rights of such record holder, he will be treated as if the shares to which he dissents and his other shares are registered in the names of different shareholders. A beneficial owner may assert dissenters’ rights as to shares held on his behalf only if he submits to us the record holder’s written consent before or at the time he asserts dissenters’ rights and he does so for all shares that he beneficially owns or over which he has the power to direct the vote.

Vote.  Your shares must either not be voted at the special meeting (including a decision to abstain from voting) or must be voted against the adoption of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting that does not direct how the shares of our common stock represented by that proxy are to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters’ rights. A vote in favor of the adoption of the merger agreement, either by proxy or in person at the special meeting, will constitute a waiver of your dissenters’ rights and will nullify any previously filed written notice of your intent to exercise dissenters’ rights.

Notice.  Written notice of your intent to exercise dissenters’ rights must be filed with us at:

Steel Technologies Inc.
15415 Shelbyville Road
Louisville, Kentucky 40245
Attention: Corporate Secretary

We must receive all written notices before the vote is taken with respect to the merger agreement proposal at the special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of common stock you own, and that you intend to demand cash payment for your shares of our common stock if the merger agreement is approved.

Termination of Dissenters’ Rights.  Your right to obtain payment of the fair value of your shares of our common stock under Subtitle 13 of the KBCA will terminate if:

•	the merger is abandoned or rescinded;

•	a court having jurisdiction permanently enjoins or sets aside the merger;

•	you fail to perfect or otherwise lose your dissenters’ rights; or

•	your demand for payment is withdrawn with our written consent.

Payment Procedures

If the merger agreement is approved by our shareholders, within ten days after the approval, we will send written notice regarding the proper procedures for dissenting to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the merger as described above. The notice will contain:

•	the address where the demand for payment and certificates representing shares of our common stock must be sent and the date by which certificates must be deposited;

•	the date by which your payment demand must be received by us, which date will not be fewer than thirty nor more than sixty days after the date the written notice is delivered to you;

•	a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed merger (February 28, 2007) and requires certification from the person asserting dissenters’ rights of whether or not the person acquired beneficial ownership of our common stock before the date of the first announcement;

•	a copy of Subtitle 13 of the KBCA; and

•	information for holders of uncertificated shares as to what extent transfer of the shares will be restricted after the demand for payment is received.

If you wish to assert dissenters’ rights, you must demand payment, certify whether you acquired beneficial ownership of your shares before February 28, 2007, and deposit your stock certificates representing shares of our common stock within the specified number of days after the notice is given. If you fail to make demand for payment and deposit your stock certificates within the time period set forth in the written notice, you will lose the right to demand payment for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

If we do not consummate the merger within 60 days after the date set for demanding payment, we will return all deposited certificates and release transfer restrictions imposed on uncertificated shares. If after returning the deposited certificates and release transfer restrictions, we wish to consummate the merger, we must send a new dissenters’ notice and repeat the payment demand procedure. If we do not effect the merger and do not return the deposited certificates or release the transfer restrictions on uncertificated shares within 60 days after the date which we had set for demanding payment, you may notify us in writing of your estimate of the fair value of your Steel Technologies common stock plus the amount of interest due and demand payment of your estimated amount.

Except as provided below, as soon as the proposed corporate action is taken or upon receipt by us of your valid demand for payment, we will remit to you, if you complied with the requirements of Kentucky law, the amount we estimate to be the fair value of your common stock, plus accrued interest, and will include the following information with the payment:

•	financial data relating to us, including a balance sheet, an income statement, and a statement of changes in shareholders’ equity as of and for a fiscal year ended not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

•	an explanation of how we estimated the fair value of the shares;

•	an explanation of how we calculated interest due;

•	a statement regarding your right to demand supplemental payment if you believe that the amount paid is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below; and

•	a copy of Subtitle 13 of the KBCA.

For dissenting shareholders who were not the beneficial owners of their shares of our common stock before February 28, 2007, we may withhold payment and instead send a statement setting forth our estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of such dissenting shareholders’ demands for payment. Payment of the fair value of these after-acquired shares may be conditional upon a dissenting shareholder’s waiver of other rights under Subtitle 13 of the KBCA. We will also include in such statement an explanation of how we estimated the fair value of the shares and how the interest was calculated and a notice of the dissenter’s right to demand payment of the dissenter’s estimate of the fair value of the shares and the amount of interest due if such dissenting shareholder believes that the amount offered is less than the fair value of the shares, or that the interest is incorrectly calculated, or under certain other circumstances enumerated in the statute and described below.

Judicial Appraisal of Shares

If you believe the payment we make, or offer to make, is less than the fair value of your shares or believe that the interest due is incorrectly calculated, you may, within 30 days of the payment or offer for payment, notify us in writing, and demand payment of, your estimate of the fair value of your shares and the amount of interest due. You may also demand payment of your estimate of the fair value of the shares if we fail to make payment for your shares within 60 days after the date set for demanding payment or do not effect the merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. If your demand for payment of your own estimate of the fair value of the shares is not settled within 60 days after we receive your demand, Kentucky law requires us to commence a proceeding in Jefferson County Circuit Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If we do not commence the proceeding within the 60-day period, we will pay each dissenter whose demand remains unsettled the amount demanded.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders whose demands remain unsettled and may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for their common stock under the terms of the merger agreement if the merger is consummated. Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under the KBCA. If the court determines that the fair value of the shares plus interest is in excess of any amount remitted by us, then the court will enter a judgment for cash in favor of such dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted. For dissenting shareholders who were not the beneficial owners of their shares of our common stock before February 28, 2007 and for which we withheld payment pursuant to Section 271B.13-270 of the KBCA, the court may enter judgment for the fair value, plus accrued interest, of the dissenting shareholders’ after-acquired shares.

The court will also determine the costs and expenses of the court proceeding and assess them against us, except that the court may assess the costs against all or some of the dissenters whose actions in demanding payment of their own estimates of value are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that we did not substantially comply with the relevant provisions of Sections 271B.13-200 through 271B.13-280 of the KBCA, the court may also assess against us any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith with respect to dissenters’ rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against us, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

For purposes of Kentucky law, fair value means the value of our common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Section 271B.13-020 of the KBCA, you do not have a right, at law or in equity, to challenge the approval of the merger agreement or the consummation of the merger unless the merger is unlawful or fraudulent to the shareholders or to us.

THE ADJOURNMENT PROPOSAL
(Proposal No. 2)

If at the special meeting of shareholders on May 30, 2007, the number of shares of our common stock present or represented and voting in favor of the merger agreement proposal is insufficient to adopt that proposal, under the KBCA proxy holders Bradford T. Ray and Michael J. Carroll intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our shareholders to vote only upon the adjournment proposal, and not the merger agreement proposal.

With respect to the adjournment proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to Messrs. Ray and Carroll to adjourn the special meeting to another time and place, if necessary, for the purpose of soliciting additional proxies. If the shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger agreement proposal to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger agreement proposal.

Vote Required and Board Recommendation

The adjournment proposal requires the approval of a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked “AGAINST” the merger agreement proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of the merger agreement proposal is insufficient to approve that proposal, it is in the best interests of our shareholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of the merger agreement proposal to bring about its approval.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 18, 2007 the names, addresses and holdings with respect to the beneficial ownership of our common stock by:

•	each person or entity known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our current directors and executive officers as a group.

The table shows beneficial ownership in accordance with the rules of the SEC and includes securities over which a named person has or shares voting or investment control (such as securities held by investment funds under his control), as well as securities as to which a named person has the right to acquire voting or investment control within 60 days of April 18, 2007 (such as upon exercise of an option that is currently exercisable or that is scheduled to become exercisable within 60 days of April 18, 2007). Unless otherwise indicated in the table or by footnote:

•	the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws; and

•	the address of each person named in the table is in care of Steel Technologies Inc., 15415 Shelbyville Road, Louisville, Kentucky 40245.

	Number of Shares		Percent of Common
Name of Beneficial Owner	Beneficially Owned(1)		Stock Owned

Royce & Associates, LLC	1,398,100	(2)	10.71%
1414 Avenue of the Americas New York, New York 10019
Dimensional Fund Advisors Inc.	1,105,416	(3)	8.46%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
Merwin J. Ray	532,143	(4)	4.07%
Bradford T. Ray	506,479	(5)	3.88%
Stuart N. Ray	337,205	(6)	2.58%
Michael J. Carroll	115,045	(7)	*
Doug A. Bawel	21,856	(8)	*
Jimmy Dan Conner	19,859	(9)	*
Mark G. Essig	10,966		*
William E. Hellmann	10,172	(10)	*
Andrew J. Payton	13,130		*
Roger D. Shannon	5,000	(11)	*
Brad A. Goranson	28,514	(12)	*
John M. Baumann, Jr.	17,668	(13)	*
All directors and executive officers as a group (12 persons)	1,618,037	(14)	12.39%

*	Less than 1%

(1)	Information with respect to beneficial ownership has been obtained from our shareholder records and from information provided by shareholders.

(2)	Based upon a Schedule 13G, filed on January 26, 2007, with the SEC by Royce & Associates, LLC. Includes 1,398,100 held with sole voting power.

(3)	Based upon an amended Schedule 13G, filed on February 9, 2007, with the SEC by Dimensional Fund Advisors Inc. Includes 1,105,416 shares held with sole voting power.

(4)	Includes 28,844 shares held by Mr. Merwin Ray’s wife.

(5)	Includes 4,985 shares held by Mr. Bradford Ray’s wife, 50,883 shares held by Mr. Ray’s children, and 92,500 shares subject to outstanding options under our stock option plans. Also includes 13,000 unvested shares subject to a previously granted restricted stock award.

(6)	Includes 3,395 shares held by Mr. Stuart Ray’s wife, 49,620 shares held by Mr. Ray’s children, and 10,875 shares subject to outstanding options under our stock option plans. Also includes 5,000 unvested shares subject to a previously granted restricted stock award.

(7)	Includes 1,500 shares held by one of Mr. Carroll’s children. Also includes 20,000 shares subject to outstanding options under our stock option plans and 8,000 unvested shares subject to a previously granted restricted stock award.

(8)	Includes 7,557 shares held by Mr. Bawel’s grandchildren.

(9)	Includes 3,465 shares, the receipt of which has been deferred under our Nonemployee Directors Stock Plan.

(10)	Includes 1,733 shares, the receipt of which has been deferred under our Nonemployee Directors Stock Plan.

(11)	Includes 5,000 unvested shares subject to a previously granted restricted stock award.

(12)	Includes 10,500 shares subject to outstanding options under our stock option plans and 5,000 unvested shares subject to a previously granted restricted stock award.

(13)	Includes 6,700 shares subject to outstanding options under our stock option plans and 5,000 unvested shares subject to a previously granted restricted stock award.

(14)	Includes 140,575 shares subject to outstanding options under our stock option plans, 41,000 unvested shares subject to previously granted restricted stock awards and 5,198 shares, the receipt of which has been deferred under our Nonemployee Directors Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Steel Technologies and affiliates of Mitsui have existing business relationships and have previously engaged in business transactions with one another other than the proposed merger and merger agreement. Additionally, certain of our directors and executive officers will have employment agreements with the surviving corporation following completion of the merger. Those relationships and transactions are discussed below.

Mi-Tech Steel, Inc.

Steel Technologies and Mitsui Steel Holdings Inc., a U.S. subsidiary of Mitsui & Co., Ltd., each own 50% of Mi-Tech Steel, Inc., a corporate joint venture that the two companies formed in 1987 to own and operate high-volume, high quality steel processing facilities to serve Japanese transplant and domestic automotive and appliance parts manufacturers located in the United States. Mitsui & Co., Ltd. provides its commercial expertise with Japanese automotive and appliance producers, while Steel Technologies provides operational, technical service, commercial, purchasing, information technology, legal, human resources and accounting support. Mitsui provides management to support commercial and administrative responsibilities. Services are provided by Steel Technologies to Mi-Tech Steel through a management services agreement. In fiscal 2006, Steel Technologies received $936,000 in fees from Mi-Tech Steel. In fiscal 2006, Mi-Tech Steel reimbursed Mitsui $412,500 for a portion of the salary they paid to Mitsui executives assigned to Mi-Tech Steel.

Mi-Tech Steel opened its first processing facility in December, 1987, in Murfreesboro, Tennessee. This site was strategically selected for its proximity to various automotive and automotive part manufacturers and appliance customers. In January, 1990, Mi-Tech Steel opened a second processing facility in Greensburg,

Indiana, again, strategically located close to various Japanese transplant automotive manufacturers and their associated part suppliers. A third processing facility, with pickling and slitting capabilities, opened in December, 1997, in Decatur, Alabama. The Decatur facility temporarily closed in mid-2001 in anticipation of one of its primary suppliers, a nearby mini-mill, discontinuing its operations. The Decatur, Alabama facility’s slitting section reopened in mid-2003 as a result of the reopening of the nearby mini-mill under new ownership. Since 1999, Mi-Tech Steel has leased a facility in Murfreesboro, Tennessee with cut-to-length capabilities. A fifth steel processing facility was opened in September 2003 in Madison, Mississippi, to facilitate the steel processing requirements of a nearby automobile and appliance production manufacturing facility.

In January 2007, Mi-Tech Steel acquired ownership of Mitsui Auto Steel Canada Inc. in Cambridge, Ontario, from affiliates of Mitsui. The company, established in 1996, is a steel service center, which provides warehousing, inspection, and just-in-time delivery services primarily to Toyota Motor Manufacturing Canada. Following the completion of the integration with Mi-Tech Steel, the company, now Mi-Tech Steel Canada, Ltd., plans to construct a second facility in Woodstock, Ontario, Canada. The new facility is expected to be operational in mid-2008.

Employment Agreements

Bradford T. Ray, Chairman & Chief Executive Officer, and Michael J. Carroll, President & Chief Operating Officer, both of whom are directors and executive officers, and Stuart N. Ray, President & Chief Operating Officer of Mi-Tech Steel, Inc. who is also a director of Steel Technologies, have each agreed in principle to enter into a five-year employment agreement with Merger Sub, effective as of the completion of the merger. Upon the completion of the merger, the employment agreements will become the obligation of our company as a surviving subsidiary of Mitsui. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” on page 26. These executives may have a conflict of interest with respect to evaluating the proposed merger with Mitsui since their continued employment was included by Mitsui as a condition to its obligation to complete the merger. Additionally, although not a condition to Mitsui’s obligation to complete the merger, it is expected that Roger D. Shannon, our Chief Financial Officer & Treasurer, and Brad A. Goranson, our Senior Vice President of Sales, will enter into employment agreements with Merger Sub, effective as of the closing of the merger.

SHAREHOLDER PROPOSALS

We will hold a 2008 annual meeting of our shareholders only if the merger is not completed.

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, any shareholder who intends to submit a proposal at our 2008 annual meeting of shareholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no later than August 14, 2007.

Our bylaws also establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement. If a shareholder intends to submit a proposal at our 2008 annual meeting and the proposal is not intended to be included in our proxy statement relating to such meeting, the shareholder must have given proper notice to our Secretary no earlier than 90 nor later than 60 days before our 2008 annual meeting of shareholders, and provided the information relating to the proposal specified in our bylaws. If a shareholder gives notice of such a proposal after the deadline, the proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at our company’s 2008 annual meeting.

All notices of proposals, whether or not intended to be included in our proxy materials, and requests for copies of our bylaws, should be sent to John M. Baumann, Jr., Secretary, Steel Technologies Inc., 15415 Shelbyville Road, Louisville, Kentucky 40245.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

Mitsui and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that Mitsui and we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, NE, Room 2521
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of The NASDAQ Global Select Market at 1735 K Street, N.W., Washington, D.C. 20006.

Mitsui has supplied all information contained in this proxy statement relating to Mitsui & Co., Ltd., Mitsui and Merger Sub and we have supplied all such information relating to us.

MISCELLANEOUS

Our shareholders should not send in any Steel Technologies stock certificates until they receive transmittal materials from the paying agent. After receiving the transmittal materials, our shareholders of record who have further questions about their stock certificates or the exchange of our common stock for cash should contact the paying agent by calling the telephone number set forth in the transmittal materials.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 25, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to shareholders nor the completion of the merger described in this proxy statement creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
among
STEEL TECHNOLOGIES INC.,
MITSUI & CO. (U.S.A.), INC.
and
BLUEGRASS ACQUISITION, INC.
Dated as of February 28, 2007

A-i

A-ii

EXHIBITS
Exhibit A — Defined Terms	A-38

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of February 28, 2007, among Steel Technologies Inc. (the “Company”), a Kentucky corporation, Mitsui & Co. (U.S.A.), Inc. (“Mitsui USA”), a New York corporation, and Bluegrass Acquisition, Inc. (“Merger Sub”), a Kentucky corporation and wholly owned subsidiary of Mitsui USA. Hereinafter, the Company and Merger Sub are sometimes collectively referred to as the “Constituent Corporations”.

RECITALS

WHEREAS, the respective boards of directors of each of Mitsui USA, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved, adopted and declared advisable this Agreement;

WHEREAS, the board of directors of the Company has determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company’s shareholders; and

WHEREAS, the Company, Mitsui USA and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1.  Certain Definitions.  Defined terms in this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Exhibit A.

1.2.  Construction.  In this Agreement, unless the context otherwise requires:

(a) the table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof;

(b) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(c) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neutral gender and vice versa;

(d) references to Articles, Sections, Exhibits, Schedules, Preamble and Recitals are references to articles, sections, exhibits, schedules, preamble and recitals of this Agreement;

(e) references to “day” or “days” are to calendar days;

(f) references to this “Agreement” shall be construed as a reference to this Agreement and references to any other agreement or document shall be construed as a reference to such other agreement or document, in each case as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(g) “$” and “Dollars” shall refer to lawful money of the United States;

(h) “include”, “includes”, and “including” are deemed to be followed by “without limitation”;

(i) “hereof”, “herein”, “herewith” and “hereunder” and words of similar import, shall be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules which are incorporated into and form part of this Agreement) and not to any particular provision of this Agreement;

(j) references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include subordinate legislation made under the relevant statute or statutory provision;

(k) references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns; and

(l) any reference to “ordinary course” or “ordinary course of business” shall be deemed to mean “ordinary course of business consistent with past practice”.

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in ARTICLE III. The Merger shall have the effects specified in the Kentucky Business Corporation Act (KRS Chapter 271B) (the “KBCA”).

2.2.  Closing.  Unless otherwise mutually agreed between the Company and Mitsui USA, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the third business day (the “Closing Date”) following the day on which the last of the conditions set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

2.3.  Effective Time.  As soon as practicable following the Closing, the Company and Mitsui USA shall cause Articles of Merger (the “Kentucky Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the Commonwealth of Kentucky as provided in Section 271B.11-050 of the KBCA. The Merger shall become effective upon the date and at the time when the Kentucky Articles of Merger have been delivered to and duly filed with the Secretary of State of the Commonwealth of Kentucky or such later time as may be specified as the effective time in the Kentucky Articles of Merger (the “Effective Time”).

ARTICLE III

ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

3.1.  Articles of Incorporation.  At the Effective Time, the articles of incorporation of the Company shall be amended as set out in Exhibit B and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law.

3.2.  By-Laws.  The parties hereto shall take all actions necessary so that the by-laws of the Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE IV

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

4.1.  Directors.  The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

4.2.  Officers.  The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE V

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

5.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration.  Each Share issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Mitsui USA or its Subsidiaries and Shares owned by the Company and its Subsidiaries, and in each case not held on behalf of third parties, and (ii) Shares that are owned by Dissenting Shareholders (each, an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive the Per Share Merger Consideration. At the Effective Time, all the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each certificate formerly representing Shares owned by Dissenting Shareholders shall thereafter represent only the right to receive the payment to which reference is made in Section 5.2(f).

(b) Cancellation of Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 5.2(f).

(c) Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

5.2.  Exchange of Certificates.

(a) Paying Agent.  At or prior to the Closing and for the benefit of holders of Shares, Mitsui USA shall make available or cause to be made available to the Paying Agent immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration pursuant to Section 5.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Mitsui USA; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 5.1(a) shall be promptly returned to the Surviving Corporation.

(b) Exchange Procedures.  Promptly after the Effective Time (and in any event within three business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 5.2(e)) to the Paying Agent, such letter of transmittal to be in such form and to have such other provisions as Mitsui USA and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 5.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in

Section 5.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 5.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 5.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Mitsui USA or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this ARTICLE V, unless such holder or any other Person already shall have received cash in respect of such Shares pursuant to Section 5.2(e).

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE V shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 5.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Mitsui USA, the Paying Agent nor any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Mitsui USA, the posting by such Person of a bond in customary amount and upon such terms as may be required by Mitsui USA as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Dissenters’ Rights.  No Dissenting Shareholder shall be entitled to receive any of the Per Share Merger Consideration for his or her Shares unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the KBCA, and any Dissenting Shareholder shall be entitled to receive only the payment as provided by Sections 271B.13-010 through 271B.13-310 of the KBCA (the “Dissenters’ Rights Statute”) with respect to Shares owned by such Dissenting Shareholder. If any Person who otherwise would be deemed a Dissenting Shareholder shall have failed to perfect properly or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into the right to receive the Per Share Merger Consideration pursuant to Section 5.1(a). The Company shall give Mitsui USA (i) prompt notice of any written demands for payment under the Dissenters’ Rights Statute, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ right to dissent or to receive payment under the Dissenters’ Rights Statute and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for payment under the Dissenters’ Rights Statute. The Company shall not, except with the prior written consent of Mitsui USA, voluntarily make any payment with respect to any demands for payment under the Dissenters’ Rights Statute with respect to any Shares that are owned by Dissenting Shareholders, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights.  Each of Mitsui USA, the Surviving Corporation, the Paying Agent and any Affiliate of Mitsui USA shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options or Company Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent, Mitsui USA or any Affiliate of Mitsui USA, as the case may be, such withheld amounts (i) shall be remitted by Mitsui USA, the Surviving Corporation or the applicable Affiliate of Mitsui USA, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options or Company Awards in respect of which such deduction and withholding was made by the Surviving Corporation, Mitsui USA, or the applicable Affiliate of Mitsui USA, as the case may be.

5.3.  Treatment of Stock Plans.

(a) Treatment of Options.  The Company shall obtain the agreement of each holder of a Company Option that the Company Option shall terminate if not exercised by the Effective Time, or that the Company Option, whether vested or unvested, shall at the Effective Time be cancelled and shall entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, only an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the value of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment.

(b) Company Awards.  At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Compensation and Benefits Plans, other than Company Options (the “Company Awards”), shall be cancelled and shall entitle the holder thereof to receive only an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the value of the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the Company, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Sections 5.3(a) and 5.3(b), including obtaining the acknowledgements of all holders of Company Options to the treatment under Section 5.3(a). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Mitsui USA nor the Surviving Corporation shall be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards after the Effective Time.

5.4.  Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Mitsui USA by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Mitsui USA and Merger Sub that:

6.1. Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Company has made available to Mitsui USA complete and correct copies of the Company’s and its Subsidiaries’ articles of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Section 6.1 of the Company Disclosure Letter contains a correct and complete list of each jurisdiction in which the Company and its Subsidiaries are organized and qualified to do business.

6.2. Capital Structure.

(a) The authorized capital stock of the Company consists of 50,000,000 Shares, of which 13,059,257 Shares were outstanding as of the close of business on February 28, 2007, and 500,000 shares of preferred stock (“Preferred Stock”), no par value per share, of which no shares of Preferred Stock were outstanding as of the close of business on the date hereof. All the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 329,150 Shares reserved for issuance under the Company’s 1995 Stock Option Plan, 2000 Stock Option Plan, 2006 Restricted Stock Plan, 1997 Nonemployee Directors Stock Plan, the 1999 Amended and Restated Nonemployee Directors Stock Plan, and the Second Nonemployee Director Stock Plan and the 77,000 Shares subject to issuance under the 2006 Restricted Stock Plan (the Company’s 1995 Stock Option Plan, 2000 Stock Option Plan, 2006 Restricted Stock Plan, 1997 Nonemployee Directors Stock Plan, the 1999 Amended and Restated Nonemployee Directors Stock Plan, the Second Nonemployee Director Stock Plan and the 2006 Restricted Stock Plan, collectively, the “Stock Plans”) and Shares and shares of preferred stock subject to issuance under the Rights Agreement, dated as of April 24, 1998 (the “Rights Agreement”) between the Company and National City Bank, the Company has no Shares subject to issuance. Section 6.2(a) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock, and any stock appreciation or stock-related rights under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including whether the vesting shall be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above and except for the rights (the “Rights”) that have been issued pursuant to the Rights Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Section 6.2(b) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Mitsui USA or its Affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

(c) Each Company Option (A) was granted in compliance with all applicable Laws and all the terms and conditions of the Stock Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (C) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Company Option, and (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements referred to in Section 6.5(d), respectively.

6.3.  Corporate Authority; Approval; Opinion of Financial Advisor.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, adopted, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption and approval of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and approval and (C) received the opinion of the Company’s financial advisor, CIBC World Markets Corp., to the effect that, as of the date of such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to holders of Shares (other than Parent, Mitsui USA, Merger Sub and their respective Affiliates). It is agreed and understood that such opinion is for the benefit of the Company’s board of directors and may not be relied upon by Mitsui USA or Merger Sub. The board of directors of the Company has taken all action so that Mitsui USA, Merger Sub and their Affiliates shall not be an “interested shareholder” or delayed in or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Sections 271B.12-200 through 271.12-230 of the KBCA) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

6.4.  Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings and/or notices pursuant to Section 2.3, under the HSR Act and under antitrust or other competition Law of Canada, Mexico or other jurisdictions (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time in the manner such business was conducted on the date of this Agreement, except those that the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby shall not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any Contract binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 6.4(a), under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 6.4(b) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts pursuant to which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Mitsui USA or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business.

(d) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

6.5.  Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, shall comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement shall not (other than with respect to any information provided by Mitsui USA and Merger Sub), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act or the rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to affect adversely the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Mitsui USA (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Mitsui USA a summary of all complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, shall fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date of this Agreement, shall fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that shall not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

6.6.  Absence of Certain Changes.  Since September 30, 2006, except as disclosed in filings by the Company with the SEC between September 30, 2006 and February 16, 2007, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(a) any change in the financial condition, properties, assets, liabilities, business, prospects or results of operations or any circumstance, occurrence or development (including any material adverse change with respect to any circumstance, occurrence or development existing on or prior to September 30, 2006) of which management of the Company has knowledge that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(c) other than regular semiannual dividends on Shares of $0.15 per Share, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(d) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(e) (A) any increase in the base, incentive or other compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for required changes due to changes in the law or increases permitted under 6.6(e)(A); or

(f) the entry into any Contract to do any of the foregoing.

6.7.  Litigation and Liabilities.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the executive officers of the Company have knowledge that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, including those relating to environmental and occupational safety and health matters, except, in the case of subsections (i) and (ii) above, to the extent set forth in the Company’s consolidated balance sheets (included in the Company Reports) for the year ended September 30, 2006 and the quarter ended December 31, 2006 and those that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity other than with respect to monetary judgments that have been paid in full.

6.8.  Employee Benefits.

(a) (i) All benefit and compensation plans, contracts, policies or arrangements including “employee benefit plans” within the meaning of Section 3(3) of ERISA and any pension, retirement, welfare, medical, deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans and employment and change in control plans and agreements, (A) covering Employees or current or former directors of the Company or (B) pursuant to which the Company or any of its Subsidiaries would have any liability (“Compensation and Benefit Plans”), other than Non-U.S. Benefit Plans, are listed on Section 6.8(a) of the Company Disclosure Letter, and (ii) each Compensation and Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Compensation and Benefit Plan, and all amendments thereto have been provided to Mitsui USA.

(b) All U.S. Benefit Plans are in substantial compliance with ERISA, the Code and other applicable laws. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is a Pension Plan intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal

Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of any such Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Affiliates has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any Subsidiary of the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or would reasonably be expected to incur a material tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(c) Each Compensation and Benefit Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in a good faith effort to comply in all material respects according to the applicable requirements of Section 409A of the Code.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or shall be required to be filed in connection with the transaction contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(e) All contributions required to be made under each Compensation and Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Compensation and Benefit Plan have been properly accrued and reflected in the financial statements referred to in Section 6.5(d) of this Agreement. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code shall be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(f) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

(g) There is no material pending or, to the knowledge of the Company, threatened litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(h) There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Compensation and Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby shall, except as otherwise provided in Section 5.3, (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Compensation and Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Mitsui USA or any of its Affiliates to merge, amend or terminate any of the Compensation and Benefit Plans or (z) result in payments under any of the Compensation and Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(i) All Non-U.S. Benefit Plans comply in all material respects with applicable local law. All Non-U.S. Benefit Plans are listed on Section 6.8(i) of the Company Disclosure Letter. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.

6.9.  Compliance with Laws; Licenses.  The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Except with respect to regulatory matters covered by Section 8.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. The Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. The Company and its Subsidiaries each has obtained and is in compliance with Licenses necessary to conduct its business as presently conducted, except those the absence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

6.10.  Material Contracts and Government Contracts.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any lease of real or personal property providing for annual rentals of $200,000 or more;

(ii) other than Contracts relating to the purchase of raw materials or the sale of products, in either case in the ordinary course of business, any Contract that is reasonably likely to require either (x) annual payments to or from the Company and its Subsidiaries of more than $300,000 or (y) aggregate payments to or from the Company and its Subsidiaries of more than $700,000;

(iii) any Contract relating to the purchase of raw materials or the sale of products, in either case in the ordinary course of business, that is reasonably likely to require either (x) annual payments to or from the Company and its Subsidiaries of more than $20,000,000 or (y) aggregate payments to or from the Company and its Subsidiaries of more than $20,000,000;

(iv) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest, or any interest valued at more than $400,000 without regard to percentage voting or economic interest;

(v) any Contract (other than Contracts among direct or indirect wholly owned Subsidiaries of the Company) pursuant to which the Company or any of its Subsidiaries incurs indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) in excess of $400,000;

(vi) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(vii) any Contract that (A) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Mitsui USA or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business, (B) requires or would reasonably be expected to require the disposition of any material assets (other than products sold in the ordinary course of business) or line of business of the Company or its Subsidiaries or, after the Effective Time, Mitsui USA or its Affiliates, (C) grants “most favored nation” status that, following the Merger, would apply to Mitsui USA and its Affiliates, including the Company and its Subsidiaries, (D) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights or (E) grants any Person exclusive or similar rights in respect of any services in any line of business or any geographic area with respect to or affecting the Company or its Subsidiaries (or, after the Effective Time, Mitsui USA or its Affiliates);

(viii) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of any other Person;

(ix) except as set forth in or incorporated by reference in the Company Reports filed prior to February 16, 2007, any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning 5% or more of the outstanding Shares;

(x) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business; and

(xi) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $250,000 (the Contracts described in clauses (i) — (xi), together with all exhibits and schedules to such Contracts, the “Material Contracts”).

(b) (i) A copy of each Material Contract has been made available to Mitsui USA and (ii) each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Contract except for such defaults or breaches as would not reasonably be expected to have a Material Adverse Effect.

(c) (i) With respect to each Government Contract, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (x) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with all such representations and certifications; (y) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries that the Company or any such Subsidiary has breached or has violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date of this Agreement pertaining to any Government Contract.

(ii) Except as would not reasonably be expected to have a Material Adverse Effect, (x) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (y) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (z) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

6.11.  Real Property.

(a) Except in any such case as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, with respect to the Owned Real Property, (i) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(b) With respect to the Leased Real Property, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company nor any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred that, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries, to permit termination, modification or acceleration by any third party thereunder, or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Section 6.11(c) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property. Section 6.11(c) of the Company Disclosure Letter sets forth a correct street address or such other information as is reasonably necessary to identify each parcel of Owned Real Property. To the knowledge of the Company, each facility included in the Owned Real Property (including all buildings, structures, and improvements) (i) is, in all material respects, in good operating condition and repair, subject to ordinary wear and tear and (ii) does not require repairs or alterations that are material in nature or cost for its current use. There are no pending or, to the knowledge of the Company, threatened material appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property.

(d) For purposes of this Section 6.11 only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Section 6.11(d) of the Company Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company; (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (e) easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report; and (f) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

6.12.  Takeover Statutes.  No Takeover Statute or any anti-takeover provision in the Company’s articles of incorporation or by-laws is applicable to Mitsui USA, Merger Sub, the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

6.13.  Environmental Matters.  Except for such matters that, alone or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (a) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (b) no property (including soils, groundwater, surface features, buildings and structures) currently or formerly owned or operated by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance in quantities or conditions that would reasonably be expected to result in liability or any corrective or remedial obligations pursuant to any Environmental Law; (c) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any formerly owned or operated property or third party property; (d) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (e) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction, agreement with, or to the knowledge of the Company, investigation by, any Governmental Entity or any indemnity or other agreement with any third party concerning any obligations or liability arising under or relating to any Environmental Law; (f) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any claim, liability, investigation, or cost of or against the Company, or any restriction on the ownership, use, or transfer of any property owned or operated by the Company, pursuant to any Environmental Law; and (g) the Company has made available to Mitsui USA copies of all environmental reports, studies, assessments, sampling data and other environmental documents in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

6.14.  Taxes.

(a) all material Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Company and any of its Subsidiaries (taking into account any extension of time to file), have been or shall be prepared in good faith and timely filed on or before the Closing Date, and all such Tax Returns are or shall be true and complete in all material respects. Other than Taxes incurred in the ordinary course of business, the Company and its Subsidiaries have no liability for unpaid Taxes accruing after the date of the Company’s or its Subsidiaries’ (respectively) latest Tax Returns, other than those which have been accrued on the Company’s or any Subsidiary’s financial statements as of December 31, 2006.

(b) all Taxes shown to be due on the material Tax Returns referred to in clause (a) have been or shall be timely paid in full;

(c) all Specified Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired. For purposes of this clause (c), “Specified Tax Returns” mean only the following material Tax Returns referred to in clause (a) (but excluding all Non-Controlled Subsidiaries Tax Returns): U.S. federal income Tax Returns, Indiana, Ohio Tennessee and Michigan income and franchise Tax Returns, Mexican single federal annual Tax Returns, and any Tax Return showing a tax due of more than $750,000. There are no material audits, examinations, investigations, or other proceedings in respect of Taxes or Tax matters of the Company or any of its Subsidiaries that are pending. Copies of all material Tax Returns of the Company or any of its Subsidiaries have been provided to Mitsui USA;

(d) all deficiencies asserted or assessments made as a result of any examinations of Tax Returns have been paid in full;

(e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending;

(f) no waivers of statutes of limitation have been given by or requested with respect to any material Taxes of the Company or any of its Subsidiaries;

(g) the Company or any of its Subsidiaries shall not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing;

(h) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (other than for Taxes not yet due and payable);

(i) the Company or any of its Subsidiaries have never been members of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. Federal income tax returns, a group of which the Company was the common parent;

(j) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries;

(k) the Company or any of its Subsidiaries have not participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4, and the Company or any of its Subsidiaries have not been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code; and

(l) each of the Company and its Subsidiaries have withheld all material amounts of Taxes (and timely paid to the appropriate governmental authority) from the employees, customers and any other applicable payees for all periods in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons).

(m) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

6.15.  Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other similar material Contract with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice, or that seeks to compel it or them to bargain with any labor union or labor organization. To the knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor organization or trade union to organize any employees of the Company or any of its Subsidiaries, and no demand for recognition as representative of any such employees has been made by or on behalf of any labor organization or trade union within the last three years. There is not now pending or, to the knowledge of the Company, threatened, nor has there been for the past three years any material labor strike, labor dispute, walk-out, work stoppage, slow-down, labor or employee picketing or lockout involving the Company or any of its Subsidiaries. The Company has previously made available to Mitsui USA correct and complete copies of all of the Company Labor Agreements. The consummation of the Merger and the other transactions contemplated by this Agreement shall not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

6.16.  Intellectual Property.

(a) To the knowledge of the Company, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. The Intellectual Property owned by the Company and its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property. To the knowledge of the Company, the Company and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third party during the five-year period immediately preceding the date of this Agreement.

(b) The Company and its Subsidiaries have taken reasonable steps to protect the confidentiality and value of all material Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached by the Company or its Subsidiaries or, to the Company’s knowledge, by the other party to such agreements.

(c) The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use its Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms which have been previously provided to Mitsui USA. The Company and its Subsidiaries do not obtain any material rights to use third party intellectual property pursuant to sublicenses or pursuant to cross-licenses, settlement agreements or other royalty free agreements.

(d) The IT Assets owned, used or held for use by the Company or any of its Subsidiaries operate and perform in all material respects as required by the Company and its Subsidiaries in connection with its business. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets which unauthorized access would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

6.17.  Insurance.  The Company and its Subsidiaries maintain Insurance Policies with reputable insurance carriers, which the Company believes provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.18.  Customers and Suppliers.

(a) As of the date hereof, none of the 12 largest customers of the Company and its Subsidiaries, taken as a whole, by revenue for the fiscal year ended September 30, 2006 (each, a “Top Customer”) has given notice to the Company or any of its Subsidiaries, and the Company has no knowledge, that any such Top Customer intends to materially reduce its purchases of goods or services from the Company and its Subsidiaries, whether or not as a result of the transactions contemplated by this Agreement. Since September 30, 2005, other than returns or rejections in the ordinary course of business, neither the Company nor any of its Subsidiaries has had any material disputes with, and no material claims have been made against the Company or any of its Subsidiaries by, any Top Customer. For the fiscal year ended September 30, 2006, the percentage of the Company’s revenue attributable to Top Customers is set forth on Schedule 6.18(a).

(b) As of the date hereof, none of the 5 largest suppliers of the Company and its Subsidiaries, taken as a whole, by expense for the fiscal year ended September 30, 2006 (each, a “Top Supplier”) has given notice to the Company or any of its Subsidiaries that, and the Company has no knowledge that, any such Top Supplier intends to materially reduce its supply of goods or services to the Company and its Subsidiaries, whether or not as a result of the transactions contemplated by this Agreement. Since September 30, 2005, other than returns or rejections in the ordinary course of business, neither the Company nor any of its Subsidiaries has had any material disputes with, and no material claims have been made against the Company or any of its Subsidiaries by, any Top Supplier. For the fiscal year ended September 30, 2006, the percentage of the Company’s expenses attributable to Top Suppliers is set forth on Schedule 6.18(b).

6.19.  Rights Agreement.  The board of directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby.

6.20.  Forecasts.  The financial forecasts for the Company and its Subsidiaries provided by the Company to Mitsui USA were prepared by the Company’s management in good faith based upon the books and records of the Company and its Subsidiaries and reasonable assumptions.

6.21.  Revenue Sources.  The revenues source comparisons on Schedule 6.21 are true and correct.

6.22.  Canadian Competition Filings.

(a) The transactions contemplated by this Agreement are not subject to pre-merger notification under Part IX of the Competition Act (Canada) on the grounds that the thresholds set out in section 110 of the Competition Act (Canada) are not exceeded.

(b) The Canadian Business is not engaged in any of the sensitive sector activities set out in subsection 14.1(5) of the Investment Canada Act.

6.23.  Affiliate Transactions.  Except as disclosed in the Company Reports filed with the SEC on or before February 16, 2007, there are no material transactions or agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or partner, officer or director of the Company.

6.24.  Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed CIBC World Markets Corp. as its financial advisor. The Company has made available to Mitsui USA a complete and accurate copy of all agreements pursuant to which CIBC World Markets Corp. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF MITSUI USA AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Mitsui USA prior to entering into this Agreement (the “Mitsui USA Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Mitsui USA Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Mitsui USA and Merger Sub each hereby represent and warrant to the Company that:

7.1.  Organization, Good Standing and Qualification.  Each of Mitsui USA and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, individually or in the aggregate, could not reasonably be expected to prevent, materially delay or materially impair the ability of Mitsui USA and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Mitsui USA has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Mitsui USA and the articles of incorporation and by-laws of Merger Sub, each as in effect on the date of this Agreement.

7.2.  Corporate Authority.  Each of Mitsui USA and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Mitsui USA and Merger Sub and is a valid and binding agreement of Mitsui USA and Merger Sub, enforceable against each of Mitsui USA and Merger Sub in accordance with its terms, subject to the

Bankruptcy and Equity Exception. The execution, delivery and performance of this Agreement has been approved and authorized by the shareholders of Merger Sub.

7.3.  Governmental Filings; No Violations; Etc.

(a) Other than the filings and/or notices pursuant to Section 2.3, under the HSR Act and under antitrust or other competition Law of Canada, Mexico or other jurisdictions (the “Mitsui USA Approvals”), no notices, reports or other filings are required to be made by Mitsui & Co., Ltd. (“Parent”), a corporation organized under the Commercial Code of Japan, Mitsui USA or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent, Mitsui USA or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Mitsui USA and Merger Sub and the consummation by Mitsui USA and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain, individually or in the aggregate, could not reasonably be expected to prevent, materially delay or materially impair the ability of Mitsui USA or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Mitsui USA and Merger Sub do not, and the consummation by Mitsui USA and Merger Sub of the Merger and the other transactions contemplated hereby shall not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Mitsui USA or the articles of incorporation or by-laws of Merger Sub or the comparable governing instruments of any of Mitsui USA’s Affiliates, or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any material obligations under or the creation of a Lien on any of the material assets of Mitsui USA or Merger Sub pursuant to, any Contract binding upon Mitsui USA or Merger Sub or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 7.3(a), under any Law to which Mitsui USA or Merger Sub is subject; except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

7.4.  Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of Mitsui USA, threatened against Parent, Mitsui USA or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Mitsui USA and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

7.5.  Available Funds.  Mitsui USA and Merger Sub have available to them, or as of the Effective Time shall have available to them, all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

7.6.  Merger Sub.  Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time shall have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. All of the issued and outstanding stock of Merger Sub is, and at the Effective Time will be, owned as reflected in the preamble to this Agreement.

ARTICLE VIII

COVENANTS

8.1.  Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Mitsui USA shall otherwise agree (which agreement shall not be unreasonably withheld or conditioned), and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and to maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and to keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Mitsui USA may approve (such approval not to be unreasonably withheld or conditioned) or (C) as set forth in Section 8.1 of the Company Disclosure Letter, the Company shall not and shall not permit its Subsidiaries to:

(i) adopt or propose any change in its articles of incorporation or by-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or liquidate completely or partially or otherwise enter into any Contracts imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire assets outside the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $250,000 in any transaction or transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary and other than shares issuable in accordance with existing rights under the Stock Plans as of the date of this Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur any Lien or Liens material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in the aggregate in excess of $250,000;

(vi) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $200,000 in the aggregate other than advances to suppliers in the ordinary course of business consistent with past practice;

(vii) other than the declaration and payment of regular semi-annual dividends on Shares of $0.15 per Share, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect Subsidiary to the Company or to any other direct or indirect Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money (1) incurred in the ordinary course of business consistent with past practices not to exceed $1,000,000 in the aggregate, (2) as described in Section 8.1(a)(ix) of the Company Disclosure Letter or (3) in replacement of existing indebtedness for borrowed money on commercially reasonable terms, (B) guarantees incurred in compliance with this Section 8.1 by the Company of indebtedness of wholly owned Subsidiaries of the Company or (C) interest rate swaps on customary commercial terms consistent with past practice and in compliance with the Company’s risk management policies in effect on the date of this Agreement and not to exceed $1,000,000 of notional debt in the aggregate;

(x) except as set forth in the capital budgets set forth in Section 8.1(a)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure or expenditures in excess of $500,000 in the aggregate during any 12-month period;

(xi) other than in the ordinary course of business, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement (other than as otherwise expressly permitted in this Section 8.1(a));

(xii) make any changes with respect to accounting policies or procedures (including Tax accounting policies and procedures), except as required by changes in applicable GAAP or Regulation S-X promulgated under the Exchange Act;

(xiii) settle any litigation or other proceedings before a Governmental Entity for an amount to be paid by the Company or any of its Subsidiaries in excess of $100,000 (or $200,000 in the aggregate with respect to all such proceedings) or settle any obligation or liability of the Company in excess of $100,000 (or $200,000 in the aggregate with respect to all such obligations or liabilities);

(xiv) other than in the ordinary course of business consistent with past practice, (a) amend or modify in any material respect, or terminate, any Material Contract (other than as expressly permitted by this Section 8.1(a)), or (b) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $100,000 or in the aggregate in excess of $350,000;

(xv) except as required by Law and after prior consultation with Mitsui USA, make any material Tax election, settle or compromise any material Tax liability or file any amended Tax Return;

(xvi) except in the ordinary course of business consistent with past practices, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets (other than obsolete assets), product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries;

(xvii) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 6.8(a) of the Company Disclosure Letter, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (C) establish, adopt, amend or terminate any Compensation and Benefit Plan or any plan, contract, policy or arrangement that would have been a Compensation and Benefit Plan had it been in effect as of the date hereof, or amend the terms of any outstanding equity-based awards except to the extent necessary to comply with Section 5.3(c), (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Compensation and Benefit Plan, to the extent not already provided in any such Compensation and Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Compensation and Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(xviii) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any written communications or formal oral presentations to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Mitsui USA with a copy of the intended communication, Mitsui USA shall have a reasonable period of time to review and comment on the communication, and Mitsui USA and the Company shall cooperate in providing any such mutually agreeable communication.

8.2.  Acquisition Proposals.

(a) No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 8.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 10% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 11.7) and subject to Section 8.2(e); provided, however, such confidentiality agreement need not prohibit the making of one or more Acquisition Proposals; and promptly discloses (and, if applicable, provides copies of) any such information to Mitsui USA to the extent not previously provided to such party; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with Section 8.2(b), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable Law, and (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with the Company’s outside legal counsel and financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) No Change in Recommendation or Alternative Acquisition Agreement.  Neither the board of directors of the Company nor any committee of the board of directors shall:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Mitsui USA, the Company Recommendation with respect to the Merger; or

(ii) except as expressly permitted by, and after compliance with, Section 10.3(a), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 8.2(a) entered into in compliance with Section 8.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or knowingly facilitated in breach of this Agreement (provided that the Company, each of its Subsidiaries and their respective Representatives shall be deemed to have knowledge of the terms of this Agreement), if the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable Law (a “Change of Recommendation”); provided, that no Change of Recommendation may be made until after at least 72 hours following Mitsui USA’s receipt of notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under Section 8.2(e). In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company board of directors shall take into account any changes to the terms of this Agreement proposed by Mitsui USA and any other information provided by Mitsui USA in response to such notice. Any material amendment to any Acquisition Proposal shall be deemed to be a new Acquisition Proposal for purposes of this Section 8.2(a), including with respect to the notice period referred to in Section 8.2(e).

(c) Certain Permitted Disclosure.  Nothing contained in this Section 8.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal.

(d) Existing Discussions.  The Company agrees that it shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it shall take the necessary steps to inform promptly the individuals or entities referred to in the immediately preceding sentence of the obligations undertaken in this Section 8.2 and in the Confidentiality Agreement. The Company also agrees that it shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(e) Notice.  The Company agrees that it shall promptly (and, in any event, within 48 hours) notify Mitsui USA if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Mitsui USA informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

8.3.  Proxy Filing; Information Supplied.  The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within 30 days after the date of this Agreement, the Proxy Statement. The Company agrees, as to itself and Subsidiaries, that (i) the Proxy Statement shall comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement shall, at the date of mailing to shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

8.4.  Shareholders Meeting.  The Company shall take, in accordance with applicable Law and its articles of incorporation and by-laws, all action necessary to convene the Shareholders Meeting as promptly as practicable after the execution of this Agreement, and in any event within 90 days after the date of this Agreement subject to extensions required in order to distribute the Proxy Statement in compliance with the notice requirements under Kentucky law but only to the extent the Company has complied with Sections 8.3, 8.4 and 8.5(a) and shall not postpone of adjourn such meeting except to the extent required by applicable Law; provided, however, that in the event the Company receives an unsolicited bona fide Acquisition Proposal involving 75% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company between May 4, 2007 and May 19, 2007, the Company shall be entitled to a one-time postponement of the Shareholder Meeting to a date not more than 30 days after the receipt of such unsolicited bona fide Acquisition Proposal. Subject to Section 8.2(a), the board of directors of the Company shall recommend such adoption and shall take all lawful action to solicit such approval of this Agreement. In the event that subsequent to the date hereof, the board of directors of the Company determines that this Agreement is no longer advisable and makes a Change of Recommendation, the Company shall nevertheless submit this Agreement to the holders of the Shares for adoption at the Shareholders Meeting (in compliance with Section 271B.11-030 of the KBCA) and to the fullest extent permitted by Law unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting; provided that this sentence shall not require the Company to convene a Shareholders Meeting prior to the time required pursuant to the first sentence of this Section 8.4.

8.5.  Filings; Other Actions; Notification.

(a) Proxy Statement.  The Company shall promptly notify Mitsui USA of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Mitsui USA copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. Each of the Company and Mitsui USA shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Mitsui USA shall cooperate with each other and use (and shall cause their respective Subsidiaries (and Parent, in the case of Mitsui USA) to use and Mitsui USA shall be responsible for any failure of Parent to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, that (i) nothing in this Agreement, including this Section 8.5, shall require, or be construed to require, Mitsui USA or any of its Affiliates to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Mitsui USA, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) of or restriction on, or other impairment of Mitsui USA’s or any of its Affiliate’s ability to own or operate, any such assets, licenses, product lines, businesses or interests therein or Mitsui USA’s or any of its Affiliate’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company, (ii) nothing in this Agreement shall require, or be construed to require, Mitsui USA or any of its Affiliates to take any other action under this Section 8.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger and (iii) nothing in this Agreement, including this Section 8.5(b), shall require Mitsui USA and its Affiliates to make any material payments, other than filing fees required by Law, or provide any other material consideration in connection with any waiver or consent reasonably necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (or to consent to any material payment, other than filing fees required by Law, or provide any other material consideration by the Company or any of its Subsidiaries in connection with such waivers or consents). The Company shall, and Mitsui USA shall cause Parent to, request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, and each party’s independent responsibility and authority to prepare and make their own filing under the HSR Act or antitrust or other competition Laws of Mexico and Canada, Mitsui USA shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Mitsui USA and the Company shall have the right to review in advance and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Mitsui USA or the Company, as the case may be, and any of their respective Subsidiaries or Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Mitsui USA shall act reasonably and as promptly as practicable.

(c) Information.  Subject to applicable Laws, the Company and Mitsui USA each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Mitsui USA, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Status.  Subject to applicable Laws and as required by any Governmental Entity, the Company and Mitsui USA each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Mitsui USA or the Company, as the case may be, or any of their respective Affiliates, from any third party (other than immaterial notices or communications) and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Mitsui USA of any change, fact or condition that has caused or would reasonably be expected to result in (i) a Material Adverse Effect or (ii) a failure to satisfy any condition to Mitsui USA’s obligations to effect the Merger. Neither the Company nor Mitsui USA shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

8.6.  Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Mitsui USA’s officers and other authorized Representatives (including environmental consultants) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Mitsui USA all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 8.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure; provided, further, nothing in this Agreement, including this Section 8.6, shall require the Company and its Affiliates to make any material payments or provide any other material consideration in connection with obtaining such consent or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 8.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

8.7.  Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Mitsui USA and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

8.8.  Publicity.  The Company and Mitsui USA each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

8.9.  Employee Benefits.

(a) During the period commencing at the Effective Time and ending on December 31, 2007, the aggregate level of benefits and compensation opportunities provided to the employees of the Company and its Subsidiaries under the Compensation and Benefit Plans shall not be reduced, except this shall not apply to any equity based compensation. Mitsui USA shall cause any employee benefit plans (including vacation, severance and disability plans) in which the employees of the Company and its Subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting and benefit accrual thereunder (but not (i) for benefit accrual under defined benefit pension plans, (ii) for purposes of qualifying for subsidized early retirement benefits or (iii) to the extent it would result in a duplication of benefits), service by employees of the Company and its Subsidiaries as if such service were with Mitsui USA, to the same extent such service was credited under a comparable Compensation and Benefit Plan. For purposes of each Compensation and Benefit Plan providing medical, dental, drug, vision, life insurance or disability benefits to any employee of the Company or its Subsidiaries, Mitsui USA shall ensure that such benefit plans (i) waive all pre-existing condition exclusions with respect to such employees and their dependents to the same extent such exclusions were waived under a comparable plan of the Company prior to the Effective Time, and (ii) take into account any eligible expenses incurred by such employees and their dependents for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to such employees and their dependents. Notwithstanding the foregoing, nothing contained herein shall (A) be treated as an amendment of any particular Compensation and Benefit Plan, (B) give any third party any right to enforce the provisions of this Section 8.9 or (C) obligate Mitsui USA, the Surviving Corporation or any of their Affiliates to (i) maintain any particular Compensation and Benefit Plan or (ii) retain the employment of any particular employee.

(b) Prior to the Effective Time, if requested by Mitsui USA in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (A) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of the Company and its Subsidiaries shall commence participation therein following the Effective Time and (B) cause the Steel Technologies Inc. Retirement Savings Plan to be terminated effective immediately prior to the Effective Time.

8.10.  Expenses.  Except as otherwise provided in Section 10.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

8.11.  Indemnification; Directors’ and Officers’ Insurance.  (a) From and after the Effective Time, each of Mitsui USA and the Surviving Corporation agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including claims arising out of this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its articles of incorporation, by-laws or any Contract in effect on the date of this Agreement to indemnify such Person (and Mitsui USA or the Surviving Corporation also shall advance expenses as incurred to the fullest extent permitted under applicable Law or articles of incorporation, by-laws or any director indemnification Contracts in effect on the date of this Agreement; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by non-appealable order of a court of competent jurisdiction that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Kentucky law and the Company’s articles of incorporation and by-laws or any director indemnification Contract in effect on the date of this Agreement shall be made by independent counsel selected by the Surviving Corporation and subject to the consent of the Indemnified Party (not to be unreasonably withheld).

(b) Any Indemnified Party wishing to claim indemnification under Section 8.11(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Mitsui USA thereof, but the failure to so notify shall not relieve Mitsui USA or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Mitsui USA or the Surviving Corporation shall have the right to assume the defense thereof and Mitsui USA and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Mitsui USA or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Mitsui USA or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Mitsui USA or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Mitsui USA and the Surviving Corporation shall be obligated pursuant to this Section 8.11(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties shall cooperate in the defense of any such matter; and (iii) Mitsui USA and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that in the case of (i), (ii) and (iii) Mitsui USA and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final by non-appealable order, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Mitsui USA shall cause the Surviving Corporation as of the Effective Time to obtain, fully pay for, and maintain “tail” insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in the Company Disclosure Letter. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Mitsui USA shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Mitsui USA shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, that in no event shall Mitsui USA or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Mitsui USA or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Mitsui USA or the Surviving Corporation shall assume all the obligations set forth in this Section 8.11.

(e) The provisions of this Section 8.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 8.11 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

8.12.  Other Actions by the Company.

(a) Rights.  Prior to the Effective Time, the board of directors of the Company shall take all necessary action to cause the Rights to cease to be outstanding as of the Effective Time and to terminate the Rights Agreement, effective immediately as of the Effective Time, without payment of any consideration in respect thereof other than the redemption price of $0.01 per Right.

(b) Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(c) Section 16 Matters.  Prior to the Effective Time, the Company shall take all actions that are required to cause any dispositions of Shares (and derivative securities with respect to Shares) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(d) Monthly Reporting.  The Company shall provide monthly reports to Mitsui USA on a timely basis summarizing the state of the business, operations and financial condition of the Non-Controlled Subsidiaries.

ARTICLE IX

CONDITIONS

9.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval.  This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the applicable articles of incorporation and by-laws.

(b) Regulatory Consents.

(i) (A) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (B) all required approvals (or the termination of all applicable waiting periods) under antitrust or other competition Laws of Mexico shall have been obtained.

(ii) Other than the filing pursuant to Section 2.3, all other authorizations, consents, orders or approvals of, or declarations, notices, or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Mitsui USA, and Merger Sub shall have been made or obtained (as the case may be) except those that the failure to make or obtain, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would be subject to risk of criminal sanctions or any of their Representatives would be subject to risk of criminal or civil sanctions.

(c) Litigation.  No Order is in effect.

9.2.  Conditions to Obligations of Mitsui USA and Merger Sub.  The obligations of Mitsui USA and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Mitsui USA at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties in Sections 6.2, 6.3, 6.12 and 6.19 (the “Class 1 Representations and Warranties”; all other representations and warranties contained in ARTICLE VI, the “Class 2 Representations and Warranties”) that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the Class 1 Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date). The Class 2 Representations and Warranties shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein) at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such Class 2 Representations and Warranties to be true and correct has not and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (ii) Mitsui USA shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 9.2(a) and the conditions set forth in this Section 9.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Mitsui USA shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 9.2(b) and the conditions set forth in this Section 9.2(b) have been satisfied.

(c) No Restraints.  There shall not be threatened, instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair Mitsui USA’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Mitsui USA or its Subsidiaries (including by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold-separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit Mitsui USA’s or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

(d) Governmental Consents.  Other than the filing pursuant to Section 2.3, all Governmental Consents shall have been made or obtained except those that the failure to make or obtain, individually or in the aggregate, (i) could not reasonably be expected to have a material adverse effect on the business and operations of Parent, Mitsui USA or the Surviving Corporation or (ii) could not reasonably be expected to impair the benefits to Parent or Mitsui USA expected, as of the date of this Agreement, to be realized from consummation of the Merger. All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which could reasonably be expected to have a material adverse effect on Parent, Mitsui USA or the Surviving Corporation or would not reasonably be expected to impair the benefits to Parent or Mitsui USA expected, as of the date of this Agreement, to be realized from consummation of the Merger.

(e) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or would reasonably be expected to have, a Material Adverse Effect.

(f) Employment Agreements.  Other than as a result of the failure of Mitsui USA or its Affiliates to authorize Merger Sub to enter into the Employment Agreements, each Key Employee shall have executed and delivered such Key Employee’s Employment Agreements and no Key Employee’s employment with the Company shall have been terminated.

(g) FIRPTA Matters.  At the Closing, the Company shall deliver to Mitsui USA (in such form as set forth in Exhibit C): (a) a statement conforming to the requirements of Section 1.897-2(h) and Section 1.1445-2(c) of the United States Treasury Regulations; and (b) the notification to the IRS required under Section 1.897-2(h) of the United States Treasury Regulations.

9.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Mitsui USA set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Mitsui USA and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Mitsui USA by an officer of Mitsui USA to the effect that such officer has read this Section 9.3(a) and the conditions set forth in this Section 9.3(a) have been satisfied.

(b) Performance of Obligations of Mitsui USA and Merger Sub.  Each of Mitsui USA and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this

Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Mitsui USA and Merger Sub by an officer of Mitsui USA to the effect that such officer has read this Section 9.3(b) and the conditions set forth in this Section 9.3(b) have been satisfied.

ARTICLE X

TERMINATION

10.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 9.1(a), by mutual written consent of the Company and Mitsui USA by action of their respective boards of directors.

10.2.  Termination by Either Mitsui USA or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Mitsui USA or the Company if (a) the Merger shall not have been consummated by September 30, 2007 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the shareholders of the Company referred to in Section 9.1(a), (b) the adoption of this Agreement by the shareholders of the Company referred to in Section 9.1(a) shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement of the Shareholders Meeting taken in accordance with this Agreement or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 9.1(a)); provided that the right to terminate this Agreement pursuant to this Section 10.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the occurrence of the failure of a condition to the consummation of the Merger.

10.3.  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company is not in material breach of any of the terms of Section 8.2, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Mitsui USA that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Mitsui USA does not make, within five business days following receipt of the Company’s notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (iv) the Company prior to such termination pays to Mitsui USA in immediately available funds any fees required to be paid pursuant to Section 10.5. The Company agrees (x) that it shall not enter into the binding agreement referred to in clause (ii) above until at least the sixth business day after it has provided the notice to Mitsui USA required thereby, (y) to notify Mitsui USA promptly if its intention to enter into the written agreement referred to in its notification and (z) during such five-day period, to negotiate in good faith with Mitsui USA with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Mitsui USA in response to a Superior Proposal, if any;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Mitsui USA or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 9.3(a) or 9.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) 30 days after notice thereof is given by the Company to Mitsui USA and (y) the Termination Date.

10.4.  Termination by Mitsui USA.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Mitsui USA if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) the Company shall have failed to take a vote of shareholders on the Merger prior to the time required by Section 8.4, (c) a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Mitsui USA or an Affiliate of Mitsui USA) and (i) the Company board of directors recommends that the shareholders of the Company tender their shares in such tender or exchange offer or (ii) prior to 11 business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company board of directors fails to recommend unequivocally against acceptance of such offer, (d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 9.2(a) or 9.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by Mitsui USA to the Company and (y) the Termination Date.

10.5.  Effect of Termination and Abandonment.  (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE X, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in this Section 10.5 and the second sentence of Section 11.1 shall survive the termination of this Agreement.

(b) In the event that (i)(A) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries prior to the date of termination of this Agreement (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification not less than 10 business days prior to, with respect to termination pursuant to Section 10.2(b), the date of the Shareholders Meeting), (B) thereafter this Agreement is terminated by either Mitsui USA or the Company pursuant to Section 10.2(a) or 10.2(b), and (C) (1) within 12 months after termination of this Agreement the Company enters into a Contract with respect to an Alternative Transaction and (2) either (x) the Company consummates such Alternative Transaction or (y) (I) within 12 months of the Company entering into such Contract the Company enters into another Contract with respect to an Alternative Transaction and (II) the Company consummates such Alternative Transaction, (ii) this Agreement is terminated (A) (1) by Mitsui USA pursuant to Sections 10.4(b), 10.4(c)(ii) or 10.4(d) or (2) by the Company pursuant to Section 10.2(b) and, in the case of this clause (ii)(A)(2), on or prior to the date of the Shareholders Meeting, any event giving rise to Mitsui USA’s right to terminate under Section 10.4 shall have occurred and (B) (1) within 12 months after termination of this Agreement the Company has entered into a Contract with respect to an Alternative Transaction and (2) either (x) the Company consummates such Alternative Transaction or (y) (I) within 12 months after the Company has entered into such Contract the Company enters into another Contract with respect to an Alternative Transaction and (II) the Company consummates such Alternative Transaction, (iii) this Agreement is terminated by the Company pursuant to Section 10.3(a) or (iv) this Agreement is terminated by Mitsui USA pursuant to Section 10.4(a) or Section 10.4(c)(i), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Mitsui USA a termination fee of $13,910,759 (the “Termination Fee”) (provided that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 10.3) and shall promptly, but in no event later than two days after being notified of such by Mitsui USA, pay all the documented out-of-pocket expenses, including those of the Paying Agent, incurred by Mitsui USA or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1,500,000, in each case payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 10.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Mitsui USA and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 10.5(b), and, in order to obtain such payment, Mitsui USA or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 10.5(b) or any portion of such fee, the Company shall pay to Mitsui USA or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. Subject to the proviso set forth in Section 10.5(a), the parties hereby acknowledge that if a Termination Fee becomes payable and is paid pursuant to Section 10.5(b), the Termination Fee shall be Mitsui USA’s sole and exclusive remedy under this Agreement.

ARTICLE XI

MISCELLANEOUS AND GENERAL

11.1.  Survival.  This ARTICLE XI and the agreements of the Company, Mitsui USA and Merger Sub contained in ARTICLE V and Sections 8.9, 8.10 and 8.11 shall survive the consummation of the Merger. This ARTICLE XI and the agreements of the Company, Mitsui USA and Merger Sub contained in Section 8.10 and Section 10.5 and the Confidentiality Agreement shall survive the termination of this Agreement. No other representations, warranties, covenants and agreements in this Agreement shall survive the consummation of the Merger or the termination of this Agreement.

11.2.  Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Mitsui USA and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law except as otherwise specifically provided in Section 11.1.

11.3.  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

11.4.  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Any signature page delivered by facsimile or email shall be binding to the same extent as an original.

11.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.  (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES, it being understood that the Merger is being effected pursuant to the Laws of the Commonwealth of Kentucky and shall have the effect provided by the Laws of the Commonwealth of Kentucky. The parties hereby irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located in the Southern District of New York and state courts located in New York County solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to any action, suit or proceeding with respect to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity.

11.6.  Notices.  All notices and communications hereunder shall be deemed to have been duly given and made only if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile or email, provided that the facsimile or email is promptly confirmed by telephone, return facsimile or email confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

If to Mitsui USA or Merger Sub:

Mitsui & Co. (U.S.A.), Inc.
200 Park Avenue,
New York, NY 10014
fax: (212) 878-0992
attn: Nobuhiko Tomishima

with a copy to

Sullivan & Cromwell LLP,
125 Broad Street,
New York, NY 10004
fax: (212) 558-3588
email: mannc@sullcrom.com
attn:  Christopher L. Mann

If to the Company:

Steel Technologies Inc.,
15415 Shelbyville Road,
Louisville, KY 40245.
fax: (502) 245-0542

attn:	Michael J. Carroll
John Baumann

with copies to:

Frost Brown Todd LLC,
400 West Market Street,
Floor 32,
Louisville, KY 40202-3363.
fax: (502) 581-1087
email: eglasscock@fbtlaw.com

attn:	C. Edward Glasscock
David L. Beckman, Jr.

And

Stites & Harbison PLLC
400 West Market Street,
Suite 1800
Louisville, KY 40202-3352
fax:  (502) 587-6391
email: cbradley@stites.com
attn:  C. Craig Bradley, Jr.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

11.7.  Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Mitsui USA Disclosure Letter and the Confidentiality Agreement, dated October 21, 2005, amended as of the date hereof (the “Confidentiality Agreement”), between Mitsui USA and the Company constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof; it being understood that the Exclusivity Agreement, dated January 23, 2007, among Mitsui USA, Parent and the Company shall be immediately terminated and shall become void and of no effect.

11.8.  No Third Party Beneficiaries.  Except as provided in Section 8.11 only, Mitsui USA and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 8.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.9.  Obligations of Mitsui USA and of the Company.  Whenever this Agreement requires a Subsidiary of Mitsui USA to take any action, such requirement shall be deemed to include an undertaking on the part of Mitsui USA to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to use its reasonable best efforts to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to use its reasonable best efforts to cause such Subsidiary to take such action; it being understood that, for the avoidance of doubt, such undertaking shall only require the Company or the Surviving Corporation, as applicable, to use its equity or other governance or management rights with respect to any Non-Controlled Subsidiary to cause such Non-Controlled Subsidiary to take such action.

11.10.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

11.11.  Construction.

(a) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b) Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

11.12.  Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Mitsui USA may designate, by written notice to the Company, another direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

11.13.  Non-Controlled Subsidiary Representations.  Any representations or warranties of the Company set forth in the Sections 6.4 (other than 6.4(b)(A)), 6.6(b), 6.6(e) and 6.6(f), 6.8(a)(ii), 6.10 (other than 6.10(a) and 6.10(b)(i)), 6.11, 6.14 or 6.16(d) with respect to the Non-Controlled Subsidiaries shall be only to the knowledge of the Company. Any representations or warranties of the Company set forth in the last sentence of 6.1, the last sentence of 6.4(b), the first two sentences of Section 6.11(c), the last sentence of Section 6.14(c) or Sections 6.3, 6.5, 6.8(a) (other than 6.8(a)(ii)), 6.10(a), 6.10(b)(i) or 6.19 shall not apply with respect to the Non-Controlled Subsidiaries. Any Contracts of the Non-Controlled Subsidiaries that would be responsive to Section 6.10(a) if such representation applied to the Non-Controlled Subsidiaries shall be deemed Material Contracts.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

STEEL TECHNOLOGIES INC.

By:	/s/ Bradford T. Ray
Name: Bradford T. Ray
Title:   Chairman & CEO

MITSUI & CO. (U.S.A.), Inc.

By:	/s/ Ichizo Kutsukake
Name: Ichizo Kutsukake
Title:   Senior Vice President

BLUEGRASS ACQUISITION, INC.

By:	/s/ Nobuhiko Tomishima
Name: Nobuhiko Tomishima
Title:   Vice President and Secretary

EXHIBIT A

DEFINED TERMS

“Acquisition Proposal” means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of related transactions involving the Company or any Significant Subsidiary or (ii) any other direct or indirect acquisition involving 10% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or 10% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Alternative Acquisition Agreement” has the meaning set forth in Section 8.2(b)(ii).

“Alternative Transaction” means an Acquisition Proposal (substituting “50%” for “10%” in the definition thereof) or proposals or offers that in the aggregate would if a single proposal or offer constitute an Acquisition Proposal (substituting “50%” for “10%” in the definition thereof).

“Applicable Date” means September 30, 2003.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 6.3(a).

“business day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are generally required or authorized to close in The City of New York.

“By-Laws” has the meaning set forth in Section 3.2.

“Canadian Business” means the business of Mi-Tech Steel Canada, Ltd. and Kasle Steel of Canada, Ltd.

“Change of Recommendation” has the meaning set forth in Section 8.2(b).

“Certificate” has the meaning set forth in Section 5.1(a).

“Charter” has the meaning set forth in Section 3.1.

“Class 1 Representations and Warranties” has the meaning set forth in Section 9.2(a).

“Class 2 Representations and Warranties” has the meaning set forth in Section 9.2(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 6.4(a).

“Company Awards” has the meaning set forth in Section 5.3(b).

“Company Disclosure Letter” has the meaning set forth in ARTICLE VI.

“Company Labor Agreements” means labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound.

“Company Option” means each outstanding option to purchase Shares under the Stock Plans.

“Company Recommendation” has the meaning set forth in Section 6.3(b).

“Company Reports” has the meaning set forth in Section 6.5(a).

“Company Requisite Vote” has the meaning set forth in Section 6.3(a).

“Compensation and Benefit Plans” has the meaning set forth in Section 6.8(a).

“Confidentiality Agreement” has the meaning set forth in Section 11.7.

“Constituent Corporations” has the meaning set forth in the Preamble.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other legally binding obligation.

“Costs” has the meaning set forth in Section 8.11(a).

“Dissenters’ Rights Statute” has the meaning set forth in Section 5.2(f).

“Dissenting Shareholders” means shareholders who are entitled to dissent from corporate action under Section 271B.13-020 of the KBCA and who exercise that right when and in the manner required by Subtitle 13 of the KBCA and do not thereafter lose or withdraw the right to dissent.

“D&O Insurance” has the meaning set forth in Section 8.11(c).

“Effective Time” has the meaning set forth in Section 2.3.

“Employees” means current or former employees of the Company and its Subsidiaries.

“Employment Agreement” means the Employment Agreement to be entered into between the Merger Sub and the Key Employees in the form attached as Appendix A to the Company Disclosure Letter.

“Encumbrance” has the meaning set forth in Section 6.11(d).

“Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or requirement of any Governmental Entity relating to: (A) the protection of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 6.8(d).

“ERISA Plan” has the meaning set forth in Section 6.8(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 5.2(a).

“Excluded Share” has the meaning set forth in Section 5.1(a).

“Excluded Shares” has the meaning set forth in Section 5.1(a).

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

“Governmental Consents” means all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Mitsui USA and Merger Sub.

“Governmental Entity” any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Hazardous Substance” means any substance that is: (A) listed, classified or defined as hazardous, toxic or dangerous, or as a pollutant or contaminant, or otherwise regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or radon.

“HSR Act” has the meaning set forth in Section 6.2(b).

“Indemnified Parties” has the meaning set forth in Section 8.11(a).

“Insurance Policies” means all material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) Trade Secrets; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“KBCA” has the meaning set forth in Section 2.1.

“Kentucky Articles of Merger” has the meaning set forth in Section 2.3.

“Key Employee” means Bradford T. Ray, Michael J. Carroll and Stuart N. Ray.

“knowledge of the Company” means the actual knowledge of Bradford T. Ray, Stuart N. Ray, Michael J. Carroll, Roger D. Shannon, and John M. Baumann, Brad A. Goranson (with respect to Sections 6.9 and 6.18), William C. Merrick (with respect to Sections 6.9 and 6.14), and Anthony Adams (with respect to Sections 6.9 and 6.13), other than any knowledge obtained as a result of Mitsui USA or its representatives informing such individual following the date hereof.

“Laws” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Leased Real Property” means the real property leased or subleased to the Company or its Subsidiaries.

“Licenses” means all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Lien” has the meaning set forth in Section 6.2(a).

“Material Adverse Effect” means a material adverse effect on the financial condition, properties, assets, liabilities, business, prospects or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect: (A) changes in the economy or financial markets generally in the United States or other countries in which the Company or its Subsidiaries conduct material operations; (B) any loss or threatened loss of, or adverse change in, the relationship of the Company or its Subsidiaries with its customers, employees or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement; (C) changes in GAAP after the date of this Agreement; (D) changes that are the result of factors generally affecting the steel processing industry in the geographic areas in which the Company and its Subsidiaries operate (including the price of raw materials); (E) a decline in the price of the Company’s common stock on NASDAQ but not including any factors that contribute to such decline; (F) the announcement of the execution of this Agreement or the performance of the obligations under this Agreement; (G) the suspension in the trading generally on NASDAQ; (H) changes in any applicable Law, rule or regulation or the application thereof, including the effects of any duties on products of the type manufactured by the Company and its Subsidiaries; (I) the commencement, occurrence, continuation or escalation of any war, armed hostility or acts of terrorism; (J) any failure by the Company or its Subsidiaries to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in or contributed to a Material Adverse Effect; and (K)the effect of not taking actions requested to be taken under Section 8.1 to which Mitsui USA withholds its consent or approval; provided, further, that, with respect to clauses (A) and (D) such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the steel processing industry.

“Material Contracts” has the meaning set forth in Section 6.10(a)(xi).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Mitsui USA” has the meaning set forth in the Preamble.

“Mitsui USA Approvals” has the meaning set forth in Section 7.3(a).

“Mitsui USA Disclosure Letter” has the meaning set forth in ARTICLE VII.

“Multiemployer Plan” means each “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” means the Nasdaq Stock Market.

“Non-U.S. Benefit Plans” means all Compensation and Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States.

“Non-Controlled Subsidiary” means RSDC of Michigan L.L.C., Ferrolux Metals Co. LLC, Delaco-Kasle LLC and Kasle Metal Processing, LLC.

“Order” means any Law (whether temporary, preliminary or permanent) that any court or other Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered that effects, restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

“Owned Real Property” means the real property owned by the Company or its Subsidiaries.

“Paying Agent” means a paying agent selected by Mitsui USA and the Company.

“Parent” has the meaning set forth in Section 7.3(a).

“PBGC” has the meaning set forth in Section 6.8(d).

“Pension Plan” means each ERISA Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

“Per Share Merger Consideration” means $30.00 per Share.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Preferred Stock” has the meaning set forth in Section 6.2(a).

“Proxy Statement” means the proxy statement in preliminary form relating to the Shareholders Meeting, including any amendment or supplement thereto.

“Representatives” has the meaning set forth in Section 8.2(a).

“Rights” has the meaning set forth in Section 6.2(a).

“Rights Agreement” has the meaning set forth in Section 6.2(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share” means each share of the common stock, no par value per share, of the Company.

“Shareholders Meeting” means the meeting of holders of Shares to consider and vote upon the approval of this Agreement.

“Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Specified Tax Returns” has the meaning set forth in Section 6.14(c).

“Stock Plans” has the meaning set forth in Section 6.2(a).

“Subsidiary” means, with respect to any Person, any other Person of which at least 40% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving 75% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 8.2(b) of this Agreement pursuant to Section 8.2(b) and the time likely to be required to consummate such Acquisition Proposal).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other similar anti-takeover statute or regulation, including Sections 271B.12-200 through 271B.12-220 of the KBCA.

“Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, windfall, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, license, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest, penalties and additions in respect of such interest, penalties and additions.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Termination Date” has the meaning set forth in Section 10.2.

“Termination Fee” has the meaning set forth in Section 10.5(b).

“Top Customer” has the meaning set forth in Section 6.18(a).

“Top Supplier” has the meaning set forth in Section 6.18(b).

“Trade Secrets” means confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“U.S. Benefit Plans” means all Compensation and Benefit Plans, other than Multiemployer Plans and Non-U.S. Benefit Plans.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

Annex B

[LETTERHEAD OF CIBC WORLD MARKETS CORP.]

February 28, 2007

The Board of Directors
Steel Technologies Inc.
15415 Shelbyville Road
Louisville, Kentucky 40245

Members of the Board:

You have asked CIBC World Markets Corp. (“CIBC World Markets”) to render a written opinion (“Opinion”) to the Board of Directors of Steel Technologies Inc. (“Steel Technologies”) as to the fairness, from a financial point of view, to the holders of the common stock of Steel Technologies (other than Mitsui & Co. (U.S.A.), Inc. (“Mitsui USA”), Mitsui & Co., Ltd., the parent company of Mitsui USA (together with Mitsui USA, “Mitsui”), Bluegrass Acquisition, Inc., a wholly owned subsidiary of Mitsui USA (“Merger Sub”), and their respective affiliates) of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of February 28, 2007 (the “Merger Agreement”), among Steel Technologies, Mitsui USA and Merger Sub. As more fully described in the Merger Agreement, Merger Sub will be merged with and into Steel Technologies (the “Merger”) pursuant to which each outstanding share of the common stock, no par value, of Steel Technologies (“Steel Technologies Common Stock”) will be converted into the right to receive $30.00 in cash (the “Merger Consideration”).

In arriving at our Opinion, we:

(a) reviewed the Merger Agreement;

(b) reviewed audited financial statements of Steel Technologies for fiscal years ended September 30, 2004, September 30, 2005 and September 30, 2006 and unaudited financial statements of Steel Technologies for the three months ended December 31, 2006, and also reviewed certain financial information relating to certain joint ventures in which Steel Technologies has an interest;

(c) reviewed financial forecasts and estimates relating to Steel Technologies which were prepared by the management of Steel Technologies;

(d) held discussions with the senior management of Steel Technologies with respect to the business and prospects of Steel Technologies;

(e) reviewed historical market prices and trading volumes for Steel Technologies Common Stock;

(f) reviewed and analyzed certain publicly available financial data for companies that we deemed generally comparable to Steel Technologies;

The Board of Directors
Steel Technologies Inc.
February 28, 2007

(g) reviewed and analyzed certain publicly available information for transactions that we deemed relevant in evaluating the Merger;

(h) reviewed and analyzed the premiums paid, based on publicly available information, in merger and acquisition transactions we deemed relevant in evaluating the Merger;

(i) analyzed the estimated present value of the future cash flows of Steel Technologies based on financial forecasts and estimates prepared by the management of Steel Technologies;

(j) reviewed other public information concerning Steel Technologies; and

(k) performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Steel Technologies and its employees, representatives and affiliates or otherwise reviewed by us. With respect to the financial forecasts and estimates relating to Steel Technologies referred to above, we have assumed, at the direction of the management of Steel Technologies, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Steel Technologies as to the future financial condition and operating results of Steel Technologies. We have assumed, with the consent of Steel Technologies, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals and consents with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Steel Technologies or the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Steel Technologies. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Steel Technologies. We express no view as to, and our Opinion does not address, any terms or other aspects of the Merger (other than the Merger Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Steel Technologies to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Steel Technologies or the effect of any other transaction in which Steel Technologies might engage. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Steel Technologies. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

The Board of Directors
Steel Technologies Inc.
February 28, 2007

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Steel Technologies in connection with the Merger and will receive a fee for our services, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Merger. We and our affiliates in the past have provided services to Steel Technologies unrelated to the Merger, for which services we and our affiliates have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Steel Technologies and Mitsui & Co., Ltd. for our and their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Steel Technologies Common Stock (other than Mitsui, Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders. This Opinion is for the use of the Board of Directors of Steel Technologies in its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

/s/  CIBC World Markets Corp.
CIBC WORLD MARKETS CORP.

Annex C

Subtitle 13 of the Kentucky Business Corporation Act

SUBTITLE 13.  DISSENTERS’ RIGHTS

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

271B.13-010. Definitions for subtitle.

As used in this subtitle:

(1) “Corporation” means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, “corporation” shall mean the surviving corporation.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), “fair value” shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

271B.13-020. Right to dissent.

(1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party:

1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

(e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

(f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

271B.13-030. Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

271B.13-200. Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders’ meeting upon request of that shareholder.

(2) If corporate action creating dissenters’ rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in KRS 271B.13-220.

271B.13-210. Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Shall not vote his shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220. Dissenters’ notice.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

(2) The dissenters’ notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this subtitle.

271B.13-230. Duty to demand payment.

(1) A shareholder who is sent a dissenters’ notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240. Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

271B.13-250. Payment.

(1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(2) The payment shall be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated; and

(d) A statement of the dissenter’s right to demand payment under KRS 271B.13-280.

271B.13-260. Failure to take action.

(1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270. After-acquired shares.

(1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under KRS 271B.13-280.

271B.13-280. Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation’s offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

(a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

JUDICIAL APPRAISAL OF SHARES

271B.13-300. Court action.

(1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the Circuit Court of the county where a corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding shall be entitled to judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

271B.13-310. Court costs and counsel fees.

(1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PROXY
This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Bradford T. Ray and Michael J. Carroll, and each of them, as proxies, with full power of substitution, and authorizes them, and each of them, to vote and act with respect to all shares of common stock of Steel Technologies Inc. which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on Wednesday, May 30, 2007 at 9:00 A.M., local time, at the Louisville Marriott East, 1903 Embassy Square Boulevard (I-64 and Hurstbourne Lane), Louisville, Kentucky 40299, and at any and all adjournments within 120 days thereof.

Dated: _ _, 2007

Signature

Signature

Name (s) should be signed exactly as shown to the left hereof. Title should be added if signing as executor, administrator, trustee, etc.

PLEASE DATE, SIGN AND RETURN THIS PROXY
PROMPTLY IN THE ACCOMPANYING ENVELOPE.

The proxies shall vote such shares as specified herein. If a choice is not specified, they shall vote in favor of both proposals 1 and 2.

The Board of Directors recommends a vote “FOR” each of the following proposals:

1.	PROPOSAL TO RATIFY, ADOPT AND APPROVE THE MERGER AGREEMENT DATED FEBRUARY 28, 2007

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE